          As filed with the Securities and Exchange Commission on ______________
                                                   Registration No. 333-________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            KILLBUCK BANCSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       OHIO                                           6710                                34-1700284
     --------                                      ---------                              ----------
(State or Other Jurisdiction                (Primary Standard Industrial                (IRS Employer
of Incorporation or Organization)           Classification Code Number)                 Identification No.)


                               165 N. MAIN STREET
                              KILLBUCK, OHIO 44637
                                 (330) 276-4881

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
         LUTHER E. PROPER                         COPIES OF COMMUNICATIONS TO:
         PRESIDENT                                MARTIN D. WERNER, ESQ.
         KILLBUCK BANCSHARES, INC.                WERNER & BLANK CO., L.P.A.
         165 N. MAIN                              7205 W. CENTRAL AVENUE
         KILLBUCK, OHIO  44637                    TOLEDO, OHIO, 43617
         (330) 276-4881                           (419) 841-8051

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:

   AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

                                               Proposed Maximum     Proposed Maximum
Class of Securities         Amount to           Offering Price     Aggregate Offering            Amount of
 to be Registered         be Registered          Per Share(1)           Price(1)            Registration Fee(1)
Common Stock,
no par value              43,602               $33.0624971331      $1,441,591              $425.27


(1) The registration fee has been computed pursuant to Rule 457(f)(2) and (3) based on the aggregate book value of all the outstanding shares of Common Stock, no par value, of Commercial and Savings Bank Co., as of June 30, 1998. The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         COMMERCIAL AND SAVINGS BANK CO.

                                701 S. Market St.
                              Danville, Ohio 43014

                                   ----------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be Held on _____________

         Notice is hereby given that the Special Meeting of Shareholders (the "Meeting") of Commercial and Savings Bank Co. ("Commercial" or the "Company") will be held at the ___________, Danville, Ohio 43014 on _________ at _______
p.m.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

                  1. A proposal to: (i) adopt, pursuant to Sections 1701.78 and 1701.831 of the Ohio Revised Code, an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization"), dated April 13, 1998, by and between Commercial and Killbuck Bancshares, Inc. ("Killbuck"), a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A. As more fully described in the Proxy Statement-Prospectus, the Agreement and Plan of Reorganization provides for the Merger of Commercial with and into The Killbuck Savings Bank Co. ("Killbuck Bank"), with Killbuck Bank surviving the transaction. Pursuant to the Agreement and Plan of Reorganization, all of the outstanding common shares of Commercial will be converted into common shares of Killbuck in accordance with the terms of the Agreement and Plan of Reorganization, and (ii) approve the transaction under the provisions of the Ohio Control Share Acquisition Statute.

                  2. Such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Notice is also given that Commercial shareholders have the right to dissent and demand an appraisal of the value of their common shares in the event the Agreement and Plan of Reorganization is adopted and the merger consummated. The right of any dissenting shareholder to receive the value of his common shares through the statutory appraisal process is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the Ohio General Corporation Law, the relevant portions of which are attached as Appendix C to the accompanying Proxy Statement-Prospectus.

         Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Shareholders of record at the close of business on __________ will be entitled to vote at the Meeting, and any adjournments thereof. A complete list of shareholders entitled to vote at the Meeting will be available at the Meeting.

         You are requested to complete and sign the enclosed Form of Proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy.

                                By Order of the Board of Directors


                                Robert K. Wagner,
                                President, Chief Executive Officer and Director
Danville, Ohio

--------------------

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE KILLBUCK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS
                         COMMERCIAL AND SAVINGS BANK CO.
                                701 S. MARKET ST.
                              DANVILLE, OHIO 43014

                                   --------

                                   PROSPECTUS
                            KILLBUCK BANCSHARES, INC.
                                  COMMON STOCK

                                   --------

         This Prospectus of Killbuck Bancshares, Inc. ("Killbuck") relates to the common shares of Killbuck ("Killbuck Common Stock") issuable to the shareholders of Commercial and Savings Bank Co. ("Commercial") upon consummation of the proposed merger of The Killbuck Savings Bank Co. ("Killbuck Bank") and Commercial (the "Merger"). Killbuck Bank and Commercial have entered into a Agreement and Plan of Reorganization dated April 13, 1998, (the "Agreement"). The Agreement is attached as Appendix A and incorporated herein by reference.

         THIS PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF COMMERCIAL ("PROXY STATEMENT-PROSPECTUS") FOR ITS SPECIAL MEETING OF SHAREHOLDERS (THE "SPECIAL MEETING") TO BE HELD ON ________________. SEE "MEETING INFORMATION."

         If the proposed Merger is consummated, the shareholders of Commercial will receive shares of Killbuck Common Stock in exchange for their common shares of Commercial (the "Commercial Common Stock") held by them on the effective date of the Merger as set forth in the Agreement. Pursuant to the terms of the Agreement, shareholders of Commercial will exchange each share of Commercial Common Stock held by them on the effective date of the Merger for 2.1585 shares of Killbuck Common.

         The Merger is intended to be tax-deferred to Commercial shareholders for federal income tax purposes. For a more complete description of the Agreement and terms of the Merger see "The PROPOSED MERGER."

         This Proxy Statement-Prospectus and form of Proxy are first being mailed to shareholders of Commercial on or about _____________.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

      The date of this Proxy Statement-Prospectus is ____________________.

                                TABLE OF CONTENTS
                                                                        Page

AVAILABLE INFORMATION                                                     6

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                           6

COMPLIANCE WITH THE OHIO CONTROL SHARE ACQUISITION STATUTE                6

SUMMARY                                                                   7
 The Companies                                                            8
 Proposed Merger                                                          8
 Special Meeting Information                                              8
 Vote Required                                                            8
 Reasons for the Merger; Recommendations of the Boards of Directors       9
 Opinion of Financial Advisor                                             9
 Effect on Commercial Shareholders                                        9
 Dissenters' Rights                                                       9
 Certain Federal Income Tax Consequences                                  9
 Accounting Treatment                                                    10
 Effective Time of the Merger                                            10
 Conditions to the Merger; Regulatory Approval                           10
 Dividends                                                               10
 Termination, Amendment and Waiver                                       10
 Interests of Certain Persons in the Merger                              11
 Resales of Killbuck Common Stock by Affiliates                          11
 Markets and Market Prices                                               11
 Selected Financial Data                                                 12
 Comparative Per Share Data                                              14

MEETING INFORMATION                                                      15
 General                                                                 15
 Date, Place and Time                                                    15
 Record Date                                                             15
 Votes Required                                                          15
 Voting and Revocation of Proxies                                        15
 Solicitation of Proxies                                                 16

PROPOSED MERGER                                                          16
 Background and Reasons for the Merger                                   16
 Recommendation of the Commercial Board of Directors                     17
 Opinion of Commercial's Financial Advisor                               17
 Terms of the Merger                                                     21
 Effective Time of the Merger                                            21
 Surrender of Commercial Certificates                                    21
 Conditions to the Merger                                                22
 Regulatory Approval                                                     22
 Conduct of Business Pending the Merger                                  23
 Dividends                                                               23
 Termination, Amendment and Waiver                                       24
 Management and Operations After the Merger                              24

 Interests of Certain Persons in the Merger                              24
 Effect on Employee Benefit Plans                                        24
 Certain Federal Income Tax Consequences                                 24
 Accounting Treatment                                                    25
 Expenses                                                                25
 Resale of Killbuck Common Stock                                         25
 Dissenters' Rights                                                      26

DESCRIPTION AND COMPARISON OF KILLBUCK COMMON STOCK
AND COMMERCIAL COMMON STOCK                                              27
 General                                                                 27
 Dividends                                                               27
 Preemptive Rights                                                       27
 Voting                                                                  28
 Cumulative Voting                                                       28
 Liquidation                                                             28
 Liability of Directors; Indemnification                                 28
 Antitakeover Provisions                                                 28

INFORMATION ABOUT KILLBUCK                                               30
 General                                                                 30
 Employees                                                               30
 Competition                                                             30
 Certain Regulatory Considerations                                       31
 Management's Discussion and Analysis of Financial Condition and
   Results of Operations                                                 35
 Executive Compensation                                                  55
 Principal Shareholders and Management Ownership Information             58
 Current Relationships and Related Transactions                          58
 Legal Proceedings                                                       58

INFORMATION ABOUT COMMERCIAL                                             59
 General                                                                 59
 Employees                                                               59
 Competition                                                             59
 Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                               59
 Voting, Principal Shareholders and Management Ownership Information     73
 Current Relationships and Related Transactions                          74
 Legal Proceedings                                                       74

LEGAL OPINIONS                                                           74

EXPERTS                                                                  75

COMMERCIAL FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997, AND 1996
     AND FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997
                 Report of Independent Auditors                            F-2
                 Balance Sheets                                            F-3
                 Statements of Income                                      F-4
                 Statements of Changes in Shareholders' Equity             F-5
                 Statements of Cash Flows                                  F-6
                 Notes to Financial Statements                             F-7

COMMERCIAL INTERIM FINANCIAL STATEMENTS AS OF AND FOR THE
      SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                 Unaudited Balance Sheets                                 F-17
                 Unaudited Statements of Income                           F-18
                 Unaudited Statements of Changes in Shareholders'
                   Equity                                                 F-20
                 Unaudited Statements of Cash Flows                       F-21
                 Notes to Unaudited Financial Statements                  F-22

KILLBUCK FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997, AND 1996
     AND FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1997
                 Report of Independent Auditors                           F2-2
                 Consolidated Balance Sheets                              F2-3
                 Consolidated Statements of Income                        F2-4
                 Consolidated Statements of Changes in Shareholders'
                   Equity                                                 F2-5
                 Consolidated Statements of Cash Flows                    F2-6
                 Notes to Consolidated Financial Statements               F2-7

KILLBUCK INTERIM FINANCIAL STATEMENTS AS OF AND FOR THE
      SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                 Unaudited Consolidated Balance Sheets                   F2-25
                 Unaudited Consolidated Statements of Income             F2-26
                 Unaudited Consolidated Statements of Changes in
                   Shareholders' Equity                                  F2-28
                 Unaudited Consolidated Statements of Cash Flows         F2-29
                 Notes to Unaudited Consolidated Financial Statements    F2-30


APPENDIX A                                                                 A-1
 Agreement and Plan of Reorganization dated April 13, 1998

APPENDIX B                                                                 B-1
 Opinion of Commercial's Financial Advisor

APPENDIX C                                                                 C-1
 Ohio Law on Dissenters' Rights

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION TO OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTIONS OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT-PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COMMERCIAL OR KILLBUCK SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                              AVAILABLE INFORMATION

         Killbuck is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         Killbuck has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Killbuck Common Stock to be issued pursuant to the Merger described herein. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other document, each such statement is qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO KILLBUCK, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO LUTHER E. PROPER, PRESIDENT & CHIEF EXECUTIVE OFFICER, KILLBUCK BANCSHARES, INC., 165 N. MAIN STREET, KILLBUCK, OHIO 44637 (TELEPHONE (330) 276-4881). TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE PRIOR TO __________________.

         The following documents previously filed with the Commission by Killbuck (Commission File No. 0-24147) are incorporated herein by reference:

                  (i) Killbuck's initial Form 10 for the year ended December 31, 1997;
                  (ii)  Killbuck's Current Report on Form 10Q dated March 31,
                        1998;
                  (iii) Killbuck's Current Report on Form 10Q dated June 30,
                        1998.

           COMPLIANCE WITH THE OHIO CONTROL SHARE ACQUISITION STATUTE

         Consummation of the proposed merger of Commercial with and into Killbuck in accordance with the terms of the Agreement and Plan of Reorganization requires compliance with the Ohio Control Share Acquisition Act (the "Acquisition Act") The Acquisition Act requires the advance approval of the shareholders of an Issuing Public Corporation prior to the purchase of a controlling interest in such corporation. Commercial is an Issuing Public

Corporation within the meaning of the Acquisition Act and therefore the transactions contemplated by the Agreement and Plan of Reorganization must be approved under the Acquisition Act. A vote For the Merger will also constitute an affirmative vote to approve the acquisition of 100% of the outstanding shares of Commercial Common Stock by Killbuck as required by the Acquisition Act. Presented below is Killbuck's Acquiring Person Statement as required by the Acquisition Act. Killbuck submitted its Acquiring Person Statement to Commercial on the date this Proxy Statement was first mailed to Commercial shareholders. Approval under the Acquisition Act requires the favorable vote of a majority of the shares entitled to vote in the election of directors as well as a majority vote of such shares excluding any shares held by interested shareholders, which are defined to include Killbuck, any corporate officer of Commercial and any employee of Commercial who is also a director of Commercial. In addition "interested shares" are defined to include those acquired by any person after the first date of public disclosure (April 13, 1998) of the Merger and prior to the date of the Special Meeting, provided such person paid over $250,000 for such purchased shares or such purchased shares represents greater than .05% of the outstanding shares of the Issuing Public Corporation. As of the Record Date, Killbuck owns no shares of Commercial. Officers and employees of Commercial who are interested shareholders within the meaning of the Acquisition Act owned 2,388 shares of Commercial. Neither Commercial nor Killbuck are aware of any other shares of Commercial Common Stock which could be considered as held by an interested shareholder as defined by the Acquisition Act. Therefore approval of the proposed acquisition of a controlling interest in Commercial by Killbuck under the provisions of the Acquisition Act requires the affirmative vote of 10,101 shares which represents a majority of the shares entitled to vote in the election of directors and 8,933 shares in connection with the vote which excludes interested shares, as defined by the Acquisition Act.

         Killbuck's Acquiring Person Statement under the Ohio Control Share Acquisition Act.

                  1. The identity of the Acquiring Person is Killbuck Bancshares, Inc., Killbuck, Ohio.

                  2. This Statement is given pursuant to ORC Section
                  1701.831(B).

                  3. Killbuck owns no shares of Commercial Common Stock.

                  4. If the proposed Merger is consummated, Killbuck will acquire 100% of the voting power of Commercial Common Stock.

                  5. Killbuck proposes to acquire Commercial in a merger transaction pursuant to and in accordance with the provisions of ORC Section 1115.11(F) and the Agreement and Plan of Reorganization. The Agreement and Plan of Reorganization is incorporated into this Acquiring Person Statement as if fully restated herein.

                  6. The proposed control share acquisition, if consummated, will not be contrary to law. The Proxy Statement-Prospectus in which this Acquiring Person Statement appears sets forth the facts upon which the forgoing statement is based and is incorporated by reference into this Acquiring Person Statement as if fully restated herein.


                                     SUMMARY

         The following summary is not intended to be a complete description of the proposed Merger and is qualified in all respects by the more detailed information contained in this Proxy Statement-Prospectus, the Exhibits hereto and the documents incorporated by reference. As used in this Proxy Statement-Prospectus, the terms Killbuck and Commercial refer to such corporations, respectively, and where the context requires, such corporations and their respective subsidiaries on a consolidated basis. All information concerning Killbuck included in this Proxy Statement-Prospectus has been provided by Killbuck; all information concerning Commercial included in this Proxy Statement-Prospectus has been provided by Commercial.

THE COMPANIES

         Killbuck Bancshares, Inc. Killbuck, an Ohio corporation, is a bank holding company organized under Ohio law on November 29, 1991. The principal asset of Killbuck is its investment in The Killbuck Savings Bank Company, Ohio, sometimes referred to herein as "the Bank" or "Killbuck Bank." Killbuck's principal offices are located at 165 N. Main St., Killbuck, Ohio (telephone
(330) 276-4881). For additional information concerning Killbuck see "INFORMATION ABOUT Killbuck." Additional information concerning Killbuck is included in the Killbuck documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Based on financial information as of June 30, 1998, Killbuck had approximately $204 million in consolidated assets and approximately $23.4 million in consolidated equity capital.

         Commercial and Savings Bank Co. Commercial Bank is a state banking corporation duly organized under the laws of the State of Ohio. Commercial's main office is located at 701 S. Market St., Danville, Ohio 43014 (telephone
(740) 599-6200).

         Based upon financial information as of June 30, 1998, Commercial had total assets of approximately $15.6 million and total equity of approximately $1.4 million.

PROPOSED MERGER

         Commercial and Killbuck have entered into a Agreement and Plan of Reorganization (the "Agreement"), dated as of April 13, 1998, providing, among other things, for the merger of Commercial with and into Killbuck (the "Merger"). See "The Proposed Merger." Upon consummation of the Merger, each outstanding share of Commercial Common Stock will be converted into 2.1585 shares of Killbuck Common Stock in accordance with the Exchange Ratio as defined in the Agreement. The aggregate number of shares of Killbuck Common Stock issuable in the Merger is 43,602.

         No fractional shares of Killbuck Common Stock will be issued in the Merger, and Killbuck will pay cash, without interest, for any fractional share interests resulting from the respective exchange ratios in accordance with the terms of the Agreement. See "PROPOSED MERGER--Terms of the Merger." Each outstanding share of Killbuck Common Stock will not change by reason of the Merger.

SPECIAL MEETING INFORMATION

         Commercial Special Meeting. The Special Meeting of Commercial's shareholders to consider and vote on the Agreement (the "Special Meeting") will be held on ________ at ______ p.m., local time, at the ___________________,
Danville, Ohio 43017. Only holders of record of Commercial Common Stock at the close of business on _________, 1998 (the "Record Date") will be entitled to vote at the Special Meeting. At the Record Date, there were outstanding and entitled to vote 20,200 shares of Commercial Common Stock.

         For additional information relating to the Commercial Special Meeting, see "SPECIAL MEETING INFORMATION."

VOTE REQUIRED

         Commercial. Approval of the Agreement by the Commercial shareholders requires the affirmative vote, in person or by proxy, of the holders of record of at least two-thirds of the outstanding shares of Commercial Common Stock. As of the Record Date there were 20,200 shares of Commercial Common Stock outstanding and therefore a vote of at least 13,467 shares is required to adopt the Agreement. In addition, approval of the proposed acquisition of a controlling interest in Commercial by Killbuck under the provisions of the Acquisition Act requires the affirmative vote of 10,101 shares which represents a majority of the shares entitled to vote in the election of directors and 8,934 shares in connection with the vote which excludes interested shares, as defined by the Acquisition Act. Each share of

Commercial Common Stock is entitled to one vote.

         As of the Record Date, directors and executive officers of Commercial and their affiliates owned beneficially 2,388 shares of Commercial Common Stock approximately 11.82% of the shares of Commercial Common Stock outstanding on such date.

         As of the Record Date, directors and executive officers of Killbuck and their affiliates did not own, beneficially, any shares of Commercial Common Stock.

         Killbuck. Adoption of the Agreement and approval of the issuance of Killbuck Common Stock in the Merger by Killbuck shareholders is not required.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

         The respective Boards of Directors of Commercial and Killbuck have each unanimously approved the Agreement. The Board of Directors of Killbuck has also authorized the issuance of a sufficient number of shares of Killbuck Common Stock in the Merger. Each Board believes that the Merger is in the best interests of the shareholders of its respective company. THE BOARD OF DIRECTORS OF COMMERCIAL UNANIMOUSLY RECOMMENDS A VOTE FOR THE AGREEMENT AND FOR APPROVAL UNDER THE ACQUISITION ACT. See "PROPOSED MERGER--Reasons for the Merger; Recommendations of the Commercial Board of Directors," for a discussion of the factors considered by the respective Boards in reaching their decisions to approve the Agreement and Plan of Reorganization and the transactions contemplated thereby.

OPINION OF FINANCIAL ADVISOR

         Commercial's financial advisor, Young & Associates, Inc. ("Young & Associates"), has rendered its opinion to the Board of Directors of Commercial to the effect that the consideration to be received by the shareholders of Commercial upon consummation of the Commercial Merger is fair and equitable, from a financial perspective, to the holders of Commercial Common Stock. The opinion of Young & Associates, which is attached as Appendix B to this Proxy Statement-Prospectus, sets forth the assumptions made, the information analyzed, and the limitations on the review undertaken in rendering such opinion. See "PROPOSED MERGER--Opinion of Commercial's Financial Advisor."

EFFECT ON COMMERCIAL SHAREHOLDERS

         Each outstanding share of Commercial Common Stock on the effective date of the Merger will be converted in the Merger into shares of Killbuck Common Stock as provided for in the Agreement, see "PROPOSED MERGER -- Terms of the Merger." Thereafter, the rights of Commercial shareholders will be governed by Ohio law and the Articles of Incorporation, as amended, and Code of Regulations of Killbuck. See "COMPARISON OF SHAREHOLDER RIGHTS."

DISSENTERS' RIGHTS

         Pursuant to Ohio Law, shareholders of Commercial have appraisal rights and can demand to be paid the fair cash value of their shares of Commercial Common Stock if they comply with the procedures of Section 1701.85 of the Ohio General Corporation Law (OGCL). The full text of Section 1701.85 of the OGCL is attached to this Proxy Statement as Appendix C. See "PROPOSED MERGER--Dissenters' Rights."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Merger is expected to qualify for federal income tax purposes as a tax-free or tax-deferred reorganization. It is a condition to consummation of the Merger that Killbuck and Commercial each receive an opinion of counsel that the Merger will qualify as a tax-free or tax-deferred reorganization. Werner & Blank Co., L.P.A., special counsel to Killbuck, has issued such opinion for the benefit of Killbuck, Commercial and their respective shareholders. Such opinion will not be binding on the Internal Revenue Service.

         Shareholders of Commercial will generally recognize no gain or loss for federal income tax purposes on the exchange of their Commercial Common Stock for Killbuck Common Stock except to the extent they receive cash as a result of the exercise of their statutory rights to dissent to the Merger and cash received in exchange for any fractional share interest resulting from the Exchange Ratio. See "PROPOSED MERGER - Certain Federal Income Tax Consequences."

         COMMERCIAL SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "PROPOSED MERGER - CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE MERGER UNDER FEDERAL, STATE, AND LOCAL AND ANY OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

         Killbuck anticipates that the Merger will be accounted for as a purchase transaction under applicable accounting standards. See "PROPOSED MERGER
- Accounting Treatment."

EFFECTIVE TIME OF THE MERGER

         The Agreement provides that the Merger will take place on a date designated by Killbuck which shall be not later than thirty (30) days after receipt of the following approvals relating to the Merger: (i) by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the expiration of any required waiting periods following regulatory approval, (ii) by the shareholders of Commercial, and (iii) all other regulatory approvals have been obtained and the regulatory waiting periods have expired, unless another time is agreed upon in writing by the parties. Although there can be no assurance, the Merger is expected to be consummated during the fourth quarter of 1998.

CONDITIONS TO THE MERGER; REGULATORY APPROVAL

         The Merger is conditioned upon approval by the shareholders of Commercial, the receipt of all required regulatory approvals and upon satisfaction of other terms and conditions, including receipt of assurance that the Merger will constitute tax-free or tax-deferred reorganization and qualify as a purchase for accounting purposes. See "PROPOSED MERGER-Conditions to the Merger."

         Killbuck prepared an application and submitted it for filing with the Federal Reserve Board under the provisions of the Federal Bank Merger Act. The application approved on August 27, 1998. In addition, the Merger is conditioned upon the receipt of the approval of the Ohio Division of Financial Institutions ("ODFI"), for which an application has been filed.

DIVIDENDS

         Under the Agreement, Commercial will not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year. See "PROPOSED MERGER - Dividends."

TERMINATION, AMENDMENT AND WAIVER

         The Merger may be terminated, among other reasons, (i) by mutual consent of the Boards of Directors of Killbuck and Commercial at any time before the Merger takes place, or (ii) by either Killbuck or Commercial if (a) the Merger has not taken place by February 1, 1999, (b) Killbuck does not receive all required regulatory approvals relating to the Merger, (c) any suit, action or proceeding is pending or overtly threatened seeking to prevent or inhibit the Merger, (d) if any warranty or representation made by the other party is discovered to have been untrue in any material respect, (e) the other party commits one or more material breaches of the Agreement, or (f) failure to obtain required shareholder approval. See "PROPOSED MERGER - Termination, Amendment and
Waiver."

         Killbuck and Commercial may amend, modify or waive certain terms and conditions of the Agreement. See "PROPOSED MERGER - Termination, Amendment and Waiver."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In the Agreement, Killbuck has agreed to interview those members of the Board of Directors of Commercial who desire to be considered for a position as a director of the resulting banking corporation. Killbuck has undertaken in the Agreement, to consider, in its sole discretion, the addition of one or two such persons to the Board of Directors of the resulting banking corporation.

RESALES OF KILLBUCK COMMON STOCK BY AFFILIATES

         No restrictions on the sale or transfer of the shares of Killbuck Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any Commercial shareholder who may be deemed to be an "affiliate" of Commercial for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% shareholders are generally deemed to be affiliates for purposes of Rule 145.

         Resales of Killbuck Common Stock issued to "affiliates" of Commercial have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration by the affiliates for distribution (which Killbuck has not agreed to provide), (b) pursuant to Rule 145 under the Securities Act, or (c) pursuant to another exemption from registration requirements under the Securities Act.

MARKETS AND MARKET PRICES

Commercial

         Commercial's Common Stock is not traded on any exchange nor in the over the counter market. There are infrequent and sporadic transactions in Commercial Common Stock. The last trade of which management of Commercial is aware took place on December 23, 1997 involving 5 shares at a transaction price of $55 per share.

Killbuck Markets and Market Prices and Equivalent Per Share Data

         There is no established public trading market for Killbuck's common stock and the shares of Killbuck are not listed on any exchange. Sale price information prior to September 30, 1998 is based on information reported to Killbuck by individual buyers and sellers of Killbuck's stock. All information has been adjusted for stock dividends and splits.

                                                         1998
                                                         ----
       First Quarter                 Second Quarter                Third Quarter
       -------------                 ---------------               -------------
 High               Low           High            Low           High            Low
69.50              69.50                 Unknown                82.63          82.63

                                                        1997
                                                        ----
       First Quarter                 Second Quarter                Third Quarter               Fourth Quarter
       -------------                 ---------------               -------------               --------------
 High               Low           High            Low           High            Low         High            Low
         Unknown                  54.30          54.30         55.99           55.51               Unknown


                                                        1996
                                                        ----
       First Quarter                 Second Quarter                Third Quarter               Fourth Quarter
       -------------                 --------------                -------------               --------------
 High               Low        High               Low          High             Low         High             Low
42.85              42.85      43.05              43.05        43.47            42.65               Unknown

         Killbuck has no outstanding options or warrants to purchase shares of its common stock or securities convertible into shares of common stock.

SELECTED FINANCIAL DATA

         The following unaudited tables present selected historical financial information for Killbuck and Commercial. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in or incorporated by reference to this Prospectus-Proxy Statement.

                             SELECTED FINANCIAL DATA
                                   HISTORICAL
                            KILLBUCK BANCSHARES, INC.
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                        Year Ended December 31,                   6 Months Ended
                                         ----------------------------------------------------  ----------------------
                                            1997       1996       1995       1994      1993     6-30-98    6-30-97
                                         ----------------------------------------------------------------------------
Statements of earnings:
  Total interest income                     $15,226    $13,982    $12,811    $10,512    $9,847     $7,812     $7,419
  Total interest expense                      7,344      6,626      5,816      4,232     4,185      3,781      3,546
                                         ----------------------------------------------------------------------------
    Net interest income                       7,882      7,356      6,995      6,280     5,662      4,031      3,873
  Provision for loan losses                     180        180        180        180       180         90         90
                                         ----------------------------------------------------------------------------
    Net interest income after provision
     for loan losses                          7,702      7,176      6,815      6,100     5,482      3,941      3,783
                                         ----------------------------------------------------------------------------
  Security gains (losses)                         0          0          0          1        49          0          0
  Other income                                  447        439        411        432       422        255        215
                                         ----------------------------------------------------------------------------
    Total noninterest income                    447        439        411        433       471        255        215
  Total noninterest expenses                  4,036      3,799      3,610      3,532     3,379      2,203      1,983
                                         ----------------------------------------------------------------------------
    Earnings before federal income taxes      4,113      3,816      3,616      3,001     2,574      1,993      2,015
  Federal income tax expense                  1,108      1,069        989        785       573        483        549
                                         ----------------------------------------------------------------------------
    Net earnings                             $3,005     $2,747     $2,627     $2,216    $2,001     $1,510     $1,466
                                         ============================================================================

Balance Sheet Data (Period End)
  Loans, net                               $119,926   $114,206   $105,258   $101,401   $93,450   $124,426   $119,770
  Securities                                 58,477     51,208     42,171     35,320    32,674     58,637     60,222
  Total assets                              197,909    182,692    172,522    149,493   140,985    203,582    194,486
  Deposits                                  163,809    157,399    150,413    132,112   126,422    167,515    164,312
  Borrowings                                 11,455      4,815      3,329        994         0     12,318      8,518
  Shareholders' equity                       22,158     19,934     18,266     16,004    14,186     23,372     21,172

                             SELECTED FINANCIAL DATA
                                   HISTORICAL
                         COMMERCIAL AND SAVINGS BANK CO.
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                      Year Ended December 31,                     6 Months Ended
                                      -----------------------------------------------------   ----------------------
                                         1997        1996       1995       1994       1993     6-30-98     6-30-97
                                      -------------------------------------------------------------------------------
Statements of earnings:
  Total interest income                    $1,112     $1,097     $1,008        $984      $942       $549        $540
  Total interest expense                      588        575        505         444       435        272         291
                                      -------------------------------------------------------------------------------
    Net interest income                       524        522        503         540       507        277         249
  Provision for loan losses                     9         13          8           9         6          0           4
                                      -------------------------------------------------------------------------------
    Net interest income after
provision
     for loan losses                          515        509        495         531       501        277         245
                                      -------------------------------------------------------------------------------
  Security gains (losses)                       0          0          0           0         0          0           0
  Other income                                 55         55         62          62        63         19          27
                                      -------------------------------------------------------------------------------
    Total noninterest income                   55         55         62          62        63         19          27
  Total noninterest expenses                  457        446        454         470       462        252         225
                                      -------------------------------------------------------------------------------
    Earnings before federal income            113        118        103         123       102         44          47
taxes
  Federal income tax expense                   19         21         17          24        19          7           7
                                      -------------------------------------------------------------------------------
    Net earnings                              $94        $97        $86         $99       $83        $37         $40
                                      ===============================================================================

Balance Sheet Data (Period End)
  Loans, net                              $10,258    $10,648    $10,106      $9,621    $8,376    $10,624     $10,505
  Securities                                3,228      3,026      3,046       3,780     3,382      3,230       3,423
  Total assets                             15,986     15,549     15,388      14,512    14,981     15,614      15,760
  Deposits                                 14,508     14,132     14,049      13,246    13,773     14,092      14,321
  Borrowings                                    0          0          0           0         0          0           0
  Shareholders' equity                      1,405      1,325      1,247       1,176     1,091      1,442       1,367

COMPARATIVE PER SHARE DATA

The following unaudited table sets forth certain unaudited historical per common share information for Killbuck and Commercial. The data is derived from financial statements of Killbuck and Commercial incorporated by reference or included elsewhere in this Prospectus-Proxy Statement.

                             SELECTED FINANCIAL DATA
                                 PER SHARE DATA
                            HISTORICAL FINANCIAL DATA
                                   (UNAUDITED)

                                                       Year Ended December 31,                  6 Months Ended
                                           ----------------------------------------------   ----------------------
                                             1997     1996      1995      1994      1993      6-30-98    6-30-97
                                           ------------------------------------------------------------------------
HISTORICAL PER SHARE DATA

KILLBUCK BANCSHARES, INC.
------------------------------------
  Net income per common share                  4.52      4.10      3.89      3.28      2.96        2.28       2.20
  Cash dividends paid per common share         0.92      0.76      0.65      0.59      0.55        0.50       0.44
  Book value per common share
   (at period end)                            33.48     29.86     27.06     23.71     21.02       35.31      31.72


COMMERCIAL AND SAVINGS BANK CO.
------------------------------------
  Net income per common share                  4.65      4.78      4.26      4.90      4.11        1.82       1.96
  Cash dividends paid per common share         0.85      0.80      0.75      0.70      0.60        0.00       0.00
  Book value per common share
   (at period end)                            69.55     65.59     61.73     58.22     54.01       71.39      67.67

All periods shown above have been adjusted to reflect a 5 for 1 stock split, which was effective May 1, 1998 for Killbuck Bancshares, Inc.

                               MEETING INFORMATION

GENERAL

          This Proxy Statement-Prospectus is being furnished to holders of Commercial Common Stock in connection with the solicitation of proxies by the Board of Directors of Commercial for use at the Special Meeting to consider and vote upon the adoption of the Agreement and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement-Prospectus mailed to the holders of Commercial Common Stock is accompanied by a form of Proxy for use at the Special Meeting.

         This Proxy Statement-Prospectus is also furnished by Killbuck to Commercial shareholders as a Prospectus in connection with the issuance by Killbuck of shares of Killbuck Common Stock upon consummation of the Merger in accordance with the Agreement. This Proxy Statement-Prospectus, the attached Notice, and the form of Proxy enclosed herewith are first being mailed to shareholders of Commercial on or about _____________, 1998.

DATE, PLACE AND TIME

         The Commercial Special Meeting: The Special Meeting will be held at _____________________ Danville, Ohio, at _______ p.m. on ____________, 1998.

RECORD DATE

         Commercial. The Board of Directors of Commercial has fixed the close of business on ________________, 1998, as the Record Date for the determination of the holders of Commercial Common Stock entitled to receive notice of and to vote at the Special Meeting.

VOTES REQUIRED

         Commercial. As of the Record Date, there were 20,200 shares of Commercial Common Stock outstanding. Holders of Commercial Common Stock are entitled to one vote per share. Under applicable provisions of Ohio Law and the Articles of Incorporation of Commercial, the affirmative vote of at least two-thirds of the outstanding shares of Commercial Common Stock, or 13,467 shares is required to approve the Agreement. In addition, approval of the proposed acquisition of a controlling interest in Commercial by Killbuck under the provisions of the Acquisition Act requires the affirmative vote of 10,101 shares which represents a majority of the shares entitled to vote in the election of directors and 8,934 shares cast in connection with the vote which excludes interested shares, as defined by the Acquisition Act. Each share of Commercial Common Stock is entitled to one vote.

         As of the Record Date, directors and executive officers of Commercial and their affiliates owned beneficially an aggregate of 2,388 shares of Commercial Common Stock or approximately 11.82% of the shares of Commercial Common Stock outstanding on such date. As of the Record Date, directors and executive officers of Commercial beneficially owned no shares of Killbuck Common Stock.

VOTING AND REVOCATION OF PROXIES

         Shares of Commercial Common Stock represented by a proxy properly signed and received on or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF COMMERCIAL COMMON STOCK REPRESENTED BY SUCH A PROXY WILL BE VOTED FOR THE AGREEMENT. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary for Commercial prior to or at the Special Meeting, or by voting in person at the Special Meeting. Attendance at the Special Meetings will not in and of itself constitute a revocation of a proxy.

         The Board of Directors of Commercial is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters properly come before the Special Meeting, or any adjournments or postponements thereof, the person(s) appointed as proxies will have discretion to vote or act thereon according to their best judgment.

         Ohio law affords dissenters' rights to holders of Commercial Common Stock in connection with the Merger. For additional information regarding dissenters' rights see "PROPOSED MERGER -Dissenters' Rights".

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of Commercial who will not be specifically compensated for such services, may solicit proxies from the shareholders of Commercial personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for the reasonable expenses incurred in doing so.

         It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. Commercial reserves the right to do so should it conclude that such efforts are needed. Commercial will bear its own expenses in connection with the solicitation of proxies for its Special Meeting. See "PROPOSED MERGER -- Expenses."

         HOLDERS OF COMMERCIAL COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO COMMERCIAL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                 PROPOSED MERGER

         This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference.

BACKGROUND AND REASONS FOR THE MERGER

         Commercial. On December 22, 1997, the management of Commercial met to discuss an indication of interest received from Killbuck with respect to a possible merger transaction (the "Merger"). At that time the Board of Directors authorized Commercial's management to pursue preliminary discussions with Killbuck with a view to obtaining information regarding the Merger.

         In May, 1998, the Board of Directors of Commercial engaged Young & Associates, Inc., Kent, Ohio, ("Young & Associates") as their financial advisor to provide an opinion to Commercial as to the fairness of the transaction to the shareholders of Commercial from a financial standpoint, and also to conduct a due diligence review of Killbuck. During the following weeks, Commercial and Killbuck and their respective financial and legal advisors engaged intermittently in negotiations concerning the terms of the Merger and each of Killbuck and Commercial performed due diligence reviews of the other.

         On April 13, 1998, Commercial's Board of Directors met to consider the proposed terms of the Merger. This Meeting included a presentation by Young & Associates, which included summaries of financial and valuation analyses, the terms of the proposed acquisition, regulatory and accounting matters, and Young & Associates' oral opinion relating to the fairness of the Merger to the shareholders of Commercial from a financial perspective. Also at that meeting, the Board approved Weldon Jordan and Associates to conduct the due diligence review of Killbuck.

         On April 13, 1998, Commercial's Board of Directors also unanimously approved the Merger based upon the following factors: (1) Young & Associates' opinion that the terms of the Merger are fair to the shareholders of Commercial from a financial perspective; (2) the overall financial terms of the Merger; (3) Killbuck's representations with respect to the operation of Commercial after the Merger; (4) the short-term and long-term prospects of Commercial; (5) current long-term industry developments and trends; (6) competitive factors and (7) considerations concerning employees of Commercial. At the conclusion of this meeting, the Board of Directors of Commercial authorized Commercial's management to continue to negotiate the terms of a definitive agreement with Killbuck.

         Killbuck. The Board of Directors of Killbuck has concluded that the Merger would be in the best interests of Killbuck and its shareholders. Numerous factors were considered by the Board of Directors of Killbuck in approving and recommending the terms of the Merger. These factors included information concerning the financial condition, results of operations, and prospects of Killbuck and Commercial; the capital adequacy of the resulting entity; the historical and current market prices of each company's stock and of certain other bank holding companies whose securities are publicly traded; the relationship of the consideration to be paid in the Merger to such market prices and to the book value and earnings per share of Commercial and the financial terms of certain other recent business combinations in the banking industry.

         The Board of Directors of Killbuck believes that combining with Commercial which has established banking operations in Danville, Ohio is a natural and desirable extension of Killbuck's market area. The Board of Directors of Killbuck also believes that the consolidation of resources by reason of the Merger will enable the resulting organization to provide a wider and improved array of financial services to customers and to achieve added flexibility in dealing with the changing competitive environment in the financial services industry.

RECOMMENDATION OF THE COMMERCIAL BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF COMMERCIAL UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF COMMERCIAL VOTE FOR APPROVAL OF THE AGREEMENT.

OPINION OF COMMERCIAL'S FINANCIAL ADVISOR

         Commercial retained Young & Associates, Inc., a financial institution consulting firm of Kent, Ohio, to issue a fairness opinion in connection with the Merger. Young & Associates issued its written opinion to the Board of Directors on May 6, 1998, stating that the terms of the Merger Agreement were fair and equitable to Commercial and its shareholders from a financial point of view. Young & Associates updated its opinion to September 18, 1998 and reaffirmed that the terms of the Merger Agreement were fair and equitable to Commercial and its shareholders from a financial point of view. A copy of the opinion of Young & Associates is set forth as Appendix B to this Joint Proxy Statement/ Prospectus and should be read in its entirety.

         Young & Associates, Inc. regularly evaluates financial institutions and their securities for a wide range of purposes, including, but not limited to, mergers and acquisitions. Commercial selected Young & Associates to issue a fairness opinion on the basis of its experience, reputation, and qualifications.

         Young & Associates advised Commercial and its legal advisors during the initial negotiations between Commercial and Killbuck. The terms of the Agreement, including the exchange ratio, were negotiated by the parties and their legal representatives at arms-length.

         Young & Associates analyzed various public and non-public sources of information in developing our opinion, included but not limited to, (i) financial data of Commercial from December 31, 1993 through March 31, 1998 from published annual reports, internal bank reports, and interviews with bank management; (ii) financial data regarding Killbuck from publicly available regulatory reports; (iii) comparative financial data of peers for each institution from public sources (iv) published reports from various sources regarding transactions similar in nature to that proposed in the Merger; and (v) the Merger Agreement itself.

         Young & Associates performed several analyses which are common within the banking industry and made certain assumptions, which it believes to be reasonable, about future performance. As with any projection of future outcomes, actual performance may vary. The focus of the analysis was on the value of Commercial as an independent entity, and whether the Merger fairly compensated the shareholders of Commercial for that value; whether the price/book ratio to Commercial given recent share prices of Killbuck was relative to similar and recent merger transactions; and how the earnings performance of Killbuck compared with banks sharing similar characteristics.

Financial Analysis of Commercial and Forecast.

         Young & Associates analyzed the past and present earnings performance of Commercial, compared it with peers, and projected earnings ten years into the future. Various assumptions were developed through interviews with management and are believed to be reasonable and attainable.

         The earnings of Commercial and Savings Bank measured by return on average assets ("ROA") have tended to trail peer banks from December 31, 1993 through December 31, 1997. As of December 31, 1997, the last full year for which comparative data was available at the time of this analysis, Commercial's ROA was .6 percent compared with 1.1 for all insured banks having assets between $10 million and $25 million with one banking office in a non-metropolitan area. A comparison of Commercial versus peer banks for 1995 and 1996 reflects ROA of .6 and .6 respectively compared with peer banks at 1.1 and 1.1 for those same years. The return on average equity ("ROE") for Commercial also trailed peer banks during those same periods, reflecting 6.9 percent as of December 31, 1997 versus average peers ratios of 10.0 percent. Commercial's ROE for 1995 and 1996 was 7.1 percent and 7.5 percent versus peer bank ratios of 10.1 percent and 10.0 percent for those same years.

         Commercial's earnings performance has been affected positively by acceptable control of loan losses and better than average control of operating expenses. Net interest income and noninterest income, however, have both consistently trailed peer banks. As of December 31, 1997, Commercial's provision for loan losses was .06 percent of average assets, slightly below the peer level of .08 percent. While net loans charged off as a percent of average total loans in that year was .47 percent and exceeded peer banks, which reflected .12 percent, Commercial has had a consistent history of lower than average net charge offs and loan loss provisions. The control of operating expenses is supported by noninterest expenses as a percent of average assets of 2.9 percent compared with peer banks at 3.1 percent. Once again this pattern has been consistently maintained by Commercial.

         The lower than average net interest income is a result primarily of two factors. Interest expense as a percent of average assets at Commercial as of December 31, 1997 is 3.7 percent compared with peer banks at 3.4 percent. Interest income as a percent of average assets in that same year was 7.1 percent at Commercial and 7.7 percent at peer banks. The latter is a result of the loan mix at Commercial which is heavily weighted toward one to four family real estate mortgage loans; 82.1 percent of all loans made by Commercial are of this type compared with 40.6 percent at the average peer bank. This conservatism has helped in the control of loan losses, but has kept yields on assets at levels below peers.

         Young & Associates forecasted earnings of Commercial and Savings Bank ten years into the future based on certain assumptions which it believes to be reasonable. Since the performance of Commercial over the past five years has been consistent in most of the key ratios, Young & Associates assumed that the ratio relationships, including the rate of growth would continue to show this stability. Assets were expected to continue to grow modestly at the 2.8 percent level and all measures of profitability components were continued at 1997 levels with only minor adjustments. Based on these assumptions Young & Associates believes that Commercial, as an independent financial institution, would reach total assets of approximately $35 million in the tenth year of the forecast and continue to achieve ROA of .6 percent and ROE at 7.9 percent.

         The ten year forecast of earnings along with compound interest earnings to shareholders from dividends paid was discounted to a present value to develop a probable trading range of the shares of Commercial as an independent entity. Based on that present value computation, and considering average price/earnings ratios of Midwest community banks and average price/book multiples, Young & Associates believes the shares of Commercial would be valued at from $50 to $60 per share in casual stock trades.

Financial Analysis of Killbuck and Forecast.

         Through December 31, 1997, Killbuck achieved an ROA of 1.6 percent, placing it in the top 25 percent of the 798 banks in the Uniform Bank Performance Report with assets between $100 million and $300 million with three or more banking offices located in non-metropolitan areas. The ROE of Killbuck was 14.3 percent, somewhat above that of peers at 13.5 percent. The latter comparison should be understood in light of Killbuck's higher than peer equity/total assets ratio of 10.9 percent versus 9.4 percent for peers. The strong capital position would cause ROE to be somewhat lower. The earnings of Killbuck, however, have been sufficiently strong to maintain higher capital and still produce higher ROE. Another measure of capital adequacy is risk-based capital to risk-weighted assets, which simply requires greater levels of capital for greater levels of risk. Killbuck's risk-based capital to risk-weighted assets ratio was 19.2 percent as of December 31, 1997, above the 13.8 percent for peer banks.

         Killbuck's earnings are characterized by somewhat lower net interest income as a percent of average assets, significantly lower noninterest expense, better than average control of loan losses, and lower noninterest income. Net interest income through December 31, 1997 was 4.5 percent of average assets compared with 4.7 percent for peer banks. Better than average control of operating expenses is evidenced by noninterest income to average assets of 2.1 versus 2.9 percent for peers. Noninterest income to average assets trails peers at .3 percent of average assets compared with peer banks at .7 percent.

         Killbuck's control of loan losses is another source of strength for the bank. While the bank has provided for future losses through its loan loss provision at levels equal to or only slightly less than peer group banks as a percent of average assets, it has consistently charged-off fewer total dollars of loans as a percent of total loans. This is indicative of both control of lending and collection functions, and conservative accounting for future potential losses.

         Young & Associates forecasted earnings of Killbuck ten years into the future using certain assumptions which it believes to be reasonable. Two sources aided in the development of the assumptions. The first was the October 31, 1997 stock valuation. The second was the strategic plan of Killbuck. The assumptions considered that Killbuck would continue to make improvements in its control of operating expenses and that the bank would also make modest improvement in its net interest income. The growth rate of assets was assumed to be 8.0 percent in all years, slightly below the 8.3 percent realized in 1997. Based on these assumptions Young & Associates believes that Killbuck, as an independent financial institution, before any consideration is given to the proposed merger, would reach total assets of approximately $440 million in the tenth year of the forecast and steadily improve ROA to 1.9 percent and maintain ROE near 14.0 percent.

         The ten year forecast of earnings along with compound interest earnings to shareholders from dividends paid was discounted to a present value to develop a probable trading range of the shares of Killbuck as an independent entity. Based on that present value computation, and considering average price/earnings ratios of Midwest community banks and average price/book multiples, Young & Associates believes the shares of Killbuck would be valued at from $350 to $400 per share in casual stock trades. The latest significant sale of Killbuck shares as of this writing occurred at an equivalent pre-split price of $359 per share, or approximately 15.8 times trailing twelve month earnings. Prior to that trade, a significant number of shares changed hands at $400 per share.

Terms of Agreement - Exchange Ratio.

         The Agreement provides that the 20,200 shares of Commercial will be exchanged for 8,720 shares of Killbuck, or .4317 shares of Killbuck for each share of Commercial. Based on this rate of exchange, shareholders of Commercial would own 6.18 percent and the existing shareholders of Killbuck would own 93.82 percent, respectively, of the merged institution. Killbuck intends to execute a stock split prior to the merger. This is provided for in the Agreement and will not have any affect on the ultimate percentage of ownership on the respective shareholder groups. As of the date of this writing, the exchange is estimated to be worth approximately 2.11 to 2.35 times book value to the shareholders of Commercial, based on the most recent trade of Killbuck at either $359 or $400 per share respectively on a pre-split basis. The parties elected not to adjust the exchange ratio for any price fluctuations of Killbuck.

Value of Exchange to Shareholders of Commercial and Comparison.

         Young & Associates constructed a computer model which merged the two banks on a pro forma basis, which combined the two banks over the ten year period using the assumptions detailed above. Based on the exchange ratio in the Agreement, Commercial would contribute 2.7 percent of the combined income and Killbuck would contribute 97.3 by year end 1998. Of the combined book value at the time of merger, Commercial would contribute 5.7 percent and Killbuck would contribute 94.3 percent. Shareholders of Commercial would own approximately 6.2 percent of the merged institution and shareholders of Killbuck would own 93.8 percent.

         At a price of $359 per share on a pre-split basis, the shares of Killbuck are trading at approximately 15.8 times twelve month trailing earnings. An average PE of 23 Midwest community banks, published by The American Banker on March 30, 1998, excluding all with ratios greater than 30 times earnings, was
19.8. The asset size of Killbuck is within the range of the banks in the sample. The relative earning's strength of Killbuck, particularly its ability to grow total earnings, suggest to Young & Associates that the current price is certainly not excessive.

         In the October 3, 1997 American Banker an article, "Time to Sell?..." referring to a study by Sheshunoff Information Services, Inc. reported that for the third quarter of 1997, the average price/book for merger/acquisitions for banks under three billion dollars in assets was 202 percent of book value. Considering all of the above factors, Young & Associates believes that the value of the exchange to Commercial shareholders, therefor, compares favorably with those transactions.

         It is also important to note that, at the proposed exchange rate and the shares of Killbuck trading at $359 per share pre-split, the shareholders of Commercial are receiving approximately 33 times the twelve month trailing earnings of Commercial through March 31, 1998.

         Young & Associates believes the shareholders of Commercial will benefit in the future through the proven ability of Killbuck's management to generate earnings growth and exceptional profit performance. The size of the merged institution, in excess of $200 million in total assets, is considered by many banking analysts to be within the optimum range for operating efficiency. This larger size will also allow the current Danville, Ohio office to offer a wider variety of loans to its community, both increasing loan yields and spreading the risk of those loans over a wider asset base.

Other Issues.

         Young & Associates examined the Agreement for other issues which might affect the shareholders of Commercial from a financial point of view and found no issues which it felt worked to the disadvantage of the shareholders of Commercial.

         The analysis by Young & Associates was performed independently and without limitations imposed by any of the parties involved in the Merger. In conducting the analysis, information from publicly available financial data resources, financial data from internal bank records of Commercial, and representations of the parties in the Merger Agreement and/or the Joint Proxy Statement/Prospectus. That information was assumed to be reliable and no attempt was made to verify the information independently. It was further assumed that the Merger will be completed as planned and that no other conditions will be imposed which might work to the detriment of the shareholders of Commercial.

         For Young & Associates' services as financial advisor in the proposed transaction, Commercial will pay the firm a fee of $69,750, plus reasonable out-of pocket expenses, which includes $10,000 for the issuance of this fairness opinion, and indemnify Young & Associates against certain liabilities, including liabilities under the securities laws.

TERMS OF THE MERGER

         At the Effective Time (as defined below), Commercial will merge with Killbuck with the result that the former business of Commercial will be operated by Killbuck Bank. At the Effective Time, the directors of Killbuck Bank serving in such capacity immediately prior to the Effective Time shall continue to be the directors of the resulting banking corporation; namely Killbuck Bank.

         At the Effective Time, all of the outstanding shares of Commercial Common Stock will be converted into shares of Killbuck Common Stock in accordance with the terms of the Agreement and the Exchange Ratio as defined by the Agreement. The Exchange Ratio provides that each outstanding share of Commercial Common Stock shall be exchanged for and converted into the right to receive 2.1585 shares of Killbuck Common Stock. In the transaction, Killbuck expects to issue 43,602 shares of Killbuck Common Stock in the Merger.

          No fractional shares of Killbuck Common Stock will be issued in the Merger. Rather, each holder of Commercial Common Stock who otherwise would have been entitled to a fraction of a share of Killbuck Common Stock shall receive in lieu thereof cash, without interest, based on a value of $350 per share of Killbuck Common Stock.

EFFECTIVE TIME OF THE MERGER

          Subject to satisfaction or waiver of all other conditions contained in the Agreement, the Merger, will become effective at a date to be specified by Killbuck which shall not be later than thirty (30) days following the month in which the last of the following occurs: (i) approval of the Agreement by the Federal Reserve Board, (ii) approval of the Merger by the shareholders of Commercial, and (iii) all other regulatory approvals have been obtained and the regulatory waiting periods have expired. Upon filing an executed Certificate of Merger with the Secretary of State in Ohio, the Merger will become effective at such time as is specified in the Articles of Merger (the "Effective Time"). Subject to the conditions contained in the Agreement, the Effective Time is currently expected to occur during the third quarter of 1998.

SURRENDER OF COMMERCIAL CERTIFICATES

         As soon as practicable after the Effective Time of the Merger Killbuck is required by the Agreement to mail to each holder of record of Commercial Common Stock a letter of transmittal and instructions for use in surrendering such holder's Commercial Common Stock certificates.

         COMMERCIAL SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM KILLBUCK.

         Upon surrender to Killbuck of one or more certificates of Commercial Common Stock together with a properly completed letter of transmittal, Killbuck will issue and deliver to the holder of record of Commercial Common Stock, a certificate representing the number of shares of Killbuck Common Stock to which the holder is entitled and, where applicable, a check for the amount representing any fractional share interest.

         All Killbuck Common Stock issued pursuant to the Agreement will be issued as of the Effective Time. No dividends or other distributions declared with respect to Killbuck Common Stock payable to former holders of Commercial Common Stock, pursuant to the Merger and payable to the holders thereof after the Effective Time shall be paid until such holder surrenders such holder's Commercial Common Stock certificates. Subject to the effect of applicable laws, after the surrender and exchange of such certificates, the holder of certificates for shares of Killbuck Common Stock into which the shares of Commercial Common Stock shall have been converted shall be entitled to receive any dividends or other distributions, but without any interest, which previously became payable by Killbuck with respect to the shares of Commercial Common Stock represented by such certificate or certificates.

         In the case of any lost, stolen or destroyed Commercial Common Stock certificate, Killbuck will issue a new certificate representing shares of Killbuck Common Stock and a check for the cash into which a fractional share of Commercial Common Stock shall have been converted only if Killbuck receives: (i) evidence to the reasonable satisfaction of Killbuck that such certificate has been lost, wrongfully taken or destroyed,
(ii) such indemnity agreement as reasonably may be requested by Killbuck to save it harmless, and (iii) evidence satisfactory to it of ownership of Commercial Common Stock for which the certificate has been lost, wrongfully taken or destroyed.

         After the Effective Time, there will be no further registration of transfers on the stock transfer books of Killbuck of shares of Commercial Common Stock. Shares of Commercial Common Stock presented to Killbuck for transfer after the Effective Time will be canceled and exchanged for certificates representing shares of Killbuck Common Stock and cash in lieu of any fractional share interest as provided in the Agreement.

CONDITIONS TO THE MERGER

         The Merger will occur only if the Agreement is adopted by the requisite vote of the shareholders of Commercial and the acquisition of a controlling interest in Commercial is approved by the shareholders of Commercial as required by the Acquisition Act. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived to the extent waiver is permitted by applicable law. Such conditions include, but are not limited to, the following: (i) the receipt of all necessary regulatory approvals, including the approval of the Federal Reserve Board; (ii) the effectiveness of the Registration Statement registering the shares of Killbuck to be issued in the Merger, and the absence of a stop order suspending such effectiveness or proceedings seeking a stop order; (iii) the absence of a temporary restraining order, injunction or other order of any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger; (iv) the continued accuracy of representations and warranties by Commercial and Killbuck regarding, among other things, the organization of the parties, financial statements, capitalization, pending and threatened litigation, enforceability of the Agreement and compliance with law and tax matters; (v) the performance by Commercial and Killbuck in all material respects of each of the obligations required to be performed by them under the Agreement; (vi) the receipt by Commercial and Killbuck and the continuing effectiveness of opinion of counsel as to certain federal income tax consequences of the respective Merger; (vii) the absence of any material adverse change since December 31, 1997, in the financial condition, results of operation or business of Commercial and Killbuck in each case, together with their respective subsidiaries taken as a whole; (viii) the absence of any material action, suit or proceeding commenced against Commercial and Killbuck with respect to the Merger seeking to restrain, enjoin, prevent, change or rescind the transaction contemplated by the Agreements or questioning the validity or legality of any such transaction; (ix) the receipt by Commercial and Killbuck of opinions of counsel as provided in the Agreement; (x) the receipt by Commercial of an opinion, from its financial advisor, dated the date of the mailing of the Proxy Statement-Prospectus, that the Merger is fair to the holders of Commercial Common Stock from a financial point of view; and (xi) that not more than ten percent of the voting power of the issued and outstanding shares of Commercial Common Stock shall have taken steps, at the time the Merger shall become effective, to perfect their rights as dissenting shareholders under Ohio law.

         In addition, unless waived, each party's obligation to consummate the Merger is subject to performance by the other party of its obligations under the respective Agreement and the receipt of certain certificates from the other party.

REGULATORY APPROVAL

         The Merger is subject to prior approval by the Federal Reserve Board under the Federal Bank Merger Act which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The Federal Reserve Board may not approve the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position.

         The Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act and the Federal Bank Merger Act provide for the publication of notice and public comment on the application and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Killbuck filed an application with the Federal Reserve Bank of Cleveland (the "Federal Reserve Bank") seeking approval of the Merger, which was approved on August 27, 1998.

         The approval of the Federal Reserve Board is not to be interpreted as the opinion of such regulatory authority that the Merger is fair to the shareholders of Commercial from a financial point of view or that such regulatory authority has considered the adequacy of the terms of the Merger. An approval by such regulatory authority in no way constitutes an endorsement or a recommendation of the Merger by the Federal Reserve Board.

         There can be no assurance that the Department of Justice will not challenge the Merger or if such a challenge is made, as to the result thereof.

         In addition to the approval of the Federal Reserve Board, Killbuck Bank and Commercial filed an application with the Ohio Division of Financial Institutions ("ODFI") seeking approval of the Merger.

         Other than the regulatory approvals described herein and required compliance with certain federal and state securities laws by Killbuck in connection with its issuance of shares of Killbuck Common Stock in connection with the Merger with which Killbuck will comply, Killbuck and Commercial are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

CONDUCT OF BUSINESS PENDING THE MERGER

         Under the Agreement Commercial and Killbuck are generally obligated to operate their respective businesses only in the usual and ordinary course consistent with past practices; use reasonable efforts to keep in force current insurance coverage; refrain from any change in their methods of accounting or certain other policies and refrain from taking any action that would adversely affect or delay regulatory approval of the Agreement; give the other party and its representatives access to information concerning its affairs as may be reasonably requested; and with respect to Commercial refrain from paying cash dividends except as permitted under the Agreement, see "Dividends."

DIVIDENDS

         Under the Agreement, Commercial may not pay cash dividends prior to the Effective Time of the Merger except at times and in amounts consistent with its prior procedure, not to exceed the rate per share paid in the prior calendar year.

TERMINATION, AMENDMENT AND WAIVER

         The Agreement may be terminated at any time prior to the Effective Time whether before or after approval of the matters presented by the shareholders of
Commercial: (i) by mutual consent of the Boards of Directors of Commercial and Killbuck; (ii) by either party to the Merger if all required regulatory approvals are not received; (iii) by the Board of Directors of either party if there has been a willful breach of any representation, warranty, covenant or agreement by the other party which is not cured after 15 days' written notice;
(iv) by either party if the required vote of Commercial shareholders is not received; or (v) by the Board of Directors of either party if the Merger is not consummated by February 1, 1999.

         The Agreement may not be amended except in writing signed on behalf of both parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Commercial. At any time prior to the Effective Time, either party to the Agreement may, to the extent legally allowed, extend the time for performance of any of the obligations of the other party, waive any inaccuracies in representations and warranties of the other and waive compliance with any of the agreements or conditions of the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         As a result of the Merger, the former banking business of Commercial will be combined with that of Killbuck Bank. Killbuck expects to continue to operate Commercial's present location. Immediately after the Effective Time of Merger, the Board of Directors of the resulting banking corporation shall be comprised of all those persons serving as an outside director of Killbuck Bank immediately prior to the Effective Time of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         As of the Record Date, executive officers and directors of Commercial beneficially own no shares of Killbuck Common Stock and executive officers and directors of Killbuck beneficially own no shares of Commercial Common Stock.

EFFECT ON EMPLOYEE BENEFIT PLANS

         Commercial. Employees of Commercial will be eligible to participate in the employee benefit plans of Killbuck immediately upon the consummation of the Merger, subject to the requirements of such plans.

         Killbuck. Employee benefits of Killbuck will not be changed as a result of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary description of the anticipated federal income tax consequences of the Merger to holders of Killbuck Common Stock and Commercial Common Stock and to Killbuck and Commercial. The summary is not a complete description of the federal income tax consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder.

         Neither Killbuck nor Commercial has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the tax consequences of the Merger. With respect to the Merger, Killbuck and Commercial have received an opinion from special counsel to Killbuck, Werner & Blank Co., L.P.A. This tax opinion is based upon the current law and the current judicial and administrative interpretations thereof. This opinion will not be binding on the Service or any court. Consequently, there can be no assurance that the tax consequences set forth below will continue as described herein, nor can any assurance be given that the issues discussed below will not be challenged by the Service, or, if so challenged, will be decided favorably to the parties to the Merger or their shareholders.

         Subject to the foregoing, the opinions of Werner & Blank Co., L.P.A., are substantially as follows:

                  (i) The merger of Commercial with and into Killbuck Bank is a statutory merger under applicable law and the Merger will qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

                  (ii) No gain or loss will be recognized by Commercial or Killbuck upon merger of Commercial with and into Killbuck;

                  (iii) No gain or loss will be recognized by the Commercial shareholders who exchange, pursuant to the Merger, their shares of Commercial Common Stock solely for shares of Killbuck Common Stock;

                  (iv) The federal income tax basis of the Killbuck Common Stock to be received by the Commercial shareholders in Merger, will be the same as the federal income tax basis of such Commercial Common Stock surrendered therefor;

                  (v) The holding period of the Killbuck Common Stock to be received by the Commercial shareholders in the Merger will include the period during which the Commercial Common Stock surrendered was held as a capital asset on the Effective Date of the Merger;

                  (vi) The payment of cash in lieu of fractional share interests of Killbuck Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then were redeemed by Killbuck. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code; and

                  (vii) Where a Commercial shareholder dissents to the Merger, and such shareholder receives solely cash in exchange for his or her Commercial Common Stock, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her shares subject to the provisions and limitations of Section 302 of the Code.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE HAS NOT BEEN VERIFIED WITH THE INTERNAL REVENUE SERVICE AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT-PROSPECTUS WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY COMMERCIAL SHAREHOLDER.

         BECAUSE OF THE COMPLEXITY OF THE FEDERAL, STATE AND LOCAL TAX LAWS, IT IS RECOMMENDED THAT SHAREHOLDERS OF COMMERCIAL CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES RESULTING FROM THE MERGER.

ACCOUNTING TREATMENT

         The Merger will be accounted for as a purchase transaction under applicable accounting principles.

EXPENSES

         The Agreement provides that whether or not the Merger is consummated, all costs and expenses incurred in connection with the Agreement and the transactions contemplated therein shall be paid by the party incurring such expense.

RESALE OF KILLBUCK COMMON STOCK

         The shares of Killbuck Common Stock to be issued in the Merger to holders of Commercial Common Stock have been registered under the Securities Act and may be freely traded by holders of Commercial Common Stock who, at the Effective Time, are not "affiliates" of Commercial (and who are not affiliates of Killbuck at the time of the proposed resale). Directors, executive officers, and 10% shareholders of Commercial are generally deemed to be affiliates under the Securities Act. Pursuant to the Agreement, Killbuck must have received from each affiliate of

Commercial a written undertaking to the effect that he or she will not sell or dispose of Killbuck Common Stock acquired in the Merger other than in accordance with the Securities Act, except under (i) a separate registration statement for distribution (which Killbuck has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the SEC, or (iii) some other exemption from registration.

DISSENTERS' RIGHTS

         Under the provisions of Ohio Revised Code, Sections 1115.19 and 1701.85, any shareholder of Commercial who does not vote in favor of the Agreement is entitled to receive the fair cash value of his shares, upon perfecting his right of appraisal. Not later than ten (10) days after the date upon which the shareholders voted upon the Merger, any shareholder seeking to perfect his appraisal right must make a written demand upon Commercial for the fair cash value of those shares so held by him. A negative vote alone is not sufficient to perfect rights as a dissenter. No notice of the results of the meeting will be given to shareholders. If Commercial and the shareholder have not come to an agreement within three (3) months of the shareholder's written demand, the shareholder or Commercial may file a petition in court for a formal judicial appraisal. Failure to follow the procedures enumerated in the Ohio Revised Code, Section 1701.85, Qualifications of and Procedures for Dissenting Shareholders, which is Exhibit C of this Proxy Statement (the Dissenters Statute), will waive the shareholder's right of appraisal.

         THE FOREGOING SUMMARY OF THE DISSENTERS' STATUTE DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO DISSENTERS' STATUTE AND THE OTHER PROVISIONS OF THE OHIO LAW. THE FAILURE OF A SHAREHOLDER OF COMMERCIAL TO FOLLOW THE PROCEDURES SET FORTH IN DISSENTERS' STATUTE WILL TERMINATE SUCH SHAREHOLDER'S APPRAISAL RIGHTS. AS A CONSEQUENCE, EACH SHAREHOLDER OF COMMERCIAL WHO DESIRES TO EXERCISE SUCH RIGHTS SHOULD REVIEW DISSENTERS' STATUTE AND FOLLOW ITS PROVISIONS. THE COMPLETE TEXT OF THE RELEVANT PROVISIONS OF DISSENTERS' STATUTE IS ANNEXED TO THIS PROXY STATEMENT AS APPENDIX C.

               DESCRIPTION AND COMPARISON OF KILLBUCK COMMON STOCK
                           AND COMMERCIAL COMMON STOCK

GENERAL

         Killbuck is an Ohio corporation governed by and subject to the Ohio General Corporation Law ("OGCL"). Commercial is an Ohio banking corporation organized under and governed by the laws of the State of Ohio. If the proposed Merger is consummated, shareholders of Commercial who receive Killbuck Common Stock will become shareholders of Killbuck and, as such, their rights as shareholders will be governed by the OGCL and by Killbuck's Articles, Code of Regulations and other corporate documents. The rights of holders of shares of Commercial Common Stock differ in certain respects from the rights of holders of Killbuck Common Stock. A summary of the material differences between the respective rights of Commercial from that of Killbuck shareholders is set forth below.

         As of the date of this Proxy Statement/Prospectus, Killbuck was authorized to issue 1,000,000 shares of no par value common stock ("Killbuck Common Stock"), and had 661,900 shares of Killbuck Common Stock issued and outstanding, and 338,100 shares available for future issuance. Pursuant to the terms of the Merger Killbuck will issue an aggregate of 43,602 shares of Killbuck Common Stock to shareholders of Commercial.

         The authorized Common Stock of Commercial consists of 20,200 shares of Common Stock, $10.00 par value per share all of which were issued and outstanding as of the Record Date.

         Killbuck Common Stock is not traded on any exchange. Killbuck Common Stock is traded infrequently and sporadically.

         Commercial Common Stock is not traded on any exchange nor in the over-the-counter market. Management is aware of trades involving 1,680 shares of Commercial Common Stock during the twelve months ended December 31, 1997.

         While there are a substantial number of similarities between the Killbuck Common Stock and the Commercial Common Stock, the rights of shareholders of Commercial will be different after the Effective Date of the Merger. Shareholders will be affected by differences in the Articles of Incorporation and Code of Regulations of Killbuck and Commercial. Listed below are the more important attributes of the Killbuck Common Stock and the differences, if any, from the Commercial Common Stock.

DIVIDENDS

         Holders of Killbuck Common Stock are entitled to dividends out of funds legally available therefor, as governed by the OGCL, and if declared by the Board of Directors. The amount and timing of dividends on Killbuck Common Stock is subject to the earnings of its subsidiaries and the amounts available for payment of dividends by such subsidiaries under banking laws and regulations. Generally, dividends from Killbuck Bank is restricted to net profits of the current year plus the preceding two years less dividends paid. Commercial is subject to the same restrictions as to the amount and timing of its cash dividends.

PREEMPTIVE RIGHTS

         Pursuant to the Articles of Incorporation, shareholders of Killbuck do not have the preemptive right to subscribe to additional shares of common stock when issued by Killbuck. Shareholders of Commercial do have preemptive rights pursuant to the provisions of the Articles of Incorporation of Commercial and Ohio banking law. Preemptive rights permit a shareholder to purchase their pro rata share of any offering, subject to certain exceptions and limitations as provided by law.

VOTING

         On all matters to properly come before shareholders, each share of stock of Killbuck and Commercial entitles the holder thereof to one vote, neither gives cumulative voting rights, and for the effect of certain "supermajority vote" requirements regarding business combinations contained in the Articles of Incorporation of Killbuck (see "Cumulative Voting" and "Antitakeover Provisions"). The affirmative vote of the holders of two-thirds of the outstanding Killbuck Common Stock and Commercial Common Stock, respectively, is required to amend the Articles of Incorporation of Killbuck and Commercial.

CUMULATIVE VOTING

         Shareholders of Commercial do not have the right to vote cumulatively in the election of Directors pursuant to the provisions of Ohio banking law. Shareholders of Killbuck similarly do not have the right to vote cumulatively in the election of directors pursuant to the provisions of Killbuck's Articles of Incorporation. In cumulative voting, a shareholder may cumulate a number of votes equal to the number of directors to be elected times the number of shares held by the shareholder and cast all of such votes for one nominee for director, or allocate such votes among the nominees as the shareholder sees fit. Cumulative voting rights afford shareholders controlling a minority stock position the opportunity to have representation on the Board of Directors.

LIQUIDATION

         Holders of Killbuck and Commercial stock are entitled to a pro rata distribution of the corporation's assets upon liquidation.

LIABILITY OF DIRECTORS; INDEMNIFICATION

         Under their respective Articles of Incorporation and Code of Regulations, Killbuck and Commercial may indemnify present or past directors, officers, employees or agents.

ANTITAKEOVER PROVISIONS

Ohio Law applicable to Killbuck and Commercial

         Both Commercial and Killbuck are Ohio-chartered corporations and are "issuing public corporations" under the laws of Ohio, and subject to the provisions of the Ohio Control Share Acquisition Statute (ORC Section 1701.831) and the Merger Moratorium Act (ORC Section 1704). Pursuant to the Ohio Control Share Acquisition Statute, the purchase of certain levels of voting power of a company (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of at least a majority of the total voting power of such company and a separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed purchaser, officers of Killbuck and Directors of Killbuck who are also employees. This law has the potential effect of deterring certain potential acquisitions of Killbuck which might be beneficial to shareholders. The Merger Moratorium Act, enacted in 1990, prohibits certain Ohio corporations from engaging in specified types of transactions with an "interested shareholder" for a period of three years after the shareholder becomes an "interested shareholder" unless the shareholder receives the approval of the corporation's board of directors prior to the acquisition of shares or the consummation of the specified type of transaction. The anticipated effect of the Merger Moratorium Act is to encourage a potential acquiror to negotiate with a target corporation's board of directors prior to obtaining a 10 percent or greater block of shares in the corporation.

Killbuck's and Commercial's Articles of Incorporation

         Killbuck's Articles of Incorporation contain provisions which can be characterized as antitakeover in nature. These applicable provisions of Killbuck's Articles of Incorporation are summarized below:

                      Business Combination Voting Provision

         Killbuck has a provision in its Articles of Incorporation which provides that in certain business combination transactions with a corporation which owns or controls 10% or more of the Killbuck Common Stock and which are not approved by the board of directors, a vote of the "independent shareholders" is required in order to approve such a business combination. In such a case, those shareholders not affiliated with the other corporation to the business combination must approve the transaction by the affirmative vote of a majority of share, excluding those owned or controlled by the "other corporation."

         Commercial has no similar "supermajority" vote provision in its Articles of Incorporation or its Code of Regulations.

                           Classified Board Provision

         Killbuck currently has in operation, a classified election system for electing their Board of Directors. Directors are elected to a designated class and shall serve until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified. Killbuck has three
(3) classes and each director is elected to a three (3) year term such that one-third of the Board is elected each year.

         Commercial's Articles of Incorporation and Code of Regulations contain a provision similar to that of Killbuck's "Classified Board Provision." Commercial also has three (3) classes and each director is elected to a three
(3) year term such that one-third of the Board is elected each year.

                                Authorized Shares

         The availability of authorized and unissued shares for future issuance by Killbuck may be deemed to have an antitakeover effect. As of the date of the Agreement, Killbuck had 1,000,000 authorized shares of which 661,900 were issued and outstanding and 338,100 were available for future issuance. Killbuck will issue 43,602 of such shares in the Merger assuming no dissenters in the transaction. Authorized and unissued shares are available for issuance, and thereby could be issued into "friendly hands" to dilute the ownership of an individual or corporation that has acquired shares of Killbuck and intends to conduct an acquisition of Killbuck that is deemed to be undesirable by the Board of Directors of Killbuck.

         Commercial does not have any authorized shares available for future issuance.

         These provisions are not the result of management's knowledge of any effort to obtain control of Killbuck by any means. Killbuck's Articles of Incorporation and Code of Regulations currently contain no other provisions that were intended to be or could fairly be considered as antitakeover in nature or effect. Further, the Board of Directors has no intention to amend the Articles of Incorporation or Code of Regulations to add any additional antitakeover provisions.

                           INFORMATION ABOUT KILLBUCK

GENERAL

          Killbuck Bancshares, Inc. (the "Killbuck") was incorporated under the laws of the State of Ohio on November 29, 1991 at the direction of management of the Killbuck Savings Bank Company (the "Bank,") for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of the Bank. In November, 1992, the Killbuck became the sole shareholder of the Bank. The Bank carries on business under the name "The Killbuck Savings Bank Company." The principal office of the Killbuck is located at 165 N. Main Street, Killbuck, Ohio. The Killbuck Savings Bank Company was established under the banking laws of the State of Ohio in November in 1900.

         The Bank is headquartered in Killbuck, Ohio, which is located in the northeast portion of Ohio, in the County of Holmes. Holmes County has a population of approximately 34,000.

         The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, NOW accounts, safe deposit facilities, real estate mortgage loans and installment loans.
The Bank also makes secured and unsecured commercial loans.

         The Bank is insured by the Federal Deposit Insurance Corporation, and is regulated by the Ohio Division of Banks and the Board of Governors of the Federal Reserve System.

EMPLOYEES

         As of September 30, 1998, the Bank had 65 full-time and 15 part-time employees. The Bank provides a number of benefits for its full-time employees, including health and life insurance, pension, workers' compensation, social security, paid vacations, and numerous bank services.

         Killbuck, through its affiliate, The Killbuck Savings Bank Company, (the "Bank") conducts the business of a commercial banking organization. At June 30, 1998, Killbuck and its subsidiaries had consolidated total assets of approximately $204 million, consolidated total deposits of approximately $168 million and consolidated total equity of approximately $23 million.

         Killbuck, through its banking affiliate, offers a broad range of banking services to the commercial, industrial and consumer market segments which it serves. Services include commercial, real estate and personal loans, checking, savings and time deposits and other customer services such as safe deposit facilities. Killbuck does not have any foreign operations, assets or investments.

         The Bank is a state banking corporation. The Bank is regulated by the Ohio Division of Financial Institutions ("ODFI") and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law and, as a subsidiary of Killbuck, is regulated by the Federal Reserve Board.

COMPETITION

         The commercial banking business in the market areas served by the Bank is very competitive. Killbuck and the Bank are in competition with commercial banks located in their own service areas. Some competitors of Killbuck and the Bank are substantially larger than the Bank. In addition to local bank competition, the Bank competes with larger commercial banks located in metropolitan areas, savings banks, savings and loan associations, credit unions, finance companies and other financial institutions for loans and deposits.

         There are six financial institutions operating in Holmes County. As of June 30, 1997 (the most recent date for which information is available) there Commercial and Savings Bank, Millersburg had the largest market share with $189 million in total deposits as of such date, representing a market share of 45.18%. The Bank had the second largest market share with deposits of $164 million as of such date, representing a market share of 39.30%.

Commercial and Savings Bank had total assets as of December 31, 1997, of $288 million compared to the Bank's total assets of $198 million as of such date.

CERTAIN REGULATORY CONSIDERATIONS

         The following is a summary of certain statutes and regulations affecting Killbuck and its subsidiaries. This summary is qualified in its entirety by such statutes and regulations.

Killbuck

         Killbuck is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, ("BHC Act") and as such is subject to regulation by the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board quarterly reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the Federal Reserve Board.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve Board before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company.

         In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the Federal Reserve Board considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as over concentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

         Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

         In addition, bank holding companies and their subsidiaries are prohibited from engaging in certain "tie in" arrangements in connection with any extensions of credit, leases, sales of property, or furnishing of services.

Killbuck Subsidiaries

         Killbuck operates a single bank, namely, The Killbuck Savings Bank Company. As an Ohio state chartered commercial bank the Bank is supervised and regulated by the ODFI, and subject to laws and regulations applicable to Ohio banks.

Capital

         The Federal Reserve Board, ODFI, and FDIC require banks and holding companies to maintain minimum capital ratios.

         The Federal Reserve Board adopted final "risk-adjusted" capital guidelines for bank holding companies. The guidelines became fully implemented as of December 31, 1992. The ODFI and FDIC have adopted substantially similar risk-based capital guidelines. These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against Killbuck's capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8%. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. As of June 30, 1998, Killbuck's ratio of capital to risk-weighted assets was 19.22% and the ratio of Tier 1 Capital to total assets was 11.48%.

         In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of three percent (3%) Tier 1 Capital (as defined for purposes of the year-end 1992 risk-based capital guidelines) to total assets. The Federal Reserve Board has indicated, however, that banking organizations that are experiencing or anticipating significant growth, are expected to maintain capital ratios well in excess of the minimum levels.

         Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect Killbuck and the Banks, including their ability to pay dividends.

Additional Regulation

         The Bank is also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any merger or consolidation, issuance or retirement of their own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

Dividend Regulation

         The ability of Killbuck to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by the Bank. Generally, the Bank may not declare a dividend, without the approval of the ODFI, if the total of dividends declared in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. Other than accounts payable incurred in the ordinary course of business Killbuck has no debt or other liabilities.

Government Policies and Legislation

         The policies of regulatory authorities, including the ODFI, Federal Reserve Board, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

         The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of Killbuck or the Bank.

         In addition to the relaxation and elimination of certain geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions. For example, Congress recently has considered legislation which would expand the scope of permissible business activities for bank holding companies (and in some cases banks) to include securities underwriting, insurance services and various real estate related activities.

Deposit Insurance

         The Federal Deposit Insurance Company Improvement Act of 1991 ("FDICIA") was enacted in 1991. Among other things, FDICIA, requires federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

         As an FDIC-insured institution, the Bank is required to pay deposit insurance premium assessments to the FDIC. The amount each institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered substantial supervisory concerns pay the highest premium. Beginning in 1996, such deposit insurance runs from a cost of zero percent to 0.27% of deposits. Because the Bank is "well-capitalized," it currently pays the minimum deposit insurance premiums.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital. Management of Killbuck is not aware of any activity or condition that could result in termination of the deposit insurance of the Bank.

Recent Legislation

         On September 29, 1994, the Reigle/Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. The Interstate Act effectively permits nationwide banking. The Interstate Act provides that one year after enactment, adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that currently bar acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the Federal Reserve Board may not be granted for a proposed interstate acquisition if after the acquisition, the acquirer on a consolidated basis would control more than 10% of the total deposits nationwide or would control more than 30% of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and in every case, may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions. States are not allowed to opt-out of interstate banking.

         Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Consolidation of banks was not permitted until June 1, 1997, provided that the state had not passed legislation "opting-out" of interstate branching. If a state opted-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state could have opted-in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation earlier than June 1, 1997. Interstate branching is also subject to a 30% statewide deposit concentration limit on a consolidated basis, and a 10% nationwide deposit concentration limit. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches. The State of Ohio opted-in to the legislation in May of 1997.

         De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to initial acquisition of a bank in the host state other than the deposit concentration limits.

         The FDIC, together with the Federal Reserve, the ODFI and the Office of Thrift Supervision (the "OTS"), have established rules implementing requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines prescribe the goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution's primary federal regulator may require the institution to submit to a plan for achieving and maintaining compliance. Failure to submit an acceptable plan, or failure to comply with a plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

         The Federal Reserve, the ODFI and the OTS have adopted new regulations under the Community Reinvestment Act ("CRA"). Under the new regulations, an institution's performance in meeting the credit needs of its entire community, including low and moderate income areas, as required by the CRA, is generally evaluated under three tests: the "lending test," which considers the extent to which the institution makes loans in the low and moderate income areas of its market; the "service test," which considers the extent to which the institution makes branches accessible to low and moderate income areas of its market and provides other services that promote credit availability; and the "investment test," which considers the extent to which the institution invests in community and economic development activities. The Bank had a satisfactory CRA rating as of its latest examination.

Proposed Legislation

         In addition to the above, there have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system. It is impossible to predict whether or in what form these proposals may be adopted in the future, and if adopted, what their effect would be on Killbuck.

Year 2000

         As a financial institution Killbuck is subject to the potential risks to the financial services industry and Killbuck's business specifically, of the "Y2K" issue. The Y2K issue is the acronym and terminology currently utilized to describe a wide variety of application specific potential technological problems inherent in computer software which is designed to read only a 2 digit annual date position. Many software packages currently employed by the financial services industry as well as by industries which provide products and services which may effect the financial services industry, either directly or indirectly through suppliers, customers, and other persons, are not able to identify the advent of the year 2000 as "00." Therefore, there is wide spread concern over the risks posed to the financial services industry which is both highly automated and dependent upon information processing technology. Concerns include but are not limited to possible erroneous checking account transactions, interest calculations or payment schedules. Similarly Y2K issues extend to possible problems with ATM systems or credit and debit cards. The potential problems do not end at financial systems. Any machine or device controlled by a computer is susceptible to the Y2K problem. The financial impact to the industry as a whole to address Y2K could be substantial. The Securities and Exchange Commission as well as all banking regulatory agencies have alerted companys under their respective jurisdictions to consider and address the risks posited by Y2K and to disclose where appropriate the specific impact of Y2K on Killbuck.

         Killbuck has developed a written Y2K Compliance Program which has been adopted by Killbuck's Board of Directors. Killbuck and its subsidiary bank have been subject to examination by the Federal Reserve Bank of Cleveland regarding Y2K and has not been made aware of any material deficiency as a result of such examination. Killbuck continues to monitor its relationships with suppliers of computer hardware and software for verification of compliance with Y2K. In addition Killbuck has undertaken a review of all major customer relationships to determine that such customers own Y2K computer issues are being addressed. There can be no assurance that Killbuck will not experience adverse financial consequences as a result of Y2K, however management, under the direction of the Board of Directors will continue to monitor Y2K to minimize the risks associated with it wherever identified.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         THIS DISCUSSION IS INTENDED TO FOCUS ON CERTAIN FINANCIAL INFORMATION REGARDING KILLBUCK. THE PURPOSE OF THIS DISCUSSION IS TO PROVIDE THE READER WITH A MORE THOROUGH UNDERSTANDING OF THE FINANCIAL STATEMENTS. THIS DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND ACCOMPANYING NOTES CONTAINED ELSEWHERE HEREIN.

         Management is not aware of any market or institutional trends, events or uncertainties that are expected to have a material effect on liquidity, capital resources or operations. Also, management is not aware of any current recommendations by its regulatory authorities that would have a material effect on liquidity, capital resources or operations.

Overview

         The reported results of the Bank are dependent on a variety of factors, including the general interest rate environment, competitive conditions in the industry, governmental policies and regulations and conditions in the markets for financial assets. Net interest income is the largest component of net income, and consists of the difference between income generated on interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is primarily affected by the volume, interest rates and composition of interest-earning assets and interest-bearing liabilities.

Average Balances and Yields.

         The following tables present for the periods indicated, the total amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin refers to the net interest income divided by total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

                                                                       For the Year Ended December 31
                                                                1997                                 1996
                                                 -------------------------------------------------------------------------
                                                   Average                  Yield/      Average                  Yield/
                                                   Balance     Interest      Rate       Balance     Interest      Rate
                                                 -------------------------------------------------------------------------
                                                                           (Dollars in thousands)
Assets
Interest earning assets:
  Loans (1)(2)(3)                                    $119,552     $11,492      9.61%      $112,005     $10,820      9.66%
  Securities - taxable (4)                             36,389       2,285      6.28%        29,940       1,898      6.34%
  Securities - nontaxable                              20,641       1,012      4.90%        18,268         891      4.88%
  Securities - equity (4)(5)                            1,008          65      6.45%           805          49      6.09%
  Federal funds sold                                    6,749         372      5.51%         5,902         324      5.49%
                                                 -------------------------           --------------------------
    Total interest - earning assets                   184,339      15,226      8.26%       166,920      13,982      8.38%
                                                 -------------------------           --------------------------

Noninterest - earning assets
  Cash and due from other institutions                  6,144                                5,635
  Premises and equipment, net                           2,888                                2,914
  Accrued interest                                      1,549                                1,386
  Other assets                                            697                                  571
  Less allowance for loan losses                      (1,694)                              (1,619)
                                                 -------------                       --------------
    Total                                            $193,923                             $175,807
                                                 =============                       ==============

                                                                       For the Year Ended December 31
                                                                1997                                 1996
                                                 -------------------------------------------------------------------------
                                                   Average                  Yield/      Average                  Yield/
                                                   Balance     Interest      Rate       Balance     Interest      Rate
                                                 -------------------------------------------------------------------------
                                                                           (Dollars in thousands)

Liabilities and Shareholders Equity
Interest bearing liabilities:
  Interest bearing demand deposits                    $37,358      $1,207      3.23%       $32,253        $928      2.88%
  Savings deposits                                     19,421         552      2.84%        19,035         547      2.87%
  Time deposits                                        87,375       5,091      5.83%        81,725       4,858      5.94%
  Securities sold under repurchase agreements           1,147          39      3.40%             0           0      0.00%
  Federal Home Loan Bank advances                       6,789         455      6.70%         4,176         293      7.02%
                                                 -------------------------           --------------------------
    Total interest bearing liabilities                152,090       7,344      4.83%       137,189       6,626      4.83%
                                                 -------------------------           --------------------------

Noninterest bearing liabilities:
  Demand deposits                                      20,174                               19,228
  Accrued expenses and other liabilities                  592                                  532
                                                 -------------                       --------------
                                                       20,766                               19,760

Shareholder's equity                                   21,067                               18,858
                                                 -------------                       --------------
    Total                                            $193,923                             $175,807
                                                 =============                       ==============

Net interest income                                                $7,882                               $7,356
                                                              ============                         ============

Interest rate spread (6)                                                       3.43%                                3.55%
                                                                          ===========                          ===========

Net yield on interest earning assets (7)                                       4.28%                                4.41%
                                                                          ===========                          ===========

(1) For purposes of these computations, the daily average loan amounts outstanding are net of deferred loan fees.
(2) Included in loan interest income are loan fees of $210,030 in 1997 and $190,723 in 1996. (3) Nonaccrual loans are included in loan totals and do not have a material impact on the information presented.
(4) Average balance is computed using the carrying value of securities. The average yield has been computed using the historical amortized cost average balance for available for sale securities.
(5) Equity securities is comprised of common stock of the Federal Home Loan Bank, Federal Reserve Bank and Independent State Bank of Ohio.
(6) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(7) Net yield on interest earning assets represents net interest income as a percentage of average interest earning assets.

Rate and Volume Variances

         Net interest income is affected by changes in the level of interest-earning assets and interest-bearing liabilities and changes in yields earned on assets and rates paid on liabilities. The following table sets forth, for the periods indicated, a summary of the impact on interest income and interest expense of changes in average assets and liability balances and changes in average rates. For each category of interest-earning assets and interest-bearing liabilities information is provided on changes attributable to
(i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume).

                                                                      1997 Compared to 1996
                                                                    Increase (Decrease) Due to
                                                           Volume              Rate               Net
                                                       ----------------  -----------------  ----------------
                                                                      (Dollars in thousands)
Interest income
  Loans                                                           $729              ($57)              $672
  Securities - taxable                                             409               (22)               387
  Securities - nontaxable                                          116                  5               121
  Securities - equities                                             12                  4                16
  Federal funds sold                                                47                  1                48
                                                       ----------------  -----------------  ----------------
    Total interest earning assets                               $1,313              ($69)            $1,244
                                                       ----------------  -----------------  ----------------

Interest expense
  Interest bearing demand deposits                                $147               $132              $279
  Savings deposits                                                  11                (6)                 5
  Time deposits                                                    336              (103)               233
  Securities sold under
   repurchase agreements                                            39                  0                39
   Federal Home Loan Bank advances                                 183               (21)               162
                                                       ----------------  -----------------  ----------------
    Total interest bearing liabilities                            $716                 $2              $718
                                                       ----------------  -----------------  ----------------

Net change in interest income                                     $597              ($71)              $526
                                                       ================  =================  ================

Comparison of Operating Results for the Years Ended December 31, 1997 and 1996

         Net Income Net income for 1997 increased 9.4% to $3,005,000 from $2,747,000 for 1996.

         Net Interest Income Net interest income increased $526,000 or 7.2% to $7,882,000 for 1997, due to an increase of $1,244,000 or 8.9% in interest income, which totaled $15,226,000 for 1997 as compared to $13,982,000 for 1996. The increase in interest income more than offset the $719,000 or 10.9% increase in interest expense.

         Interest Income The increase in interest income resulted primarily from an increase in earnings on loans of $673,000 or 6.2% and investment securities of $524,000 or 18.4%. These increases, which were due primarily to an increase in the average principal balances on loans and investments of $7,500,000 and $9,000,000, respectively, were funded by increases in deposits, repurchase agreements and Federal Home Loan Bank advances.

         Interest Expense Total interest expense increased $719,000 or 10.9% from $6,625,000 for 1996 to $7,344,000 for 1997. The increase for 1997 was primarily due to an increase in the average volume of interest bearing liabilities of $14,901,000 from $137,189,000 for 1996 to $152,090,000 for 1997.
Of this amount, average FHLB advances increased from $4,176,000 for 1996 to $6,789,000 for 1997 to help fund an increasing loan environment.

         Provision for Loan Losses The provision for loan losses was $180,000 for both 1997 and 1996. It was determined that the provision for loan loss for 1997 was adequate due to management's continual evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the loan portfolio, trends in the Bank's delinquent and nonperforming loans, and the impact of economic conditions on borrowers. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

         Other Income Other income increased by $8,000 or 1.8% from $439,000 for 1996 to $447,000 for 1997. In addition, in 1997, the Bank introduced an alternative investment service to provide non-insured investment products which resulted in gross income of $11,000.

         Other Expense Other expense increased by $236,000 or 6.2% from $3,800,000 for 1996 to $4,036,000 for 1997. Compensation and benefits increased $80,000 or 4.1% due to normal salary adjustments. Occupancy and equipment expense increased $68,000 or 12.4% primarily due to increases in depreciation and maintenance on additional furniture and equipment. Other expenses increased by $88,000 or 6.8% due to general overall inflation adjustments.

         Income Taxes Income tax expense increased by $39,000 or 3.6% from $1,069,000 for 1996 to $1,108,000 for 1997. The effective tax rates were 26.9%
for 1997 and 28.0% for 1996. The effective tax rate is less than the statutory federal income tax rate of 34% due mainly to the Bank's investment in nontaxable municipal investments.

         Year 2000 A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. During 1997, the Company expended $4,000 in connection with its Y2K compliance program and has budgeted $60,000 for 1998. The Company has not engaged the consulting firm to assist it in addressing the issues surrounding the Y2K issue.

         The Company has developed a written Y2K Compliance Program which has been adopted by the Company's Board of Directors. The Company [and or its subsidiary bank] has been subject to examination by the Federal Reserve Bank of Cleveland regarding Y2K and was not made aware of any material deficiency as a result of such examination. The Company continues to monitor its relationships with suppliers of computer hardware and software for verification of compliance with Y2K. In addition the Company has undertaken a review of all major customer relationships to determine that such customers own Y2K computer issues are being addressed. The Company has initiated a year 2000 plan and has closely monitored its situation by thoroughly assessing systems and programs which may be date sensitive. The systems which are not currently year 2000 compatible are scheduled for renovation before December 1998. There can be no assurance that the Company will not experience adverse financial consequences as a result of Y2K, however, management, under the direction of the Board of Directors, continues to monitor Y2K to minimize the risks associated with it wherever identified.

         Asset Quality Nonperforming loans consist of loans past due 90 days or more and loans for which the accrual of interest has been discontinued. Nonperforming loans totaled approximately $196,000 or 0.16% of total loans at December 31, 1997, as compared to $153,000 or 0.13% of total loans at December 31, 1996. The nonperforming loans as a percentage of the allowance for loan losses was 11.2% and 9.3% at December 31, 1997 and 1996 respectively.

         The following table sets forth nonaccrual and past due loans at December 31:

                                                                                      1997               1996
                                                                                 ----------------   ----------------
                                                                                       (Dollars in thousands)
Loans accounted for on a nonaccrual basis                                             $121                $31
Accruing loans which are 90 days or more past due as to
 interest or principal payments                                                        75                 122
                                                                                 ----------------   ----------------
    Total nonperforming loans                                                         $196               $153
                                                                                 ================   ================


         Gross interest income that would have been recorded on nonaccrual loans for the year ending December 31, 1997 if the loans had been current in accordance with their original terms totaled approximately $6,000. The interest income actually reflected in earnings for 1997, on nonaccrual loans was approximately $7,000.

         Management evaluates loans that are 90 days or more past due to determine if they should be placed on nonaccrual status. Factors considered by management include the estimated value of collateral, if any, and other resources of the borrower that may be available to satisfy the delinquency.

         There are no impaired loans at December 31, 1997 and 1996.

         There are no loans as of December 31, 1997 or 1996 other than those disclosed above as either nonperforming or impaired where known information about the borrower caused management to have serious doubts about the borrower's ability to comply with their contractual repayment obligations. There are also no other interest bearing assets that would be subject to disclosure as either nonperforming or impaired if such interest bearing assets were loans. There are no concentration of loans to borrowers engaged in similar activities which exceed 10% of total loans that management is aware of.

         Summary of Loan Loss Experience The following schedule presents an analysis of the allowance for loan loss, average loan data and related ratio for the years ended December 31:

                                                                        1997               1996
                                                                   ----------------   ----------------
                                                                         (Dollars in thousands)

Balance at beginning of period                                              $1,653             $1,545

Loan charge-offs:
  Real estate - residential                                                      0                  0
  Real estate - farm                                                             0                  0
  Real estate - commercial                                                       0                  0
  Real estate - construction                                                     0                  0
  Commercial and other                                                          20                 12
  Consumer and credit card                                                     170                 99
                                                                   ----------------   ----------------
                                                                               190                111
                                                                   ----------------   ----------------

Recoveries:
  Real estate - residential                                                      0                  0
  Real estate - farm                                                             0                  0
  Real estate - commercial                                                       0                  0
  Real estate - construction                                                     0                  0
  Commercial and other                                                           7                 17
  Consumer and credit card                                                      95                 22
                                                                   ----------------   ----------------
                                                                               102                 39
                                                                   ----------------   ----------------

Net (charge-offs)/recoveries                                                   -88                -72
Additions charged to operations                                                180                180
                                                                   ----------------   ----------------
Balance at end of period                                                    $1,745             $1,653
                                                                   ================   ================

Ratio of net (charge-offs)/recoveries during period to
 average loans outstanding                                                  -0.07%             -0.06%

Comparison of December 31, 1997 and 1996 Financial Condition

         Total assets were $197,909,000 at December 31, 1997, an increase of $15,217,000 or 8.3% from $182,692,000 at December 31, 1996. Those balance sheet categories reflecting significant changes included securities held to maturity, total loans, interest bearing deposits, repurchase agreements and Federal Home Loan Bank advances, and are discussed below.

         Securities held to maturity were $23,398,000 at December 31, 1997, an increase of $5,033,000 or 27.4% from $18,365,000 at December 31, 1996.
Nontaxable obligations of states and political subdivisions comprised 99.6% and 99.5% of the total of securities held to maturity at December 31, 1997 and 1996, respectively.

         Total loans were $122,034,000 at December 31, 1997 an increase of $5,775,000 or 5.0% from $116,259,000 at December 31, 1996. The majority of the increase occurred in the real estate -commercial ($3,117,000) and consumer and credit ($3,202,000) loan categories. The various types of loans secured by real estate represents 55.2% of total loans at December 31, 1997, compared to 55.4% of total loans at December 31, 1996. The remainder of the portfolio consists of commercial, consumer and credit card loans. Late in 1997, the Bank began to offer residential mortgage loan customers a new fixed rate product. This program enabled the Bank to offer competitive long term fixed rates. These loans are made with the intent to sell in the secondary loan market. The Bank generally does not purchase or sell significant participations in loans. The Bank's loans are primarily to customers located within its local trade area.

         Interest bearing demand deposits were $37,574,000 at December 31, 1997, an increase of $5,525,000 or 17.2% from $32,049,000 at December 31, 1996. A decrease among various demand deposit accounts was offset by an influx of $8,000,000 in public funds in March 1997 from a local school district for the construction of a new facility. These funds are expected to be withdrawn over a period of twenty-four months and have been invested in securities with similar maturities.

         Securities sold under agreements to repurchase totaling $2,710,000 at December 31, 1997. There were no securities sold under agreements to repurchase at December 31, 1996.

         Federal Home Loan Bank advances were $8,745,000 at December 31, 1997, an increase of $3,930,000 or 81.6% from $4,815,000 at December 31, 1996. These borrowings are used to fund fixed rate residential real estate loans with similar maturities.

         Capital Resources and Liquidity Shareholders' equity totaled $22,158,000 at December 31, 1997, an increase of $2,224,000 or 11.2% from
$19,934,000 at December 31, 1996. This increase reflects earnings of $3,005,000, purchases of treasury shares of $312,000, dividends paid of $611,000 and an increase in the net unrealized gain on securities of $142,000. Total shareholders equity was 11.2% of total assets at December 31, 1997, compared to 10.9% at December 31,1996.

         Banking regulations have established minimum capital requirements for financial institutions including risk-based capital ratios and leveraged ratios. As of December 31, 1997 the appropriate regulatory authorities have categorized Killbuck and Bank as well capitalized under the regulatory framework for prompt corrective action.

         The primary sources of funds are deposits, repayment of loans, maturities of investments, funds provided from operations and advances from the FHLB of Cincinnati. While scheduled repayments of loans and maturities of investment securities are predictable sources of funds, deposit flows and loan repayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Management monitors projected liquidity needs and determines the level desirable, based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

         Cash and amounts due from depository institutions and federal funds sold totaled $14,601,000 at December 31, 1997. These assets provide the primary source of liquidity for the Bank. In addition, management has designated a substantial portion of the investment portfolio, ($35,079,000) as available for sale and has an available line of credit with the Federal Home Loan Bank of Cincinnati with a borrowing limit of approximately $15,900,000 at December 31, 1997 to provide additional sources of liquidity.

         The Bank's net interest income is sensitive to changes in interest rates. To mitigate the impact of changing interest rates on net interest income, the Bank manages interest rate sensitivity and assets/liability products through an assets/liability management committee. The asset/liability management committee meets as necessary to determine the rates of interest for loans and deposits. Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market area, as well, as the Bank's cost of funds.

         In an effort to reduce interest rate risk and protect itself from the negative effects of rapid or prolonged changes in interest rates, the Bank has instituted certain asset and liability management measures, including underwriting long-term fixed rate loans that are saleable in the secondary market, offering longer term deposit products and diversifying the loan portfolio into shorter term consumer and commercial business loans. In addition, since the mid-1980's, the Bank has originated adjustable-rate loans and as of December 31, 1997, they comprised approximately 68% of the total loan portfolio.

         The Committee manages the interest rate sensitivity of the Bank through the determination and adjustment of asset/liability composition and pricing strategies. The Committee then monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Bank's liquidity needs, growth, and capital adequacy. The Bank's principal strategy is to reduce the interest rate sensitivity of interest earning assets and attempt to match the maturities of interest earning assets with interest bearing liabilities, while allowing for a mismatch in an attempt to increase net interest income.

         The table below provides a measure of the Bank's interest rate sensitivity at December 31, 1997. The amount of assets or liabilities which reprice or mature within a period were determined based on the contractual terms of the assets or liability. Savings, NOW and money market demand deposit accounts reprice at management's discretion and therefore are included in the amount repricing within three months. This table may not reflect the actual impact on the Bank's changes in interest rates because the repricing of various categories of rate sensitive assets and liabilities are subject to other factors such as competition, customer preference, and management influence.

Period to Maturity or Repricing

                                                     Within         Three to                         After
                                                      Three          Twelve       One to Five        Five
                                                     Months          Months          Years           Years           Total
                                                 -------------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Loans, before allowance (1)                              $55,731        $34,619         $18,451         $12,870        $121,671
Securities (2)                                             3,273          6,224          25,654          22,283          57,434
Federal Funds Sold                                         8,300              0               0               0           8,300
                                                 ---------------------------------------------- --------------- ----------------
   Total                                                  67,304         40,843          44,105          35,153         187,405
                                                 ---------------------------------------------- --------------- ----------------
SAV., NOW, MMDA                                           56,951              0               0               0          56,951
Time Deposits                                             19,223         50,856          12,467           2,719          85,265
Other Borrowings                                           2,710            500               0           8,245          11,455
                                                 ---------------------------------------------- --------------- ----------------
   Total                                                  78,884         51,356          12,467          10,964         153,671
                                                 ---------------------------------------------- --------------- ----------------

Interest earning assets less interest bearing
 liabilities (maturity gap)                            ($11,580)      ($10,513)         $31,638         $24,189         $33,734
                                                       =========      =========        ========        ========         =======

Cumulative Interest Rate Sensitivity Gap               ($11,580)      ($22,093)          $9,545         $33,734
                                                       =========      =========         =======         =======

Cumulative Interest Rate Sensitivity Gap
 as a percent of total interest earning assets            -6.18%        -11.79%            5.09%          18.00%
                                                          ======        =======           =====          ======

Cumulative Interest Rate Sensitivity Gap
 as a percent of total assets                             -5.85%        -11.16%            4.82%          17.05%
                                                          ======        =======           =====          ======

(1) Loans exclude non-accrual loans and is net of deferred loan fees

(2) Securities exclude $1,043,000 in equity securities

         Market Risk The Bank's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Because of the nature of the Bank's operations, the Bank is not subject to currency exchange or commodity price risk and, since the Bank has no trading portfolio, it is not subject to trading risk. Currently, the Bank has equity securities that represent only 2.97% of its investment portfolio and, therefore, equity price risk is not significant.

         The Bank actively manages interest rate sensitivity and assets/liability products through an assets/liability management committee. The principle purposes of asset-liability management are to maximize current net interest income while minimizing the risk to future earnings of negative fluctuations in net interest margin and to insure adequate liquidity exists to meet operational needs.

         Interest rate sensitivity is measured as the difference between the volume of assets and liabilities that are subject to repricing in a future period of time. These differences are known as interest sensitivity gaps. The Bank utilizes gap management as the primary means of measuring interest rate risk. Gap analysis identifies and quantifies the Bank's exposure or vulnerability to changes in interest rates in relationship to the Bank's interest rate sensitivity position. A rate sensitive asset or liability is one which is capable of being repriced (i.e., the interest rate can be adjusted or principal can be reinvested) within a specified period of time. Subtracting total rate sensitive liabilities (RSL) from total rate sensitive assets (RSA) within specified time horizons nets the Bank's gap positions. These gaps reflect the Bank's exposure to changes in market interest rates, as discussed below.

         Because many of the Bank's deposit liabilities are capable of being immediately repriced, a portion of the investment portfolio consists of rate sensitive securities and the Bank offers variable rate loan products in order to maintain a proper balance in its ability to reprice various interest bearing assets and liabilities. Furthermore, the Bank's deposit rates are not tied to an external index over which the Bank could exercise no control. As a result, although changing market interest rates impact repricing, the Bank has retained much of its control over repricing.

         The table below, sets forth, in summary form, the Bank's repricing analysis at December 31, 1997. The repricing analysis shown below is based upon the repricing intervals of variable rate assets and liabilities and upon contractual maturities of fixed rate instruments without any consideration for prepayments.

         The Bank conducts the rate sensitivity analysis through the use of a simulation model which also monitors earnings at risk by projecting earnings of the Bank based upon an economic forecast of the most likely interest rate movement. The model also calculates earnings of the Bank based upon what are estimated to be the largest foreseeable rate increase and the largest foreseeable rate decrease. Such analysis translates interest rate movements and the Bank's rate sensitivity position into dollar amounts by which earnings may fluctuate as a result of rate changes. Based upon the economic forecasts of the most likely interest rate movement, the Bank's 12 month percentage deviation of earnings from a flat rate scenario would be 1%.

                                         INTEREST RATE SENSITIVITY GAPS
                                                 (IN THOUSANDS)
                                    1998        1999        2000      2001       2002     Thereafter     Total
                                 ---------------------------------------------------------------------------------
Interest-earnings assets:
  Loans:
    Fixed                            $7,277       $3,039     $5,524    $5,933      $3,955     $12,870     $38,598
    Variable                         83,073            0          0         0           0           0      83,073
  Securities:
    Fixed                             9,497        9,620      3,597     6,689       5,748      22,283      57,434
    Variable                              0            0          0         0           0           0           0
  Other interest-earning assets       8,300            0          0         0           0           0       8,300
                                 ---------------------------------------------------------------------------------
Total interest-earning assets       108,147       12,659      9,121    12,622       9,703      35,153     187,405
                                 ---------------------------------------------------------------------------------

Interest-bearing liabilities:
  Demand and savings deposits        56,951            0          0         0           0           0      56,951
  Time deposits:
    Fixed                            69,511        5,815      3,112     2,083         710       2,719      83,950
    Variable                            568          747                                                    1,315
  Repurchase agreements               3,210            0          0         0           0       8,245      11,455
                                 ---------------------------------------------------------------------------------
Total interest-bearing              130,240        6,562      3,112     2,083         710      10,964     153,671
liabilities
                                 ---------------------------------------------------------------------------------

Interest rate sensitivity gap      (22,093)        6,097      6,009    10,539       8,993      24,189

Cumulative rate sensitivity gap   ($22,093)    ($15,996)   ($9,987)      $552      $9,545     $33,734
                                 =====================================================================

Interest rate sensitivity gap
 as a percent of interest
 earning assets                    (11.79%)      (8.54%)    (5.33%)     0.29%       5.09%      18.00%
                                 =====================================================================

          The data included in the table indicates that the Bank is liability sensitive within one year. Generally, a liability sensitive gap indicates that declining interest rates could positively affect net interest income as expense of liabilities would decrease more rapidly than interest income would decline. Conversely, rising rates could negatively affect net interest income as income from assets would increase less rapidly than deposit costs. During times of rising interest rates, an asset sensitive gap could positively affect net interest income as rates would be increased on a larger volume of assets as compared to deposits. As a result, interest income would increase more rapidly than interest expense. An asset sensitive gap could negatively affect net interest income in an environment of decreasing interest rates as a greater amount of interest bearing assets could be repricing at lower rates. Although rate sensitivity analysis enables the Bank to minimize interest rate risk, the magnitude of rate increases or decreases on assets versus liabilities may not correlate directly. As a result, fluctuations in interest spreads can occur even when repricing capabilities are perfectly matched.

         It is the policy of the Bank to generally maintain a gap between .90 and 1.20 for the time horizon of one year. When Management believes that interest rates will increase it can take actions to increase the RSA/RSL ratios. When Management believes interest rates will decline, it can take actions to decrease the RSA/RSL ratio.

         During 1997, in order to adjust its interest rate sensitivity, the Bank's focus was on spreading out the maturities of time deposits within the one year time frame while continuing the growth in variable rate loans. The above strategy was implemented to better position the Bank for rate changes in either direction. The Bank's asset/liability management focus for 1998 will include improving the Bank's rate sensitivity gap. As noted above, at December 31, 1997, the Bank was liability sensitive within one year, however, the cumulative rate sensitivity gap was such that the Bank's earnings and capital should not be materially affected by the repricing of assets and liabilities due to increases or decreases in interest rates in 1998.

         Changes in market interest rates can also affect the Bank's liquidity position through the impact rate changes may have on the market value of the Bank's investment portfolio. As noted in the above discussion relating to securities, rapid increases in market rates can negatively impact the market values of investment securities. As securities values decline it becomes more difficult to sell investments to meet liquidity demands without incurring a loss. The Bank can address this by increasing liquid funds which may be utilized to meet unexpected liquidity needs when a decline occurs in the value of securities.

     Impact of Inflation and Changing Prices The consolidated financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. Unlike most industrial companies, virtually all the assets and liabilities are monetary in nature. The impact of inflation is reflected in the increased cost of operations. As a result, interest rates have a greater impact on performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

     Pending Accounting Pronouncements In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provision of Statement No. 125, an amendment of Statement No. 125." The adoption of the provision of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

         In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on financial position or results of operations.

         Certain Statistical Information The following schedules present, for the period indicated, certain financial and statistical information, or a specific reference as to the location of the required disclosures elsewhere herein.

         Distribution Of Assets, Liabilities And Shareholders' Equity, Interest Rates And Interest Differential

         The information required under this section is set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Investment Portfolio The amortized cost, unrealized gains and losses, and estimated market values are as follows at December 31:


                                                                                                 1997
                                                              ----------------------------------------------------------------
                                                                                  Gross            Gross           Estimated
                                                                Amortized       Unrealized       Unrealized     Market
                                                                   Cost           Gains           Losses             Value
                                                                -----------     ----------       ----------     --------------
Available for Sale
         U.S. Treasury securities                               $ 9,781,819      $20,337          $     -          $ 9,802,156
         Obligations of U.S. Government
          Agencies and Corporations                              24,304,525       27,237           98,812           24,232,950
                                                                -----------      -------          -------          -----------
              Total debt securities                              34,086,344       47,574           98,812           34,035,106
         Equity securities                                        1,043,410            -                -            1,043,410
                                                                -----------      -------          -------          -----------
              Total                                             $35,129,754      $47,574          $98,812          $35,078,516
                                                                ===========      =======          =======          ===========

Held to Maturity
         Obligations of States and Political
          Subdivisions                                          $23,298,480       $575,642         $7,214          $23,866,908
         Corporate Securities                                       100,000              -            375               99,625
                                                                -----------       --------         ------          -----------
              Total                                             $23,398,480       $575,642         $7,589          $23,966,533
                                                                ===========       ========         ======          ===========


                                                                                                 1996
                                                                --------------------------------------------------------------
                                                                                  Gross             Gross          Estimated
                                                                Amortized       Unrealized       Unrealized   Market
                                                                  Cost            Gains            Losses            Value
                                                                -----------     ----------       ----------     --------------
Available for Sale
         U.S. Treasury securities                              $    994,508      $  2,992         $      -         $   997,500
         Obligations of U.S. Government
          Agencies and Corporations                              31,225,987        18,595          288,354          30,956,228
                                                                -----------      --------         --------         -----------
              Total debt securities                              32,220,495        21,587          288,354          31,953,728
         Equity securities                                          889,210             -                -             889,210
                                                                -----------      --------         --------         -----------
              Total                                             $33,109,705      $ 21,587         $288,354         $32,842,938
                                                                ===========      ========         ========         ===========

Held to Maturity
         Obligations of States and Political
          Subdivisions                                          $18,264,587      $257,491         $114,124         $18,407,954
         Corporate Securities                                       100,000             -            1,920              98,080
                                                                -----------      --------         --------         -----------
              Total                                             $18,364,587      $257,491         $116,044         $18,506,034
                                                                ===========      ========         ========         ===========

Maturity or Next Rate Adjustment Date

The following is a schedule of maturities or next rate adjustment date and related weighted average yields of securities at December 31, 1997



                                                              After three months but        After one year but
                                     Within three months          Within one year           Within five years
                                   ------------------------- -------------------------- ----------------------------
                                      Amount        Yield         Amount         Yield       Amount          Yield
                                   -------------- ----------  -------------     -------   -------------    ---------
Available for Sale (1)
  U.S. Treasury securities           $2,496,875         5.89%   $2,005,000         5.99%   $ 5,300,281         5.91%

 Obligations of U.S.
Government agencies and
corporations                            500,000         6.06%    1,791,562         5.23%    18,188,076         6.22%

  Equity securities (2)                       0         0.00%            0         0.00%             0         0.00%
                                     ----------      --------   ----------      --------   -----------      --------

Total                                $2,996,875         5.92%   $3,796,562         5.63%   $23,488,357         6.15%
                                     ==========      ========   ==========      ========   ===========      ========

Held to Maturity
Obligations of states and            $  275,519         4.14%   $1,927,213         4.50%   $ 9,663,493         4.96%
political subdivisions (3)

Corporate bonds                               0         0.00%            0         0.00%       100,000         6.00%
                                     ----------      --------    ---------      --------   -----------      --------

  Total                              $  275,519         4.14%   $1,927,213         4.50%   $ 9,763,493         4.97%
                                     ==========      ========   ==========      ========   ===========      ========



                                           After five but
                                          Within ten years            After 10 Years
                                     --------------------------  -----------------------
                                         Amount        Yield       Amount       Yield       Total
                                     ---------------  ---------  -----------  ---------- ------------
Available for Sale (1)
  U.S. Treasury securities           $         0         0.00%   $      0         0.00%   $ 9,802,156

 Obligations of U.S.
Government agencies and
corporations                           3,753,312         6.68%          0         0.00%    24,232,950

  Equity securities (2)                        0         0.00%          0         0.00%             0
                                     -----------      --------   --------      --------   -----------

Total                                $ 3,753,312         6.68%   $      0         0.00%   $34,035,106
                                     ===========      ========   ========      ========   ===========

Held to Maturity
Obligations of states and            $11,140,535         4.82%   $291,720         4.62%   $23,298,480
political subdivisions (3)

Corporate bonds                                0         0.00%          0         0.00%       100,000
                                     -----------      --------   --------      --------   -----------

  Total                              $11,140,535         4.82%   $291,720         4.62%   $23,398,480
                                     ===========      ========   ========      ========   ===========



(1) The weighted average yield has been computed using the historical amortized cost for available for sale securities.
(2) Excludes $1,043,410 of equity securities which have no stated maturity.
(3) Weighted average yields on nontaxable obligations have been computed based on actual yield stated on the security.

Excluding holdings of U.S. Treasury and other agencies and corporations of the U.S. Government, there were no investments in securities of any one issuer that exceeded 10% of the bank's shareholder equity at December 31, 1997.

         Loan Portfolio Types of loans. Total loans on the balance sheet are comprised of the following classifications as December 31:

                                                      1997                    1996
                                              ---------------------   ---------------------
Real estate - residential                              $41,473,027             $39,820,133
Real estate - farm                                       3,846,541               4,589,030
Real estate - commercial                                21,204,753              18,087,851
Real estate - construction                                 782,569               1,947,042
Commercial and other                                    33,745,364              34,035,720
Consumer and credit card                                20,981,516              17,779,182
Deferred loan fees                                       (363,127)               (399,181)
                                              ---------------------   ---------------------
                                                      $121,670,643            $115,859,777
                                              =====================   =====================


         The largest category of loans comprising the Bank's Loan Portfolio is Residential Real Estate Loans. These loans are primarily single family residential real estate loans secured by a first mortgage on the dwelling. The risks associated with these loans are primarily the risk of default in repayment and inadequate collateral. The second largest loan segment of the Bank's Loan Portfolio is the Commercial and Other category. The loans comprising this category represent loans to business interests, located primarily within the Bank's defined market areas, with no significant industry concentration. Commercial Loans include both secured and unsecured loans. The risks associated with these loans are principally the risk in default of the payment of principal resulting from economic problems of the commercial customer, economic downturn effecting the market in general and in the case of secured loans inadequate collateral. Consumer and credit card loans comprise the next largest area of the Bank's loan portfolio. These loans include consumer installment including automobile loans as well as personal loans and credit card loans. The risks inherent in these loans include the risk of default in principal, repayment and in the case of secured loans the risk of inadequate collateral. Real Estate Commercial Loans represent the next largest category and include development loans as well as investment commercial real estate such as land loans. These loans have risks which include the risk of default in the repayment of principal and inadequate collateral as well as the risk of cash flow interruption due to, in the case of rental real estate, the inability to obtain or collect adequate rental rates.

         The Bank's loan policy establishes guidelines to manage credit risk and asset quality. These guidelines include loan review and early identification of problem loans to ensure sound credit decisions. The Bank's credit policies and procedures are meant to minimize the risk and uncertainties inherent in lending. In following these policies and procedures management must rely on estimates, appraisals and evaluations of loans and the possibility that changes in these could occur partly because of changing economic conditions. The amount and type of collateral which the Bank requires in connection with its lending activities is dependant upon the specific facts and circumstances of each credit facility. The Bank's loan policy for real estate loans does set forth internal maximum loan to value ratios for various types of real estate loans. In the case of owner-occupied 1-4 family residential the maximum loan to value ratio is generally 80%. Home equity loans are 75%. Improved business and industrial property loans, improved agricultural loan involving land and construction loans are 80%. Land development loans are 75% and raw land loans are 65%. In the case of other types of loans the loan to value ratio is not fixed by the Loan Policy but is dependent upon a number of other factors. The Bank does not make uninsured conventional mortgage loans with loan to value ratios above 80%. All loans of the Bank are monitored by a loan officer and where appropriate requests are made to update appraisals, provide third party guarantees or take other actions to assure the Bank of the creditworthiness of the borrow.

         The Bank's loan policy contains a number of quantitative and qualitative requirements in connection with granting loan approvals. Depending upon the type and nature of the loan requested the Bank makes both secured and unsecured loans. In the case of secured loans the Bank's loan policy requires that such loans be adequately collaterized and in the case of loans secured by real estate, accompanied by an appropriate appraisal.

         Pursuant the Bank's Loan Policy, the quality and liquidity of collateral is of paramount importance and must be confirmed before the loan is made. The Bank's Loan Policy requires that secured loans be margined so that money received from the collateral, under foreclosure conditions, will repay the loan. Loan officers are responsible for obtaining an objective appraisal of the collateral prior to funding a loan . In the event the loan is renewed or extended, the loan officer must consider the need for a new appraisal before granting the renewal or extension.

         Maturities & Sensitivities of Loans to Changes in Interest Rates The following is a schedule of maturities and sensitivities of loans subject to changes in interest rates as of December 31, 1997:

                                                                     One                    Over
                                            One Year               Through                  Five
                                            or Less               Five Years               Years
                                      ---------------------   -------------------   ---------------------
Real estate - residential                       $2,294,391              $864,179             $29,939,728
Real estate - farm                                       0               122,541               3,476,019
Real estate - commercial                            10,950             1,024,824              17,880,817
Real estate - construction                         440,029                     0                       0
Commercial and others                           14,707,077             6,393,392               5,165,706
Consumer and credit card                                 0                94,726                 659,107

          Balance sheet structure and interest rate changes play important role in the growth of net interest income. The Bank's Asset/Liability Committee
(ALCO) manages the overall rate sensitivity and mix of the balance sheet to anticipate and minimize the effects of interest rate fluctuation and maintain a consent net interest margin. The relative measure of assets and liabilities that will mature or are scheduled to reprice within various time categories is known as "GAP." Because the Company has more liabilities than assets repricing within one year at December 31, 1997, it has a negative GAP and is considered liability sensitive. In a rising rate environments, this liability surplus would most likely detract from net interest income. In a declining rate environment the effect would most likely be favorable. Experience has shown that his generalization does not fully capture the true dynamics of interest rate changes since asset and liability rate do not adjust equally.

         Risk Elements The information required under this section is set forth under the heading "Asset Quality" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Summary of Loan Loss Experience Analysis of Loan Loss Experience. The information required under this section is set forth under the heading "Summary of Loan Loss Experience" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Allocation of the Allowance for Loan Losses The following table allocates the allowance for loan losses at December 31, 1997 and 1996 to each loan category. The allowance has been allocated according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the following categories of loans at the dates indicated, although the entire allowance balance is available to absorb any actual charge-offs that may occur.

                                                       1997                                  1996
                                        -----------------------------------   -----------------------------------
                                                             Percentage                            Percentage
                                                             of Loans to                           of Loans to
                                           Allowance         Total Loans         Allowance         Total Loans
                                        ----------------   ----------------   ----------------   ----------------
Real estate - residential                          $402             34.00%               $360             34.20%
Real estate - farm                                   35              3.20%                 38              3.90%
Real estate - commercial                            273             17.40%                239             15.60%
Real estate - construction                            6              0.60%                 15              1.70%
Commercial and other loans                          568             27.70%                574             29.30%
Consumer and credit loans                           342             17.10%                341             15.30%
Unallocated                                         119              0.00%                 86              0.00%
                                        ----------------   ----------------   ----------------   ----------------
                                                 $1,745            100.00%             $1,653            100.00%
                                        ================   ================   ================   ================


         The Bank reviews the adequacy of its allowance for loan losses on a quarterly basis. In determining the adequacy of its allowance account the Bank makes general allocations based upon loan categories such as nonaccrual and past due loans as well as type of loans such as residential real estate, commercial, consumer and credit card. After general allocations, the Bank makes specific allocations for individual credits. Any remaining balance is determined to be "unallocated." The Bank has determined that the reserve is adequate as of December 31, 1997, based upon its analysis and experience.

         Deposits

         Average Amounts and Rates. The information required under this section is set forth under the heading "Overview Average Balances and Yields" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

         Foreign Deposits.  There are no foreign deposits at December 31, 1997.

         Maturity of Time Deposits of $100,000 or More. The following is a schedule of maturities of time deposits in amounts of $100,000 or more as of December 31, 1997 (in thousands):

Three months or less                                          $6,013
Three through six months                                       7,928
Six through twelve months                                      6,997
Over twelve months                                               837
                                                     ----------------
Total                                                        $21,775
                                                     ================

         Return on Equity and Assets The ratio of net income to daily average total assets and average shareholders' equity, and certain other ratios, are as follows:

                                                                                     December 31,
                                                                                1997               1996
                                                                          ----------------   ----------------
  Percentage of net income to:

    Average total assets                                                            1.55%              1.56%

    Average shareholders' equity                                                   14.26%             14.57%

  Percentage of dividends declared per common share to net
  income per common share                                                          20.36%             18.52%

  Percentage of average shareholders' equity to average
  total assets                                                                     10.86%             10.73%

         Short-Term Borrowings This information is not required as the average amount of borrowings during the period did not exceed 30% of shareholders' equity.

Management's Discussion And Analysis Of The Interim Period Ended June 30, 1998

Comparison Of Financial Condition At June 30, 1988 And December 31, 1997

         Total assets at June 30, 1998, increased by approximately $5,673,000 or 2.9% for the first half of 1998.

         Cash and cash equivalents increased by approximately $916,000 or 6.3% from December 31, 1997, to June 30, 1998, with liquid funds held in the form of federal funds sold increasing $1,100,000. Management increased liquid funds due to expected loan growth.

         Investment securities increased slightly by approximately $160,000 or .3% from December 31, 1997 to June 30, 1998. The composition changed slightly with securities available for sale decreasing by approximately $1,055,000 and securities held to maturity increasing by approximately $1,215,000. Management classified new purchases as held to maturity based upon their intent and ability to hold these securities.

         The loan portfolio increased by approximately $4,548,000 or 3.7% from December 31, 1997, to June 30, 1998. The majority ($3,918,000 or 86.1%) of that increase occurred in the commercial loan category due to the continuing demand of commercial loans in the Bank's market area and the Bank's competitive pricing of these loans.

         Total deposits increased by approximately $3,707,000 or 2.3% for the first six months of 1998. Interest-bearing demand deposits decreased by approximately $3,662,000 or 9.7%, while time deposits increased by approximately $7,166,000 or 8.4%. Management attributes this decrease/increase to current depositors transferring deposits from interest bearing demand accounts to time accounts and new customers opening time deposit accounts due to the current competitive rates being offered by the Bank.

         Shareholders' Equity increased by approximately $1,215,000 or 5.5%, which was mainly due to earnings of $1,510,000 for the first six months of 1998 reduced by the cash dividends paid in June, 1998 of $331,000. Management monitors risk-based capital and leveraged capital ratios in order to assess compliance of the regulatory guidelines. At June 30, 1998, the total capital ratio was 19.51%; the Tier I capital ratio was 18.26%, and the leverage ratio was 11.55%, compared to regulatory capital requirements of 8%, 4% and 4% respectively. These ratios are well in excess of regulatory capital requirements.

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank.

         The Company has initiated a year 2000 plan and has closely monitored its situation by thoroughly assessing systems and programs which may be date sensitive. The systems which are not currently year 2000 compatible are scheduled for renovation before December 1998. There can be no assurance that the Company will not experience adverse financial consequences as a result of the Y2K, however, management, under the direction of the Board of Directors, continues to monitor Y2K to minimize the risks associated with it wherever identified. Management has estimated that the total cost to become year 2000 compliant is approximately $65,000.

Comparison Of The Results Of Operations For The Six Months Ended June 30, 1998 And 1997

         Total interest income of approximately $7,812,000 for the six month period ended June 30, 1998, compares to approximately $7,419,000 for the same period in 1997, an increase of $393,000 or 5.3%. The majority of the overall increase in total interest income is attributed to an increase in interest and fees on loans of approximately $387,000 or 98.5% of the overall increase. The increase in interest and fees on loans is due primarily to increased volume in the loan portfolio. The daily average balances outstanding for the six month periods of 1998 and 1997 respectively were $124,980,000 and $118,211,000, an increase of approximately $6,769,000.

         Total interest expense of approximately $3,780,000 for the six month period ending June 30, 1998, represents an increase of $234,000 from the approximately $3,546,000 reported for the same six month period in 1997. The increase in interest expense on deposits of approximately $95,000 is due mainly to an overall increase in volume. The daily average balances of interest bearing demand deposits for the six month period of 1998 and 1997 respectively were $36,796,000 and $35,334,000, an increase of approximately $1,462,000. The daily average balances of savings accounts, which remained fairly stable, for the six month period of 1998 and 1997 respectively were $19,440,000 and $19,351,000. The daily average balances of time deposits for the six month periods of 1998 and 1997 respectively were $88,784,000 and $88,457,000 an increase of approximately $327,000. The interest expense on Federal Home Loan Bank advances increased by approximately $106,000 due to an increase in the daily average balance outstanding. The daily average balances outstanding for the six month periods of 1998 and 1997 respectively were $8,952,000 and $5,789,000, an increase of approximately $3,163,000. The interest expense on securities sold under repurchase agreements increased by approximately $33,000 due to an increase in the daily average balance outstanding. The daily average balances outstanding for the six month periods of 1998 and 1997 respectively were $2,473,000 and $455,000, an increase of approximately $2,018,000.

         Net interest income of approximately $4,031,000 for the six months ended June 30, 1998, compares to approximately $3,873,000 for the same six month period in 1997, an increase of $158,000 or 4.1%.

         Total other income for the six month period ended June 30, 1998, of approximately $255,000 compares to approximately $216,000 for the same six month period in 1997, an increase of $39,000 or 18.1%. Income from the alternative investment service the Bank introduced in 1997 accounted for $19,000 or 48.7% of this increase with the remaining increase attributed to normal activity.

         Total other expense of approximately $2,203,000 for the six months ended June 30, 1998, compares to approximately $1,983,000 for the same six month period in 1997. This represents an increase of $220,000 or 11.1%. Net increases in salaries and employee benefits expense of approximately $126,000, professional fees of $43,000 and other expenses of approximately $21,000 were the major contributors to the overall net increase. The increase in salary and employee benefits is attributed to normal annual salary increases, staff additions and increased hospitalization premiums and pension costs. The increase in professional fees is attributed to costs of becoming a securities and exchange registrant and merger expenses. The increase in other expenses were brought about by those items that are generally thought to be normal and recurring in nature. Net income for the six month period ended June 30, 1998, was approximately $1,510,000, an increase of $44,000 or 3.0% from the approximately $1,466,000 reported at June 30, 1997.

Comparison Of The Results Of Operations For The Three Months Ended June 30, 1998 And 1997.

         Total interest income of approximately $3,939, 000 for the three month period ended June 30, 1998, compares to approximately $3,816,000 for the same period in 1997, an increase of $123,000 or 3.2%. Interest and fees on loans and interest on federal funds sold increased respectively approximately $158,000 and $38,000 due mainly to an increase in the balances outstanding. These increases were offset by a decrease in investment income of approximately $73,000. This decrease is due mainly to an overall reduction in the investment balances outstanding.

         Total interest expense of approximately $1,926,000 for the three month period ending June 30, 1998, represents an increase of $76,000 from the approximately $1,850,000 reported for the same three month period in 1997. The majority of the overall increase is attributed to an increase in interest expense on Federal Home Loan Bank advances of approximately $45,000 or 59.2% of the overall increase. This increase is attributed to an increase in the daily average balances outstanding. The daily average balances outstanding for the three month periods of 1998 and 1997 respectively were $9,243,000 and $6,380,000, an increase of approximately $2,863,000.

         Net interest income of approximately $2,014,000 for the three months ended June 30, 1998, compares to approximately $1,966,000 for the same three month period in 1997, an increase of $48,000 or 2.4%.

         Total other income for the three month period ended June 30, 1998, of approximately $125,000 compares to approximately $111,000 for the same three month period in 1997, an increase of $14,000 or 12.6%. Income from the alternative investment service the Bank introduced in 1997 accounted for approximately $4,300 of the overall increase with the remaining increase attributed to normal activity.

         Total other expense of approximately $1,054,000 for the three months ended June 30, 1998, compares to approximately $943,000 for the same three month period in 1997. This represents and increase of $111,000 or 11.8%. Net increases in salaries and employee benefits expense of approximately $55,000 and professional fees of $38,000 were the major contributors to the overall net increases. The increase in salary and employee benefits is attributed to normal annual salary increases, staff additions and increased hospitalization premiums and pension costs. The increase in professional fees is attributed to costs of becoming a securities and exchange registrant and merger expenses. Net income for the three month period ended June 30, 1998 was approximately $794,000, an increase of $5,000 or .6% from the approximately $789,000 reported for the same three month period in 1997.

         Liquidity Management monitors projected liquidity needs and determines the level desirable based in part on the Bank's commitments to make loans and management's assessment of the Bank's ability to generate funds.

         The primary sources of funds are deposits, repayment of loans, maturities of investments, funds provided from operations and advances from the FHLB of Cincinnati. While scheduled repayments of loans and maturities of investment securities are predictable sources of funds, deposit flows and loan repayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its sources of funds to fund existing and future loan commitments, to fund maturing time deposits and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         Cash and cash equivalents totaled $15,517,000 at June 30, 1998, an increase of $916,000 from $14,601,000 at December 31,1997. These assets provide the primary source of liquidity for the Bank. In addition, management has designated a substantial portion of the investment portfolio, approximately $34,023,000 as available for sale and has an available line of credit with the Federal Home Loan Bank of Cincinnati with a borrowing limit of $8,000,000 at June 30, 1998, to provide additional sources of liquidity.

         Cash was provided during the six month period ended June 30, 1998, mainly from operating activities of $1,508,000, a net increase in deposits of $3,707,000 and an increase in Federal Home Loan Bank advances of $988,000. Cash was used during the six month period ended June 30, 1998, mainly to fund a net increase in loans of $4,590,000 and to pay dividends of $331,000.

         Management is not aware of any conditions, including any regulatory recommendations or requirements, which would adversely affect its liquidity or ability to meet its funding needs in the normal course of business.

         Risk Elements The table below presents information concerning nonperforming assets including nonaccrual loans, renegotiated loans, loans 90 days or more past due, other real estate loans and repossessed assets at June 30,

1998, and December 31, 1997. A loan is classified as nonaccrual when, in the opinion of management, there are doubts about collectability of interest and principal. At the time the accrual of interest is discontinued, future income is recognized only when cash is received. Renegotiated loans are those loans which terms have been renegotiated to provide a reduction or deferral of principal or interest as of result of the deterioration of the borrower.

                                                                                 June 30,         December 31,
                                                                                   1998              1997
                                                                                ---------         ------------
                                                                                     (dollars in thousands)
Loans on nonaccrual basis                                                           $133                $121
Loans past due 90 days or more                                                       176                  75
                                                                                    ----               -----
              Total nonperforming loans                                             $309                $196
                                                                                    ====                ====

Nonperforming loans as a percent of total loans                                     .24%                .16%
                                                                                    ===                 ===

Nonperforming assets as a percent of total assets                                   .15%                .10%
                                                                                    ===                 ===

Allowance for loan losses to nonperforming loans                                 579.94%             890.31%
                                                                                 ======              ======

              The Bank had no renegotiated loans, other real estate or repossessed assets of June 30, 1998, and December 31, 1997.

              Management monitors impaired loans on a continual basis. As of June 30, 1998, impaired loans had no material effect on the Bank's financial position or results of operations.

              The allowance for loan losses at June 30, 1998, totaled $1,792,000 or 1.4% of total loans as compared to $1,745,000 or 1.4% at December 31, 1997. Provisions for loan losses were $90,000 for both six month periods ended June 30, 1998 and 1997.

         Management performs a quarterly evaluation of the allowance for loan losses. The evaluation incorporates internal loan review, actual historical losses, as well as any negative economic trends in the local market. The evaluation is presented to and approved by the Board of Directors of the Bank. Management, through the use of the quarterly evaluation, believes that the allowance is maintained at an adequate level. However, there can be no assurance that the current allowance for loans losses will be adequate to absorb all future loan losses.

EXECUTIVE COMPENSATION.

                  The following remuneration table sets forth all direct remuneration paid by the Bank in 1997 to Killbuck's President and Chief Executive Officer. No other Officers' total compensation exceeded $100,000 for the year ended 1997.

Summary Compensation Table

                                                Annual Compensation
                                                -------------------
       Name and                                                                                     All Other
  Principal Position             Year                  Salary                  Bonus               Compensation
  ------------------             ----                  ------                  -----               ------------
Mr. Luther E. Proper             1997                $102,500.00             $22,597.00              $7,990.95
President and Chief              1996                $95,000.00              $21,743.00              $8,161.11
Executive Officer                1995                $85,250.00              $20,279.00              $7,907.76

         Report of the Compensation Committee of Killbuck Bancshares, Inc. on Compensation Under rules established by the Securities and Exchange Commission (the "SEC"), Killbuck is required to provide certain data and information in regard to the compensation and benefits provided to Killbuck's President and Chief Executive Officer and, if applicable, the four other most highly compensated Executive Officers, whose compensation exceeded $100,000 during Killbuck's fiscal year. The disclosure requirements, as applied to Killbuck, include only Killbuck's President and Chief Executive Officer Mr. Luther E. Proper. The disclosure includes the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting such officers. Killbuck Bancshares, Inc. is a holding company and owns a single operating subsidiary, The Killbuck Savings Bank Company. Killbuck Bancshares, Inc. has no direct employees. All disclosures contained in this Proxy Statement regarding executive compensation reflect compensation paid by The Killbuck Savings Bank Company. The Compensation Committee of Killbuck has the responsibility of determining the compensation policy and practices with respect to all Executive Officers. At the direction of the Board of Directors, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

         Compensation Philosophy. This report reflects Killbuck's compensation philosophy as endorsed by the Compensation Committee. The Compensation Committee makes a recommendation regarding the level of compensation for Mr. Proper. The Compensation Committee determines the level of compensation for all other Executive Officers within the constraints of the amounts approved by the Board.

         Essentially, the executive compensation program of Killbuck has been designed to:

- Support a pay-for-performance policy that awards Executive Officers for corporate performance.
-        Motivate key Executive Officers to achieve strategic business goals.
- Provide compensation opportunities which are comparable to those offered by other peer group companies; thus allowing Killbuck to compete for and retain talented executives who are critical to Killbuck's long-term success.

         Salaries. Effective January 1, 1997, the Compensation Committee recommended and the Board increased the salary paid to Mr. Proper. The increase reflected consideration of competitive data reported in compensation surveys and the Compensation Committee's assessment of the performance of such executives over the intervening year and recognition of Killbuck's performance during 1996. In addition, the Compensation Committee approved compensation increases for all other Executive Officers of Killbuck. Executive Officer salary increase determinations are based upon an evaluation of such executives' performance against goals set in the prior year.

         Cash Bonus Plan. Killbuck maintains a cash bonus plan (the "Bonus Plan") which allocates a portion of Killbuck's net income for the purpose of employee cash bonuses on an annual basis. The award of a bonus to any employee under the terms of the Bonus Plan is discretionary and in the case of Mr. Proper is determined by the Board of Directors upon the recommendation of the Compensation Committee, and in all other cases is determined by the Compensation Committee upon recommendation of management.

         The Compensation Committee has determined that a significant portion of executive compensation should be payable in an annual bonus which shall be based principally upon the financial performance of Killbuck. The Compensation Committee believes that it is important to reward executive management based upon the success of Killbuck.

This Report on Compensation is submitted by the Compensation Committee Members:

         John Baker, Robert Bell, Thomas Gindlesberger, Allan Mast, Luther
Proper

Compensation Committee Interlocks and Insider Participation

         Mr. Luther E. Proper, Killbuck's President and Chief Executive Officer served on the Compensation Committee of Killbuck, which is responsible for compensation matters (see "Report of the Compensation Committee of Killbuck Bancshares, Inc. on Compensation" in this Proxy Statement).

         Although Mr. Proper served on the Compensation Committee, he did not participate in any decisions regarding his own compensation as an Executive Officer.

Director Compensation

         Directors of Killbuck, other than those persons who serve as officers of Killbuck and its subsidiary, The Killbuck Savings Bank Company, received an annual retainer of $6,000 during 1997. The Chairman of the Board received an annual retainer of $7,200. Effective January 1, 1998, the fee stayed the same.

Performance Graph - Five-Year Shareholder Return Comparison

         The SEC requires that Killbuck include in this Proxy Statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by Killbuck. Killbuck has selected the Dow Jones Equity Market Index and the Dow Jones Regional Bank Index for purposes of this performance comparison. The chart below compares the value of $100 invested on December 31, 1990, in Killbuck's stock, the Dow Jones Equity Market Index and the Dow Jones Regional Bank Index.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG KILLBUCK
       BANCSHARES, INC., DOW JONES EQUITY MARKET INDEX & DOW JONES MAJOR
             REGIONAL BANK INDEX FOR FISCAL YEAR ENDING DECEMBER 31

                                  [LINE GRAPH]

                                                             1992        1993        1994         1995        1996        1997
                                                             ----        ----        ----         ----        ----        ----
      KILLBUCK BANCSHARES, INC.                           $100.00     $116.40     $134.60      $188.53     $272.48     $404.92
      DOW JONES EQUITY MARKET INDEX                       $100.00     $109.95     $110.76      $152.49     $187.63     $251.34
      DOW JONES REGIONAL BANK INDEX                       $100.00     $105.27     $101.31      $162.02     $222.62     $347.78


ASSUMES $100 INVESTED ON JANUARY 1, 1992
IN KILLBUCK BANCSHARES, INC. COMMON STOCK,
DOW JONES EQUITY MARKET INDEX & DOW JONES MAJOR
REGIONAL BANK INDEX

*TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP INFORMATION

To Killbuck's knowledge, except as noted below, no person or entity owns beneficially, directly or indirectly, 5 percent or more of Killbuck's common stock as of September 30, 1998.

                                                     Amount and Nature of               % of
Name and Address of Beneficial Owner                 Beneficial Ownership               Class
------------------------------------                 --------------------               -----
The Holmes Limestone Co.                             45,120 Shares                      6.85%
P.O. Box 295
Berlin, Ohio 44610

Thomas D. Gindlesberger                              35,000 Shares                      5.29%
P.O. Box 129
Millersburg, Ohio 44654

The following table sets forth, as of March 31, 1998, information as to the beneficial ownership of Killbuck's Common Stock by each Directors and Executive Officer and All Directors and Executive Officers as a group.

                                                     Shares of Company Common
                                                   Stock Owned Beneficially as     Percentage of Beneficial
                                                            of 9/30/98             Ownership as of 9/30/98
                                                   ---------------------------     ------------------------
                          Name & Age
                          ----------
             John W. Baker             Age 53               530                              .08%
             Robert D. Bell (1)        Age 71             2,865                              .43%
             Richard L. Fowler (2)     Age 68             6,120                              .92%
             Thomas D. Gindlesberger   Age 72            35,000                             5.29%
             Craig A. Lawhead (3)      Age 40             1,300                              .20%
             Allan R. Mast (4)         Age 48             1,970                              .30%
             Dean J. Mullet            Age 46               130                              .02%
             Luther E. Proper          Age 49             6,045                              .91%
             Kenneth E. Taylor         Age 45               250                              .04%
             Michael S. Yoder          Age 56               250                              .04%


             All directors and executive                 54,460                             8.23%
             officers as a group

             -------------------------------------
(1) 2,506 shares owned individually, 365 shares in spouse's name.
(2) 2,475 shares owned individually, 3,645 shares owned jointly with spouse.
(3) 652 shares owned individually, 675 shares owned jointly with spouse.
(4) 375 shares owned individually, 895 shares owned jointly with spouse, 700 shares owned in name of Holmes M & M Construction.

CURRENT RELATIONSHIPS AND RELATED TRANSACTIONS

          Directors and executive officers of Killbuck and their associates are customers of and have had transactions with Killbuck Bank from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not and will not involve more than the normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.

LEGAL PROCEEDINGS

         Killbuck and its subsidiary are from time to time subject to various pending and threatened lawsuits in which claims for monetary damages are asserted in the ordinary course of business. While any litigation involves an element of uncertainty, management of Killbuck does not anticipate that any currently pending or threatened litigation has the potential to materially affect the financial condition or results of operations of Killbuck.

                          INFORMATION ABOUT COMMERCIAL

GENERAL

         Commercial is an Ohio state chartered bank. Commercial operates its main office at 701 S. Market St., Danville, Ohio 43014.

          The principal business of Commercial consists of attracting retail deposits from the general public and investing those funds in one-to-four family residential mortgage loans, consumer loans, commercial real estate, construction and commercial business loans primarily in its market area. Commercial also purchases mortgage-backed securities, invests in U.S. Agency obligations, state and municipal securities and other permissible investments.

          Commercial's revenues are derived primarily from interest on loans, investments, income from service charges and loan originations.

          Commercial owns no real or personal property of a material nature other than its main office and the furniture, fixtures and equipment used in its banking business. The main office of Commercial is located at 701 S. Market St., Danville, Ohio.

          Commercial owns the land and buildings on which its main office and branch offices are located free and clear of any major encumbrances.

EMPLOYEES

          At September 30, 1998, Commercial had 6 full-time equivalent employees. Commercial is not a party to any collective bargaining agreement and employee relations are considered to be excellent by Commercial management.

COMPETITION

          The principal market in which Commercial competes is Knox County in Central Ohio. Commercial also competes in Holmes and Coshocton Counties. For deposits and loans, Commercial competes with other banks, savings institutions, credit unions, finance companies, insurance companies, and governmental agencies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Financial Condition Total assets increased $437,000 or 2.8% from $15.6 million at December 31, 1996 to $16.0 million at December 31, 1997.

         During the six month period ended June 30, 1998 total assets decreased by $372,000 or 2.3% to $15.6 million at June 30, 1998.

         Investment Portfolio - Total Investments Securities increased during the year by approximately $202,000 or 6.7% from $3.0 million at December 31, 1996 to $3.2 million at December 31, 1997. Funds in excess of anticipated short term loan demand were invested in investment securities to maximize profitability.

         During the six month period ended June 30, 1998 investments remain constant with maturities being replace with purchases in the same category.

         Commercial has been a conservative investor, investing primarily in U.S. Treasury Securities and to a lesser extent U.S. Government Agencies and Corporations and Obligations of States and Political Subdivisions. Securities purchased typically have maturities within three years. Management has structured the investment portfolio to have a substantial portion of the portfolio (18% to 40%) come due each year.

         The following table sets forth the carrying amount of securities at the dates indicated.

                                                        June 30,                     December 31,
                                                                    ------------------------------------------------
                                                          1998           1997            1996            1995
                                                     ---------------------------------------------------------------
                                                                             (In thousands)
Available for Sale
  U.S. Treasury securities                                     $600            $600            $398              $0
  Equity securities (1)                                          22              22              22              22
                                                     ---------------------------------------------------------------
    Total                                                      $622            $622            $420             $22
                                                     ===============================================================

Held to Maturity
  U.S. Treasury Securities                                   $2,295          $2,293          $2,291          $2,799
  U.S. Government agency securities                             200             200             200               0
  Obligations of states and political subdivision               113             113             115             225
                                                     ---------------------------------------------------------------
    Total                                                    $2,608          $2,606          $2,606          $3,024
                                                     ===============================================================

Excluding holdings of U.S. Treasury and other agenices and corporations of the U.S. Government, there were no investments in securities of any one issuer that exceeded 10% of the Bank's shareholder equity at June 30, 1998.(1) Equity securities is comprised of Federal Reserve Bank Stock.

The following schedule sets forth the maturities and the weighted yields of securities calculated on the basis of amortized costs and rate weighted for the scheduled maturity of each security as of June 30, 1998.

                                                       Maturing
                                      --------------------------------------------
                                              Within                       After One But
                                             One Year                    Within Five Years                Market
                                      ------------------------------------------------------------------
                                        Amount      Yield      Amount     Yield     Total      Yield       Value
                                      ------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)
Available for Sale

  U.S. Treasury Securities                   $200      5.03%       $400     5.89%       $600      5.69%        $600
  Equity Securities (1)                         0      0.00%          0     0.00%          0      0.00%           0
                                      ------------           -----------          -----------           ------------
                                             $200                  $400                 $600                   $600
                                      ============           ===========          ===========           ============

Held to Maturity
  U.S. Government and agency               $1,499      6.06%       $996     6.26%     $2,495      6.14%      $2,506
securities
  Obligations of states and                   113      5.83%          0     0.00%        113      5.83%         114
political subdivisions
                                      ------------           -----------          -----------           ------------
                                           $1,612                  $996               $2,608                 $2,620
                                      ============           ===========          ===========           ============

(1) Excludes $22 of equity securities which have no stated maturity. Equity securities is comprised entirely of Federal Reserve Bank Stock.

         Loans Total gross loans amounted to $10.4 million at December 31, 1997 compared to $10.8 million at December 31, 1996, a decrease of $.4 million or 4.0%. Total real estate mortgages; construction; commercial, industrial and agricultural; and consumer loans amounted to $7.9 million, $.1 million, $1.5 million and $.9 million which represent approximately 75%, 1%, 15% and 9% of total loans at December 31, 1997 respectively.

         Total gross loans amounted to $10.8 million at June 30, 1998, an increase of $.4 million or 3.5% from December 31, 1997. Total real estate mortgages; construction; commercial industrial and agricultural; and consumer loans amounted to $7.8 million, $.3 million, $1.7 million, and $1.0 million with represents approximately 72%, 3%, 16% and 9% of total loans at June 30, 1998 respectively.

         At June 30, 1998 Commercial continues to focus its primary lending efforts in real estate mortgages, which comprise approximately 75% of the total loan portfolio. Management believes that the conservative lending practices employed by Commercial reduce, to an acceptable level, the impact of declining value of real estate should a downturn in the local real estate market occur. The bank has not incurred any real estate mortgage losses the last five years.

         The amount of the loan portfolio has remained fairly constant since December 31, 1995. The loan portfolio was $10.2 million at December 31, 1995, $10.8 million at December 31, 1996, $10.4 million at December 31, 1997 and $10.8 million at June 30, 1998. The composition of the loan portfolio has also remained fairly consistent with real estate mortgages representing approximately 73%, 74%, 76% and 75%, commercial industrial and agricultural loans representing approximately 17%, 17%, 15% and 16%, and consumer loans representing approximately 10%, 9%, 9% and 9% at December 31, 1995, 1996, 1997 and June 30, 1998, respectively.

         Management desires to maintain a diversified loan portfolio in its local market area to support the communities it serves. Although the Bank has a diversified loan portfolio, at June 30, 1998 and December 31, 1997 and 1996, loans outstanding to individuals, dependent on the local economic conditions are approximately $8.1 million or 75%, $8.0 million or 76% and $8.0 million or 74% of the loan portfolio, respectively. These loans are typically secured by residential real estate.

         The following table shows Commercial's loan distribution at the end of each reported period:

         The Bank's loan portfolio is comprised of real estate mortgages, commercial, industrial and agricultural loans extended to businesses and farm operations and consumer loans consisting primarily of automobile and credit card loans.

                                               June 30,                         December 31,
                                                          ----------------------------------------------------------
                                                 1998         1997        1996        1995       1994       1993
                                             -----------------------------------------------------------------------
                                                                         (In thousands)

Real estate mortgages                              $7,813       $7,758      $7,853     $7,365     $6,577     $5,704
Real estate - construction                            282           90         110         60        350         20
Commercial, industrial and agricultural             1,660        1,529       1,780      1,740      1,849      1,841
Consumer                                              932          943       1,007      1,037        919        854
                                             -----------------------------------------------------------------------
  Total loans                                     $10,687      $10,320     $10,750    $10,202     $9,695     $8,419
                                             =======================================================================

         The following table sets forth the estimated maturity of loans excluding real estate mortgages and consumer loans outstanding as of June 30, 1998.

                                                                      After One
                                                                     But Within           After
                                                    One Year         Five Years        Five Years         Total
                                                --------------------------------------------------------------------
                                                                          (In thousands)

Commercial, industrial and agricultural                      $323              $203            $1,134        $1,660
Real estate - construction (1)                                  0                 0               282           282
                                                --------------------------------------------------------------------
  Total                                                      $323              $203            $1,416        $1,942
                                                ====================================================================

         The following table sets forth the dollar amount of loans, excluding real estate mortgages and consumer loans due after June 30, 1999 which have pre-determined interest rates and which have adjustable interest rates.

                                                                        Fixed          Adjustable
                                                                        Rates             Rates           Total
                                                                  --------------------------------------------------
Commercial, industrial and agricultural                                        $189            $1,148        $1,337
Real estate - construction                                                      177               105           282
                                                                  --------------------------------------------------
  Total                                                                        $366            $1,253        $1,619
                                                                  ==================================================

(1) At the time a construction loan is approved it is automatically set up for permanent financing.

         Nonperforming Assets Commercial's nonperforming assets, which are comprised of any nonaccrual loans and accruing loans past due 90 days or more have been minimal in amount for the periods from December 31, 1993 through June 30, 1998. Nonperforming assets amounted to only .12% and .33% of total assets at June 30, 1998 and December 31, 1997, respectively.

         The Bank's general collection policy is to provide a late notice after 10 days past due. Delinquent accounts are contacted by telephone once the loan becomes delinquent in excess of 30 days, with collection letters issued between the 30th and 60th days. Notice of intent to foreclose is provided to consumer mortgage customers between 100 and 120 days past due. At 120 days past due, foreclosure proceedings are initiated.

         Management regularly reviews the loan portfolio in order to identify problem loans and discuss the status of delinquent loans.

         The accrual of interest on a loan is generally discontinued when management believes, after considering economic and business conditions, the borrower's financial condition is such that collection of interest is doubtful. Interest payments received on nonaccrual loans are recorded as income or applied against principal according to management's judgment as to the collectibility or such principle. The Bank had $2,000 in loans greater than 90 days past due and still accruing interest, and $17,000 in loans on nonaccrual status and no other real estate owned at June 30, 1998.

         Since 1995, one loan has comprised the majority of nonaccrual loans and amounts charged off. This loan was a commercial loan secured by commercial property and business assets. The loan was made in 1990 for $115,000 and $35,000 was received on this loan through June 30, 1998. Charge off's of this loan through June 30, 1998 totaled $63,000, leaving a balance of $17,000 as of June 30, 1998.

         The following table summarizes Commercial's nonaccrual, past due loans, restructured loans and other real estate owned:

                                                     June 30,                      December 31,
                                                               ------------------------------------------------------
                                                       1998       1997       1996      1995       1994       1993
                                                    -----------------------------------------------------------------
                                                                             (in thousands)

Loans past due 90 days or more and still accruing           $2         $3         $0        $0         $0         $0
Nonaccrual loans                                            17         50        101       112          0         10
Restructurings                                               0          0          0         0          0          0
Other real estate owned                                      0          0          0         0          0          0
                                                    -----------------------------------------------------------------
Total nonperforming assets                                 $19        $53       $101      $112         $0        $10
                                                    =================================================================

Nonperforming loans to total loans                       0.18%      0.51%      0.94%     1.10%      0.00%      0.12%
Allowance for loan losses to nonperforming loans       331.58%    116.98%    101.98%     0.90%      0.00%    930.00%
Nonperforming loans to total assets                      0.12%      0.33%      0.65%     0.73%      0.00%      0.07%

         For the years ending December 31, 1995, 1996, 1997 and for the first six months of 1998 interest income that would have been recorded on loans accounted for on a nonaccrual basis under the current terms of such loans was $11,778, $11,406, $10,282 and $2,270 respectively. In 1995 $767 was received and reported as interest income.

         Allowance for Loan Losses The allowance for loan losses was $63,000 or .59% of total loans at June 30, 1998 compared to $62,000 or .60% of total loans at December 31, 1997. The allowance was $103,000 or .96% of total loans at December 31, 1996. The decrease in the allowance for loan losses resulted primarily from charge offs of the nonaccrual loan previously mentioned. The adequacy of the allowance for loan losses is determined by management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors.

This table summarizes Commercial's loan loss experience for each of the periods indicated:

                                                Month Ended
                                                 June 30,                     Years Ended December 31,
                                           ----------------------  --------------------------------------------------
                                              1998       1997       1997       1996      1995      1994      1993
                                           ----------------------  --------------------------------------------------
                                                                        (in thousands)
Balance, beginning of period                      $62       $103       $103       $101       $93       $93       $91

  Charge-offs:
    Real estate-mortgage                            0          0          0          0         0         0         0
    Commercial, industrial and                      0          0         50         13         0        10         5
agricultural
Consumer                                            4          0          0          0         0         1         0

  Recoveries:
    Real estate-mortgage                            0          0          0          0         0         0         0
    Commercial, industrial and                      5          0          0          1         1         2         1
agricultural Consumer                               0          0          0          0         0         0         0


  Net charge-offs (recoveries)                    (1)          0         50         12       (1)         9         4
  Provison for loan losses                          0          5          9         14         7         9         6
                                           ---------------------  ---------------------------------------------------

Balance, end of period                            $63       $108        $62       $103      $101       $93       $93
                                           =====================  ===================================================


Ratio of net charge-offs to loans
 outstanding at period end                      0.00%      0.00%      0.48%      0.11%     0.00%     0.09%     0.05%

Loans outstanding at period end               $10,687    $10,613    $10,320    $10,750   $10,202    $9,695    $8,419


            This table shows the allocation of the allowance for loan losses as of the end of each reported period:

                June 30,                                            December 31,
            -----------------    --------------------------------------------------------------------------------------
                  1998              1997              1996              1995              1994              1993
            -----------------    --------------------------------------------------------------------------------------
                    Percent           Percent           Percent           Percent           Percent           Percent
                    of Loans          of Loans         of Loans          of Loans           of Loans         of Loans
                    in Each           in Each           in Each           in Each           in Each           in Each
                    Category          Category         Category          Category           Category         Category
                    to Total          to Total         to Total          to Total           to Total         to Total
             Amt     Loans     Amt     Loans     Amt     Loans     Amt     Loans     Amt     Loans     Amt     Loans
            -----------------------------------------------------------------------------------------------------------

Real           $31        73%    $32        75%    $39        73%    $37        72%    $33        67%    $29       68%
estate -
mortgage

Real             1         3%      0         1%      1         1%      0         1%      2         4%      0        0%
estate -
construction

Commercial,     23        16%     22        15%     53        17%     54        17%     49        19%     55       22%
industrial
and
agricultural

Consumer         8         8%      8         9%     10         9%     10        10%      9        10%      9       10%
            ------------------  ---------------------------------------------------------------------------------------
               $63       100%    $62       100%   $103       100%   $101       100%    $93       100%    $93      100%
            ==================  =======================================================================================


         Deposits Deposits experienced a minimal decrease from December 31, 1996 to June 30, 1998.

         Total deposits increased by $376,000 from $14.1 million at December 31, 1996 to 14.5 million at December 31, 1997 or 2.7%. Noninterest bearing deposits increased $177,000 and interest bearing deposits increased $199,000.

         Total deposits decreased by $416,000 from $14.5 million at December 31, 1997 to $14.1 million at June 30, 1998 or 2.9%. Noninterest bearing deposits increased $127,000 and interest bearing deposits decreased $543,000.

         There are no foreign deposits at June 30, 1998.

         The monthly average amounts of deposits and rates paid on such deposits is summarized for the periods indicated in the following table:

                                           June 30,                              December 31,
                                       ----------------  --------------------------------------------------------------
                                             1998                1997                 1996                1995
                                        Amount    Rate     Amount     Rate      Amount     Rate      Amount     Rate
                                       ----------------  --------------------------------------------------------------
                                                                       (in thousands)

Noninterest-bearing demand deposits       $1,697             $1,489               $1,387               $1,324
Interest-bearing demand deposits           1,130   2.08%      1,044     2.11%      1,012     2.08%        937    2.13%
Money market accounts                        717   4.05%        745     4.03%        583     3.95%        482    3.53%
Savings depoists                           3,359   2.85%      3,081     2.86%      3,126     2.91%      3,054    2.95%
Time deposits                              7,342   5.40%      7,953     5.83%      7,980     5.51%      7,086    5.14%

         Maturities of time certificates of deposit of $100,000 or more outstanding at June 30, 1998 are summarized as follows:

3 months or less                            $300
Over 3 through 6 months                      700
Over 6 through 12 months                     632
Over 12 months                                 0
                                       ----------
   Total                                  $1,632
                                       ==========

         Borrowings Commercial did not have any borrowings outstanding as of December 31, 1995, 1996, 1997 or June 30, 1998. The only borrowings the Bank incurred during these periods were federal funds purchased during 1995 and 1996.

         Impact of Inflation and Changing Prices The financial statements of Commercial and the notes thereto, presented elsewhere herein, have been prepared in accordance with generally accepted accounting standards, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact is reflected in the increased cost of Commercial's operations. Unlike most companies, nearly all of Commercial's assets and liabilities are monetary. As a result, interest rates have a greater impact on Commercial's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same extent as the price of goods and services.

         Shareholders' Equity Shareholders' equity was $1.4 million at December 31, 1997, an increase of approximately $80,000 from $1.3 million at December 31, 1996. The increase was comprised of net profits of $94,000, offset by dividends paid to shareholders of $17,000.

         Shareholders' equity increased by $37,000 million to $1.4 million at June 30, 1998. The increase was made up of net profits of $37,000 for the first six months of 1998.

         Commercial is subject to risk-based capital rules. These guidelines include a common framework for defining elements of capital and a system for relating capital to risk. The minimum risk-based capital requirement is 8%. Additionally, the general regulatory guidelines establish a minimum ratio of leverage capital to adjusted total assets of 4% for top rated financial institutions, with less highly rated institutions or those with higher levels of risk, required to maintain ratios of 100 to 200 basis points above the minimum level. As of June 30, 1998, the most recent notification from the Federal Deposit Insurance Corporation has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed Commercial's category.

         The following table reflects Commercial's capital ratios for the periods presented:

                                     June 30,                       December 31,
                                       1998                  1997                 1996
                                 ------------------    ------------------   ------------------
                                                        (In Thousands)
CAPITAL COMPONENTS
  Tier 1                                    $1,441                $1,404               $1,327
  Total risk-based                           1,504                 1,466                1,412

ASSETS
  Risk-weighted assets                      $6,811                $6,839               $6,751
  Average tangible assets                   15,914                16,039               15,884

CAPITAL RATIOS
  Tier 1 risk-based capital                 21.16%                20.53%               19.66%
  Total risk-based capital                  22.08%                21.44%               20.92%
  Leverage                                   9.05%                 8.75%                8.35%

MINIMUM REGULATORY GUIDELINES
  Tier 1 risk-based capital                  4.00%                 4.00%                4.00%
  Total risk-based capital                   8.00%                 8.00%                8.00%
  Leverage                                   4.00%                 4.00%                4.00%


         Year 2000 A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to the operation of the Bank. Data processing is also essential to most other financial institutions and many other companies.

         The Bank has adopted a Year 2000 plan and are assessing their systems and programs which may be data sensitive which are not affected by the planned merger. The Bank has incurred minimal expense at June 30, 1998 does not expect future costs to be material relating to Year 2000.

         Market Risk Management Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. The Bank's market risk is comprised principally of interest rate risk. Because of the nature of the Bank's operations, the Bank is not subject to currency exchange or commodity price risk, and since the Bank has no trading portfolio, it is not subject to trading risk. Currently, the Bank has equity securities that represent only .68% of its investment portfolio and, therefore, equity price risk is not significant. The Bank's Asset/Liability committee is responsible for reviewing the interest rate sensitivity position of the Bank and establishing policies to monitor and limit exposure to interest rate risk. The guidelines established by the Asset/Liability committee are subject to review by the Bank's Board of Directors.

         Liquidity and Interest Rate Sensitivity Liquidity represents the ability to meet cash flow requirements of both depositors and customers requesting bank credit. Management monitors projected liquidity needs and determines the level desirable based in part on Bank's commitment to make loans and management's assessment of the Bank's ability to generate funds.

         The primary sources of funds are deposits, repayment of loans, maturities of investments and funds provided from operations. While scheduled repayments of loans and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its sources of funds to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

         At June 30, 1998 time deposits compose 52% of total deposits, with noninterest bearing and interest bearing demand deposits, savings deposits, and money market accounts comprise 48% of total deposits. Commercial does not broker certificates of deposits and held no such deposits as of June 30, 1998.

         Rates on deposits are primarily based on the Bank's need for funds and on a review of rates offered by other financial institutions in the Bank's market areas. Interest rates on loans are primarily based on the interest rates offered by other financial institutions in the Bank's primary market area, as well, as the Bank's cost of funds.

         Commercial's certificates of deposit scheduled to mature in one year or less totaled $6.4 million at June 30, 1998; however, historically those deposits have renewed with the Bank, and management anticipates that this trend will continue since the Bank offers competitive rates of interest and instrument terms with those offered by other financial institutions in its market area. At June 30, 1998 Commercial had unused commitments totaling approximately $872,000. These commitments are in the form of personal and business lines of credit and undisbursed construction loans. The Bank anticipates that its liquidity will be sufficient to meet loan requests and deposit repayments.

         One of the principal functions of the Bank's asset/liability management program is to monitor the level to which the balance sheet is subject to interest rate risk. The goal of this program is to manage the relationship between interest earning assets and interest-bearing liabilities to minimize the fluctuations in the net interest spread and achieve consistent growth in the net interest income during the periods of changing interest rates.

         Interest rate sensitivity is the relationship of differences in the amounts and repricing dates of interest-earnings assets and interest-bearing liabilities. In order to measure, the impact on the net interest income and pre-tax income, and to limit the adverse effect on earnings due to interest rate changes, Commercial monitors interest rate sensitivity through gap and simulation analyses. The Bank's gap model includes certain assumptions based on past experience and expected customer behavior during periods of rising or falling interest rates. These assumptions have been developed through consideration of past events combined with estimates of future pricing practices.

         The difference between a financial institution's interest rate sensitive assets and interest rate sensitive liabilities is commonly referred to as its "gap" or "interest rate sensitivity gap." An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time period is said to have a "positive gap"; an institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time period is said to have a "negative gap."

         The table below is presented in conformity with industry standards and provides a measure of the Bank's interest rate sensitivity at June 30, 1998. The amount of assets or liabilities which reprice or mature within a period were determined based on the contractual terms of the assets or liability. Demand savings and money market deposit accounts reprice at management's discretion and therefore are include in the amount repricing with in three months. This table may not reflect the actual impact on the Bank's changes in interest rates because the repricing of various categories of rate sensitive assets and liabilities are subject to other factors such as competition, customer preference, and management influence.

Results Of Operations

                   ASSET & LIABILITY INTEREST RATE SENSITIVITY
                               AS OF JUNE 30, 1998

                                                   Within       Three to                    After
                                                    Three        Twelve     One to Five     Five
                                                   Months        Months        Years        Years        Total
                                                --------------------------------------------------------------------
                                                                          (In Thousands)
Interest Earning Assets
  Federal Funds sold                                     $970           $0            $0          $0           $970
  Securities (1)                                          600        1,212         1,396          22          3,230
  Loans (2)                                               339          330         1,248       8,753         10,670
                                                --------------------------------------------------------------------
    Total interest earning assets                       1,909        1,542         2,644       8,775         14,870
                                                --------------------------------------------------------------------

Interest Bearing Liabilities
  Demand, Savings, MMDA                                 5,094            0             0           0          5,094
  Time deposits                                           794        5,621           901           0          7,316
                                                --------------------------------------------------------------------
    Interest bearing liabilities                        5,888        5,621           901           0         12,410
                                                --------------------------------------------------------------------

Interest earning assets less interest
 bearing liabilities (maturity gap)                  ($3,979)     ($4,079)        $1,743      $8,775         $2,460
                                                ====================================================================

Cumulative interest rate sensitivity gap             ($3,979)     ($8,058)      ($6,315)      $2,460
                                                =====================================================

Cumulative interest rate sensitivity gap
 as a percent of total interest earning assets       (26.76%)     (54.19%)      (42.47%)      16.54%
                                                =====================================================

Cumulative interest rate sensitivity gap
 as a percent of total assets                        (25.48%)     (51.61%)      (40.44%)      15.76%
                                                =====================================================

(1) Securities include equity security of Federal Reserve Bank Stock.

(2) Loans exclude non-accrual loans and is net of deferred loan fees.

         The following tables present for the periods indicated, the total amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin refers to the net interest income divided by total interest-earning asset and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. Average balances were computed on a monthly basis.

         The average balance sheet and net interest income analysis for six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                   June 30, 1998                        June 30, 1997
                                             --------------------------            -------------------------
                                               Average                   Yield/      Average                   Yield/
                                             Balance (1)    Interest      Rate     Balance (1)   Interest       Rate
                                             ----------------------------------------------------------------------------
                                                                           (In Thousands)
ASSETS
Interest-earning assets:
  Loans (2)                                       $10,453         $416       7.96%      $10,746        $417        7.76%
  Taxable investment securities                     3,116           92       5.91%        3,073          91        5.92%
  Tax-exempt investment securities                    113            3       5.31%          115           3        5.22%
  Federal funds sold                                1,346           38       5.65%        1,021          29        5.68%
                                             --------------------------            -------------------------
Total interest-earning assets                      15,028          549       7.31%       14,955         540        7.22%

Noninterest-earning assets
  Cash and due from banks                             470                                   449
  Premises and equipment                              232                                   250
  Other assets                                        149                                   159
Less allowance for loan losses                         64                                   105
                                             -------------                         -------------
                                                  $15,815                               $15,708
                                             =============                         =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Demand deposits                                  $1,130          $12       2.12%       $1,058         $11        2.08%
  Money market accounts                               717           14       3.91%          718          14        3.90%
  Savings deposits                                  3,359           48       2.86%        2,988          43        2.88%
  Time deposits                                     7,342          198       5.39%        7,985         223        5.59%
                                             --------------------------            -------------------------
Total interest-bearing liabilities                 12,548          272       4.34%       12,749         291        4.57%

Noninterest-bearing liabilities:
  Demand deposits                                   1,697                                 1,450
  Other                                               148                                   164

Shareholders' equity                                1,422                                 1,345
                                             -------------                         -------------
                                                  $15,815                               $15,708
                                             =============                         =============
Net interest income                                               $277                                 $249
                                                          =============                         ============

Net yield on interest-earning assets (3)                                     3.69%                                 3.33%

Interest rate spread (4)                                                     2.97%                                 2.65%

Ratio of average interest-earning assets
 to average interest-bearing liabilities                                   119.76%                               117.30%

(1)Average balances were compiled on a monthly basis.
(2)Average balances include non-accrual loans.
(3)Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4)Interest rate spread represents the difference between the average yield on interest-earning assets and the cost of interest-bearing liabilities.

                                                                         December 31,
                                 ----------------------------------------------------------------------------------------------
                                               1997                            1996                           1995
                                 ----------------------------------------------------------------------------------------------
                                   Average             Yield/     Average              Yield/     Average             Yield/
                                 Balance (1) Interest   Rate    Balance (1)  Interest   Rate    Balance (1) Interest   Rate
                                 ----------------------------------------------------------------------------------------------
                                                                        (In Thousands)
ASSETS
Interest-earning assets:
  Loans (2)                          $10,634     $850     7.99%      $10,712     $874     8.16%      $9,961     $807     8.10%
  Taxable investment securities        3,101      188     6.06%        2,991      167     5.58%       3,168      165     5.21%
  Tax-emempt investment                  115        5     4.35%          217       12     5.53%         255       13     5.10%
securities
  Federal funds sold                   1,239       69     5.57%          819       44     5.37%         361       23     6.37%
                                 ---------------------          ----------------------          ---------------------
Total interest-earning assets         15,089    1,112     7.37%       14,739    1,097     7.44%      13,745    1,008     7.33%

Noninterest-earning assets
  Cash and due from banks                453                             474                            423
  Premises and equipment                 245                             250                            263
  Other assets                           154                             175                            146
Less allowance for loan losses           105                             102                             96
                                 ------------                   -------------                   ------------
                                     $15,836                         $15,536                        $14,481
                                 ============                   =============                   ============

LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing liabilities:
  Demand deposits                     $1,044      $22     2.11%       $1,012      $21     2.08%        $937      $20     2.13%
  Money market accounts                  745       30     4.03%          583       23     3.95%         482       17     3.53%
  Savings deposits                     3,081       88     2.86%        3,126       91     2.91%       3,054       90     2.95%
  Time deposits                        7,953      448     5.63%        7,980      440     5.51%       7,086      364     5.14%
  Federal funds purchased                  0        0     0.00%            8        0     0.00%         225       14     6.22%
                                 ---------------------          ----------------------          ---------------------
Total interest-bearing                12,823      588     4.59%       12,709      575     4.52%      11,784      505     4.29%
liabilities

Noninterest-bearing liabilities:
  Demand deposits                      1,489                           1,387                          1,324
  Other                                  159                             160                            159

Shareholders' equity                   1,365                           1,280                          1,214
                                 ------------                   -------------                   ------------
                                     $15,836                         $15,536                        $14,481
                                 ============                   =============                   ============

                                             ---------                       ---------                      ---------
Net interest income                              $524                            $522                           $503
                                             =========                       =========                      =========

Net yield on interest-earning
  assets                                                  3.47%                           3.54%                          3.66%

Interest rate spread                                      2.78%                           2.92%                          3.04%

Ratio of average interest-earning
 assets to average
 interest-bearing liabilities                           117.67%                         115.97%                        116.64%

(1)Average balances were computed on a monthly basis.
(2)Average balances include non-accrual loans.
(3)Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
(4)Interest rate spread represents the difference between the average yield on interest-earning assets and the cost of interest-bearing liabilities.

         Net interest income is affected by changes in the level of interest-earning assets and interest-bearing liabilities and changes in yields earned on assets and rates paid on liabilities. The following table sets forth, for the periods indicated a summary of the impact on interest income and interest expense of changes in average assets and liability balances and changes in average rates. For each category of interest-earning assets and interest-bearing liabilities information is provided on changes attributable to
(i) changes in volume (changes in average volume multiplied by old rate; (ii) and changes in rates (changes in rate multiplied by old average volume).

                                             Six Months Ended June 30,              Year Ended December 31,
                                                   1998 vs 1997                           1997 vs 1996
                                            Increase (Decrease) Due to             Increase (Decrease) Due to
                                       ------------------------------------   --------------------------------------
                                         Volume        Rate         Net         Volume        Rate         Net
                                       ------------------------------------   --------------------------------------
                                                                      (In thousands)
Interest earned on:
  Loans                                      ($23)          $22         ($1)         ($6)        ($18)        ($24)
  Taxable investment securities                  3          (2)            1            6           15           21
  Tax-exempt investment securities               0            0            0          (6)          (1)          (7)
  Federal funds sold                            18          (9)            9           23            2           25
                                       -------------------------------------         -------------------------------

Total interest-earning assets                  (2)           11            9           17          (2)           15
                                       -------------------------------------         -------------------------------



Interest paid on:
  Demand deposits                                1            0            1            1            0            1
  Money market accounts                          0            0            0            6            1            7
  Savings deposits                              11          (6)            5          (1)          (2)          (3)
  Time deposits                               (36)           11         (25)          (1)            9            8
                                       -------------------------------------         -------------------------------

Total interest-bearing liabilities            (24)            5         (19)            5            8           13
                                       -------------------------------------         -------------------------------

Change in net interest income                  $22           $6          $28          $12        ($10)           $2
                                       =====================================         ===============================

Return on Equity and Assets

         The ratio of net income to average monthly total assets and monthly average shareholders' equity, and certain other ratios, are as follows:

                                                           June 30                        December 31,
                                                 --------------------------    -------------------------------------
                                                      1998          1997         1997        1996         1995
                                                 --------------------------    -------------------------------------
Percentage of net income to:

  Average total assets                                     0.46%       0.50%        0.59%       0.62%         0.59%

  Average shareholders' equity                             5.17%       5.88%        6.88%       7.54%         7.10%

Percentage of dividends declared per common
 share to net income per common share                        N/A         N/A       18.28%      16.74%        17.61%

Percentage of average shareholders' equity to
 average total assets                                      8.99%       8.56%        8.62%       8.24%         8.33%

Comparison of the year ended December 31, 1997 and 1996.

         Net Income Net income for 1997 was $94,000 compared to $97,000 for 1996, a decrease of $3,000 or 3.1%. The return on average assets was .59% for 1997 and .62% for 1996. The return on average equity was 6.88% for 1997 compared to 7.54% for 1996.

         Net Interest Income Net interest income increased $2,000 or .4% to $524,000 for 1997 as compared to $522,000 for 1996. Interest income, which totaled $1,112,000 for 1997 as compared to $1,097,000 for 1996 increased $15,000 or 1.4%. The increase in interest income was offset by an increase in interest expense of $13,000, a 2.3% increase in interest expense.

         Interest Income The increase in interest income was due to an increase in income on federal funds sold of $25,000 or 55.2% and investment securities of $14,000 or 7.9%. These increases were due primarily to increase in the average principal balance on federal funds and rate increases on investments. Earnings on loans experienced an overall decrease of $24,000 or 2.7%. This decrease was due to a combination of a decrease in loan volume and rates.

         Interest Expense Total interest expense increased $13,000 or 2.3% from $575,000 for 1996 to $588,000 for 1997. The increase for 1997 was primarily due to an increase in the average volume of money market accounts and an increase in the rate paid on time deposits.

         Provision for Loan Losses The provision for loan losses amounted to $9,000 for 1997 compared to $13,000 in 1996. Management continually evaluates the adequacy of the allowance for loan losses, which encompasses the overall risk characteristics of the loan portfolio, trends in the Bank's delinquent and nonperforming loans, and the impact of economic conditions on borrowers. There can be no assurances, however, that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.

         Other Income Other income was $55,000 for both 1997 and 1996. Service fees on deposit accounts decreased by $2,000 while other service charges and fees increased by $2,000.

         Other Expense Other expense increased by $11,000 or 2.5% from $446,000 for 1996 to $457,000 for 1997. Compensation and benefits increased $5,000 or 2.3% due to normal salary adjustments. Occupancy and equipment expense increased $5,000 or 5.6% primarily due to increases in maintenance and supplies. Other expenses increased by $1,000 or .7% due to general overall adjustments to the expense accounts.

         Income Taxes Income tax expense decreased by $2,000 from $21,000 for 1996 to $19,000 for 1997 as a result of a lower level of pre-tax income. The effective tax rate is less than the statutory federal income tax rate of 34% due mainly to the Bank's level of income and tax-exempt income.

Comparison of the six months ended June 30, 1998 and 1997

         Net Income Net income amounted to $37,000 in 1998 compared to $40,000 in 1997, a decrease of $3,000 or 7.5%. The annualized return on average assets was .46% for 1998 and .50% for 1997. The annualized return on average equity was 5.17% in 1998 compared to 5.88% in 1997.

         Net Interest Income Net interest income increased $28,000 or 11.2% to $277,000 for 1998 as compared to $249,000 for 1997. Total interest income increased $9,000 while total interest expense decreased $19,000.

         Interest Income The majority of the increase in interest income was due to an increase in income on federal funds sold of $9,000. This increase was due to an increase in the average balance of federal funds sold of $325,000, offset by a slight decline in the yield paid on federal funds.

         Interest Expense Total interest expense decreased by $19,000 or 6.5% from $291,000 for 1997 to $272,000 for 1998. Interest expense on time deposits decreased by $25,000 while interest expense on savings deposits increased $5,000. The majority of the decrease in time deposit expense was due to a decrease in the average balance outstanding of $643,000. The majority of the increase in savings deposit expense was due to an increase in the average balance outstanding of $371,000.

         Provision for Loan Losses The provision for loan losses amounted to $-0- for 1998 and $4,500 for 1997. The decrease in the provision is the result of management's continual evaluation of the loan portfolio.

         Other Income Other income decreased by $8,000. This decrease is mainly attributable to a decline for 1998 in activity relating to returned check charges.

         Other Expense Other expense increased by $27,000 or 12.0% from $225,000 for 1997 to $252,000 for 1998. The increase was primarily the result of increases in salaries and employee benefits of $4,000 due to normal salary and benefit adjustments and increases in legal and professional fees of $22,000 due to the pending merger.

         Federal Income Tax Income tax expense was approximately $7,000 for both 1998 and 1997 due to the level of pre-tax income remaining fairly constant for 1998 and 1997. The effective rate is less than the standard federal income tax rate of 34% due mainly to the Bank's level of income and tax-exempt income.

Comparison of the three months ended June 30, 1998 and 1997

         Net Income Net income was $18,000 for both 1998 and 1997.

         Net Interest Income Net interest income increased $19,000 or 15.2% to $144,000 for 1998, as compared to $125,000 for 1997. Total interest income increased $7,000 while total interest expense decreased $12,000.

         Interest Income Income from federal funds sold increased $7,000 due mainly to an increased in 1998 of $490,000 in the average balance of federal funds sold. A $3,000 increase in interest and fees on loans was offset by a $3,000 decrease in investment income.

         Interest Expense Total interest expense decreased by $11,000 or 7.4% from $148,000 for 1997 to $137,000 for 1998. This decrease is mainly attributed to a decrease in 1998 of $660,000 in the average balance of time deposits.

         Provision for Loan Losses The provision for loan losses amounted to $-0- for 1998 and $3,000 for 1997. The decrease in the provision is the result of management's continual evaluation of the loan portfolio.

         Other Income Other income decreased by $5,000. This decrease is mainly attributable to a decline for 1998 in activity relating to returned check charges.

         Other Expense Other expense increased by $17,000. Professional and legal fees increased $21,000 due to the pending merger, while all other expenses combined decreased $4,000.

         Federal Income Tax Income tax expense was approximately $3,000 for both 1998 and 1997 due to the level of pre-tax income remaining fairly constant for 1998 and 1997. The effective rate is less than the statutory federal income tax rate of 34% due mainly to the Bank's level of income and tax-exempt income.

VOTING, PRINCIPAL SHAREHOLDERS AND MANAGEMENT INFORMATION

          Holders of record of Commercial Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting of shareholders. On the Record Date there were 20,200 shares of Commercial Common Stock issued and outstanding. Each share of Commercial Common Stock is entitled to one vote on each matter presented for shareholder action.

          There are no beneficial owners of 5% or more of outstanding Commercial Common Stock.

          The following table shows certain information concerning the number of shares of Commercial Common Stock held as of September 30, 1998, by each director of Commercial and by all of Commercial's directors and executive officers as a group:

                                                   Shares of Common Stock
                                                    Beneficially owned at
                Name & Age                           September 30, 1998                 Percent of Class
                ----------                           ------------------                 ----------------
Lawrence E. Payne              Age 68                      960(1)                            4.75%
Lanny Parrish                  Age 60                      190(2)                              *
Richard E. Burwell             Age 73                      183(3)                              *
Donald D. Rogers               Age 53                      330(4)                            1.63%
Wendell Spearman               Age 78                      205(5)                            1.01%
Ted Bratton                    Age 38                      105(6)                              *
Robert K. Wagner               Age 63                      200                                 *
Judy Klavins                   Age 58                      165(7)                              *
Donald C. Weiser               Age 75                       50                                 *
All Directors and Executive Officers as a                2,388                              11.82%
group

--------------------------------------------
*Indicates less than one percent.
(1)  Includes 555 shares owned individually and 405 shares owned by spouse.
(2) Includes 50 shares owned individually, 10 shares owned by estate of deceased wife and 130 shares owned by estate of deceased mother.
(3)  Includes 108 shares owned as trustee and 75 shares owned individually.
(4) Includes 50 shares owned individually and 280 shares owned jointly with spouse.
(5) Includes 143 shares owned individually and 62 shares owned jointly with spouse.
(6) Includes 55 shares owned individually and 50 shares owned jointly with spouse.
(7)  Includes 146 shares owned individually and 19 shares owned by spouse.

CURRENT RELATIONSHIPS AND RELATED TRANSACTIONS

          Directors and executive officers of Commercial and their associates are customers of and have had transactions with Commercial from time to time in the ordinary course of business. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not and will not involve more than the normal risk of or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future.

LEGAL PROCEEDINGS

          There is no pending litigation of a material nature in which Commercial is a party or to which any of its property is subject. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or affiliate of Commercial, or any associate of any such director, executive officer, principal shareholder or affiliate, is a party or has a material interest adverse to Commercial. None of the ordinary routine litigation in which Commercial is involved is expected to have a material adverse effect on the financial condition, results of operations or business of Commercial.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the Merger will be passed upon for Killbuck by Werner & Blank Co., L.P.A., Toledo, Ohio and by Dinsmore & Shohl, LLP, Cincinnati, Ohio, for Commercial.

                                     EXPERTS

         The consolidated financial statements of Killbuck as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been audited by S.R. Snodgrass, A.C., independent auditors in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Commercial as of December 31, 1997, and for the year then ended December 31, 1997, have been audited by S.R. Snodgrass, A.C., independent auditors in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         COMMERCIAL & SAVINGS BANK CO.
                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           Number
                                                                           ------
COMMERCIAL FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997, AND 1996
     AND FOR EACH OF THE YEARS ENDED DECEMBER 31, 1997
         Report of Independent Auditors                                     F-2
         Balance Sheets                                                     F-3
         Statements of Income                                               F-4
         Statements of Changes in Shareholders' Equity                      F-5
         Statements of Cash Flows                                           F-6
         Notes to Financial Statements                                      F-7

COMMERCIAL INTERIM FINANCIAL STATEMENTS AS OF AND FOR THE
      SIX MONTHS ENDED JUNE 30, 1998 AND 1997
         Unaudited Balance Sheets                                          F-17
         Unaudited Statements of Income                                    F-18
         Unaudited Statements of Changes in Shareholders' Equity           F-20
         Unaudited Statements of Cash Flows                                F-21
         Notes to Unaudited Financial Statements                           F-22

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
The Commercial and Savings Bank Co.
Danville, Ohio


We have audited the accompanying balance sheet of The Commercial and Savings Bank Co. as of December 31, 1997, and the related statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Commercial and Savings Bank Co. as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ S. R. Snodgrass

Steubenville, Ohio
July 24, 1998

                       THE COMMERCIAL AND SAVINGS BANK CO.
                                  BALANCE SHEET

                                                                                                      December 31,
                                                                                            1997               1996
                                                                                       -----------------   -------------
                                                                                                            (Unaudited)
ASSETS
     Cash and cash equivalents:
         Cash and amounts due from depository institutions                              $     415,437       $     314,860
         Federal funds sold                                                                 1,700,000           1,140,000
                                                                                        -------------       -------------
            Total cash and cash equivalents                                                 2,115,437           1,454,860
                                                                                        -------------       -------------

     Investment securities:
         Securities available for sale                                                        622,150             419,588
         Securities held to maturity (market value of $2,619,518 and
          $2,617,610)                                                                       2,605,636           2,605,970
                                                                                        -------------       -------------
            Total investment securities                                                     3,227,786           3,025,558
                                                                                        -------------       -------------

     Loans                                                                                 10,320,246          10,750,442
     Less allowance for loan losses                                                            62,096             102,815
                                                                                        -------------       -------------
            Net loans                                                                      10,258,150          10,647,627
                                                                                        -------------       -------------

     Premises and equipment, net                                                              237,523             255,695
     Accrued interest                                                                          98,014              99,102
     Other assets                                                                              49,341              66,011
                                                                                        -------------       -------------
            Total assets                                                                $  15,986,251       $  15,548,853
                                                                                        =============       =============

LIABILITIES
     Deposits:
         Noninterest bearing demand                                                     $   1,554,430       $   1,377,475
         Interest bearing demand                                                            1,888,106           1,743,243
         Savings                                                                            3,298,131           2,994,424
         Time                                                                               7,767,112           8,016,960
                                                                                        -------------       -------------
            Total deposits                                                                 14,507,779          14,132,102
     Accrued expenses and other liabilities                                                    73,088              91,543
                                                                                        -------------       -------------
            Total liabilities                                                              14,580,867          14,223,645
                                                                                        -------------       -------------

SHAREHOLDERS' EQUITY
     Common stock - 20,200 shares authorized, issued and
      outstanding with $10 par value                                                          202,000             202,000
     Capital surplus                                                                          544,300             544,300
     Retained earnings                                                                        657,723             581,025
     Net unrealized gain (loss) on securities available for sale                                1,361              (2,117)
                                                                                        -------------       -------------
            Total shareholders' equity                                                      1,405,384           1,325,208
                                                                                        -------------       -------------

            Total liabilities and shareholders' equity                                  $  15,986,251       $  15,548,853
                                                                                        =============       =============

See accompanying notes to the financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                               STATEMENT OF INCOME

                                                                             December 31,
                                                                       1997                1996
                                                                 ---------------      ----------------
                                                                                        (Unaudited)
INTEREST INCOME
     Interest and fees on loans                                  $    850,356         $   873,693
     Federal funds sold                                                69,284              44,653
     Investment securities:
         Taxable                                                      187,647             166,870
         Tax exempt                                                     5,033              11,563
                                                                 ------------         -----------
              Total interest income                                 1,112,320           1,096,779

INTEREST EXPENSE
     Deposits                                                         588,180             574,879
                                                                 ------------         -----------

NET INTEREST INCOME                                                   524,140             521,900

Provision for loan losses                                               9,000              13,500
                                                                 ------------         -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   515,140             508,400
---------------------------------------------------              ------------         -----------

OTHER INCOME
     Service fees on deposit accounts                                  38,434              40,743
     Other                                                             16,264              14,610
                                                                 ------------         -----------
              Total other income                                       54,698              55,353
                                                                 ------------         -----------

OTHER EXPENSE
     Salaries and employee benefits                                   218,955             214,284
     Occupancy expense                                                 34,452              32,672
     Equipment expense                                                 59,387              55,998
     Other expenses                                                   143,884             143,023
                                                                 ------------         -----------
              Total other expense                                     456,678             445,977
                                                                 ------------         -----------

INCOME BEFORE INCOME TAXES                                            113,160             117,776
     Income taxes                                                      19,292              21,225
                                                                 ------------         -----------

NET INCOME                                                       $     93,868         $    96,551
                                                                 ============         ===========

PER SHARE DATA
     Earnings per common share                                          $4.65               $4.78
                                                                        =====               =====

     Average shares outstanding                                        20,200              20,200
                                                                       ======              ======


See accompanying notes to the financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                    Net
                                                                                 Unrealized
                                                                                Gain (Loss) on
                                                                                  Securities      Total
                                                    Common   Capital   Retained   Available    Shareholders'
                                                     Stock    Surplus  Earnings   For Sale      Equity
                                                     -----    -------  --------   --------      ------
BALANCE, DECEMBER 31, 1995 (UNAUDITED)             $202,000  $544,300   $500,634  $     -    $1,246,934
   Net income                                                             96,551                 96,551
   Dividends paid ($.80 per share)                                       (16,160)               (16,160)
   Net unrealized loss on securities                                               (2,117)       (2,117)
                                                   --------  --------   --------  -------    ----------
BALANCE, DECEMBER 31, 1996 (UNAUDITED)              202,000   544,300    581,025   (2,117)    1,325,208

   Net income                                                             93,868                 93,868
   Dividends paid ($.85 per share)                                       (17,170)               (17,170)
   Net unrealized gain on securities                                                3,478         3,478
                                                   --------  --------   --------  -------    ----------

BALANCE, DECEMBER 31, 1997                         $202,000  $544,300   $657,723  $ 1,361    $1,405,384
                                                   ========  ========   ========  =======    ==========



See accompanying notes to the financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                             STATEMENT OF CASH FLOWS

                                                                                                December 31,
                                                                                            1997           1996
                                                                                         -----------   -------------
                                                                                                        (Unaudited)
OPERATING ACTIVITIES
     Net income                                                                            $   93,868   $    96,551
     Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                                                              9,000        13,500
         Provision for depreciation and amortization                                           26,621        29,962
         Decrease in accrued interest and other assets                                         17,757        24,167
         Decrease in accrued expenses and other liabilities                                   (16,962)       (1,483)
         (Decrease) increase in federal income tax payable                                     (2,708)        5,216
         Decrease in deferred federal income tax                                                 (577)       (3,992)
                                                                                           ----------   -----------
              Net cash provided by operating activities                                       126,999       163,921
                                                                                           ----------   -----------

INVESTING ACTIVITIES
         Investment securities available for sale:
         Purchases                                                                           (196,656)     (400,562)
     Investment securities held to maturity:
         Proceeds from maturities                                                             601,000     2,221,703
         Purchases                                                                           (596,844)   (1,802,169)
     Net decrease (increase) in loans                                                         380,477      (555,267)
     Purchases of premises and equipment                                                      (12,907)      (26,098)
                                                                                           ----------   -----------
              Net cash provided by (used for) investing activities                            175,070      (562,393)
                                                                                           ----------   -----------

FINANCING ACTIVITIES
     Net increase (decrease) in demand and savings
      deposit accounts                                                                        625,526      (142,166)
     Net (decrease) increase in time deposits                                                (249,848)      225,181
     Cash dividends paid                                                                      (17,170)      (16,160)
                                                                                           ----------   -----------
               Net cash provided by financing activities                                      358,508        66,855
                                                                                           ----------   -----------

               NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           660,577      (331,617)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                              1,454,860     1,786,477
                                                                                           ----------   -----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                   $2,115,437   $ 1,454,860
                                                                                           ==========   ===========


See accompanying notes to the financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                 NOTES TO DECEMBER 31, 1997 FINANCIAL STATEMENTS
                 (ALL DATA RELATED TO DECEMBER 31, 1996 AND THE
                         YEAR THEN ENDED ARE UNAUDITED)


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of The Commercial and Savings Bank Co. conform with generally accepted accounting principles and with general practice within the banking industry.

     A summary of the significant accounting and reporting policies applied in the presentation of the financial statements follows:

                              NATURE OF OPERATIONS

    The Commercial and Savings Bank Co. is a full service state chartered bank located in Danville, Ohio. The Bank is regulated and supervised by the State of Ohio, Division of Banks and the Board of Govenors of the Federal Reserve Bank. The bank derives its income from banking and bank-related services which include interest earnings on real estate, commercial and consumer loan financing as well as interest earnings on investment securities and charges for deposit services to its customers.

                                USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

     While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                             INVESTMENTS SECURITIES

     Investment securities are classified, at the time of purchase, based upon managements' intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates the effective interest method. Certain other equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

     Common stock of the Federal Reserve Bank is accounted for at cost and is classified with equity securities available for sale.

                                      LOANS

    Loans are stated at their outstanding principal, less the allowance for loan losses and any net deferred loan fees. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is discontinued when management believes, after considering economic and business conditions and collection effects, that the borrower's financial condition is such that collection of interest is doubtful.

    Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans.


                            ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.

         Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Bank individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Bank may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

         Mortgage loans secured by one-to-four family properties and all consumer loans are generally of smaller balances, and a homogeneous nature, thus are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

                             PREMISES AND EQUIPMENT

    Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.


                                  INCOME TAXES

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

                               EARNINGS PER SHARE

     Earnings per share are calculated based upon the weighted number of shares of stock outstanding during the year.

     In February, 1997 the Financial Accounting Standard Board issued Statement No. 128 "Earnings Per Share" ("EPS"). The statement established new standards for computing and presenting earnings per share and requires dual presentation of "basic" and "diluted" earnings per share on the face of the income statement. The provision of the statement are effective for the period ending December 31, 1997. The Bank maintains a simple capital structure, therefore, there are no dilutive effects on earnings per share.


                              CASH FLOW INFORMATION

    For purposes of reporting cash flows, cash and cash equivalents include cash and non-interest bearing deposits with financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods. The Bank reports net cash flows for customer loan transactions, deposit transactions, and interest-bearing deposits with other financial institutions. Cash payments for interest in 1997 and 1996 were $590,025 and $581,273, respectively. Cash payments for income taxes in 1997 and 1996 were $22,577 and $20,000, respectively.

                          CONCENTRATIONS OF CREDIT RISK

    The Bank, through its only location in Danville, Ohio, services its customers mainly in Knox County, Ohio and the surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Real estate loans account for approximately 83% of the loan portfolio at December 31, 1997 and are secured by both residential and commercial real estate.

         Deposit accounts of U.S. Government and State and Political subdivisions account for approximately 15% of total deposits of the Bank at December 31, 1997.


                        PENDING ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of Statement No. 125." The adoption of the provisions of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

     In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on financial position or results of operations.

2.       FEDERAL FUNDS SOLD

     Federal funds sold at December 31 consists of the following:

                                                             1997                                 1996
                                                 ---------------------------            -------------------------
               Institution                       Maturity            Balance            Maturity          Balance
               -----------                       --------            -------            --------          -------
         National Bank of Detroit                1-02-98           $   500,000         1-02-97         $   500,000
         Huntington National Bank                1-02-98             1,200,000         1-02-97             640,000
                                                                   -----------                         -----------
                                                                   $ 1,700,000                         $ 1,140,000
                                                                   ===========                         ===========


3.       INVESTMENT SECURITIES

         The amortized cost of securities and their estimated market values at December 31 are as follows:

         SECURITIES AVAILABLE FOR SALE

                                                                                             1997
                                                                 ----------------------------------------------------------
                                                                                Gross            Gross            Estimated
                                                                 Amortized     Unrealized       Unrealized         Market
                                                                  Cost           Gains           Losses            Value
                                                                 ---------     ----------       ----------       ----------
         U.S. Treasury securities                                  $597,689       $2,969             $908        $599,750
         Equity securities                                           22,400            -                -          22,400
                                                                   --------       ------             ----        --------
              Total                                                $620,089       $2,969             $908        $622,150
                                                                   ========       ======             ====        ========

                                                                                           1996
                                                               -----------------------------------------------------------
                                                                                Gross            Gross           Estimated
                                                               Amortized      Unrealized       Unrealized          Market
                                                                  Cost           Gains           Losses            Value
                                                               ----------     ----------       ----------        ---------
         U.S. Treasury securities                                  $400,423       $    -           $3,235        $397,188
         Equity securities                                           22,400            -                -          22,400
                                                                   --------       ------           ------        --------
              Total                                                $422,823       $    -           $3,235        $419,588
                                                                   ========       ======           ======        ========


         SECURITIES HELD TO MATURITY

                                                                                            1997
                                                              --------------------------------------------------------------
                                                                                Gross            Gross          Estimated
                                                              Amortized      Unrealized       Unrealized          Market
                                                                  Cost           Gains           Losses            Value
                                                              ----------     ----------       ----------        ------------
         U.S. Treasury Securities                                $2,292,419      $12,832          $346         $2,304,905
         Obligations of U.S. Government
          Agencies and Corporations                                 200,000          688             -            200,688
         Obligations of States and Political
          Subdivisions                                              113,217          708             -            113,925
                                                                 ----------      -------          ----         ----------
              Total                                              $2,605,636      $14,228          $346         $2,619,518
                                                                 ==========      =======          ====         ==========


                                                                                        1996
                                                              ------------------------------------------------------------
                                                                                Gross            Gross          Estimated
                                                              Amortized      Unrealized       Unrealized          Market
                                                                  Cost           Gains           Losses           Value
                                                              ---------      ----------       ----------        ----------
         U.S. Treasury Securities                                $2,290,534      $15,483          $3,657       $2,302,360
         Obligations of U.S. Government
          Agencies and Corporations                                 200,000        1,550              -           201,550
         Obligations of States and Political
          Subdivisions                                              115,436            -           1,736          113,700
                                                                 ----------      -------          ------       ----------
              Total                                              $2,605,970      $17,033          $5,393       $2,617,610
                                                                 ==========      =======          ======       ==========


         The contractual maturities of securities available for sale and securities to be held to maturity at December 31, 1997 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                Securities Available                  Securities to be
                                                                      For Sale                        Held to Maturity
                                                             -----------------------------        ---------------------------
                                                                               Estimated                            Estimated
                                                              Amortized          Market           Amortized          Market
                                                                 Cost           Value               Cost             Value
                                                             -----------      ------------        ---------        ----------
         Due in one year or less                                 $400,158         $399,250        $  899,509        $  900,780
         Due after one year through five years                    197,531          200,500         1,706,127         1,718,738
                                                                 --------         --------        ----------        ----------
                                                                 $597,689         $599,750        $2,605,636        $2,619,518
                                                                 ========         ========        ==========        ==========

         Investment securities with an approximate carrying value of $1,988,000 and $1,796,000 at December 31, 1997 and 1996, respectively were pledged to secure public deposits and for other purposes as required or permitted by law. There were no securities called or sold in 1997 or 1996.

4.       LOANS

         Major classification of loans at December 31, are summarized as follows:

                                                                                      1997                         1996
                                                                                 ----------------             ----------------
         Real estate - residential                                                    $ 7,827,020                  $ 7,924,098
         Real estate - farm                                                               735,503                      620,031
         Real estate - construction                                                        89,807                      109,543
         Commercial and other loans                                                       828,533                    1,218,227
         Consumer                                                                         836,291                      870,216
         Credit cards                                                                      71,471                       80,445
                                                                                      -----------                  -----------
                                                                                       10,388,625                   10,822,560
         Allowance for loan losses                                                        (62,096)                    (102,815)
         Net deferred loan fees                                                           (68,379)                     (72,118)
                                                                                      -----------                  -----------
              Loans, net                                                              $10,258,150                  $10,647,627
                                                                                      ===========                  ===========

         The Bank's primary business activity is with customers located within its local trade area. Residential, commercial, personal, and agricultural loans are granted. The Bank also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

         At December 31, 1997, the Bank had loans totaling $3,845 which were past due 90 days or more and still accruing interest. Presented below are total nonaccuring loans at December 31, 1997 and 1996 which in management's opinion did not meet the definition of impaired. Also shown is the additional income that would have been earned if those loans had been current throughout the years ended.

                                                                              1997                 1996
                                                                            ----------           ------------
     Nonaccrual loans                                                       $50,000              $101,000
     Interest earned (if current)                                           $10,282              $ 11,406

5.       ALLOWANCE FOR LOAN LOSSES

         An analysis of the change in the allowance for loan losses follows:

                                                                                 1997               1996
                                                                              --------            ---------
         Balance, January 1                                                  $102,815             $101,158
              Provision for loan losses                                         9,000               13,500
              Recoveries                                                          281                  842
              Credits charged off                                             (50,000)             (12,685)
                                                                             --------             --------
         Balance, December 31                                                $ 62,096             $102,815
                                                                             ========             ========

6.       PREMISES AND EQUIPMENT

         Premises and equipment at December 31 are summarized as follows:

                                                                               1997                 1996
                                                                            ------------         ----------
         Land and premises                                                   $403,435             $402,335
         Furniture, fixtures and equipment                                    466,529              454,722
                                                                             --------             --------
                                                                              869,964              857,057
         Less accumulated depreciation                                        632,441              601,362
                                                                             --------             --------
              Total                                                          $237,523             $255,695
                                                                             ========             ========

         Depreciation expense charged to operations was $31,079 and $30,511 for 1997 and 1996, respectively.


7.       DEPOSITS

         Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $1,928,812 and $2,028,497 at December 31, 1997 and 1996, respectively.

         Interest expense on certificates of deposit $100,000 and over amounted to $110,292 and $109,402 in 1997 and 1996, respectively.

         The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 1997.

              3 months or less                                                         $  900,000
              Over 3 through 6 months                                                     110,849
              Over 6 through 12 months                                                    800,000
              Over 12 months                                                              117,963
                                                                                       ----------
                      Total                                                            $1,928,812
                                                                                       ==========

8.       EMPLOYEE BENEFIT PLAN

         The Bank sponsors a defined benefit pension plan that covers certain employees based on their age and months of service. The plan is funded by individually allocated retirement income and retirement annuity contracts. Assets of the plan equal cash values of the contracts. The allocated insurance contract's cash values fully guarantee the amount of benefit payments.

         Pension costs charged to operating expense amounted to $25,310 and $23,413 for 1997 and 1996 respectively.

9.       OTHER EXPENSE

         Other expense at December 31 included the following:

                                                                          1997                      1996
                                                                       -----------               ------------
         Stationery, supplies and printing                              $  10,175                 $   6,826
         Directors and committee fees                                      11,250                     9,600
         Franchise tax                                                     19,910                    18,704
         Legal and accounting                                              16,273                    17,913
         Professional fees                                                 11,729                    11,963
         Other                                                             74,547                    78,017
                                                                         --------                  --------
              Total                                                      $143,884                  $143,023
                                                                         ========                  ========


10.      INCOME TAXES

         Federal income taxes applicable to income were comprised as follows:

                                                                           1997                      1996
                                                                          ------                    ------
         Current payable                                                  $19,869                   $25,217
         Deferred                                                            (577)                   (3,992)
                                                                          -------                   -------
              Total                                                       $19,292                   $21,225
                                                                          =======                   =======

         The following is a reconcilement of federal income tax expense to the amount computed at the expected statutory rate.

                                                                           1997                      1996
                                                                         --------                  --------
         Computed tax at expected statutory rate                          $ 38,474                  $ 40,043
         Surtax exemption                                                  (11,092)                  (10,860)
         Tax-exempt income                                                  (6,048)                   (6,580)
         Other                                                              (2,042)                   (1,378)
                                                                          --------                  --------
                                                                          $ 19,292                  $ 21,225
                                                                          ========                  ========

         Deferred tax assets and liabilities included in other liabilities at December 31 consist of the following:

                                                                         1997                     1996
                                                                       ----------               ---------
         Deferred Tax Assets:
              Deferred loan fees                                         $ 5,943                 $ 7,691
              Non-accrual loan interest                                    3,077                   1,056
              Net unrealized loss on securities                                -                   1,091
                                                                         -------                 -------
                  Deferred tax asset                                       9,020                   9,838
                                                                         -------                 -------

         Deferred Tax Liabilities:
              Allowance for loan losses                                   11,661                  12,227
              Premise and equipment depreciation                          11,684                  10,867
              Net unrealized gain on securities                              701                       -
              Other, net                                                     317                     872
                                                                         -------                 -------
                  Deferred tax liabilities                                24,363                  23,966
                                                                         -------                 -------

                  Net deferred tax liabilities                           $15,343                 $14,128
                                                                         =======                 =======



11.      COMMITMENTS AND CONTINGENT LIABILITIES

                                   COMMITMENTS

         In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

         Financial instruments whose contract amount represents credit risk were as follows:

                                                                            1997                  1996
                                                                         ----------            -----------
         Commitments for real estate                                     $110,193               $169,857
         Lines of credit                                                 $134,605               $104,687
         Credit card arrangements                                        $215,737               $230,923

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. These commitments represent normal banking transactions and in management's opinion, no material losses are expected from these commitments.

                             CONTINGENT LIABILITIES

         The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank.

12.      RELATED PARTY TRANSACTIONS

         In the normal course of business, loans are extended to directors, executive officers, and their associates. In management's opinion, all of these loans are on substantially the same terms and conditions as loans to other individuals and businesses of comparable credit worthiness and do not represent more than the normal risk of collection. A summary of loan activity for those directors, executive officers, and their associates with aggregate loan balances in excess of $60,000 for the year ended December 31, 1997, is as follows:

                                                         Amount
     1996                    Additions                  Collected                    1997
   -----------               ---------                  ---------                 -----------
   $107,372                      $-0-                     $2,721                  $104,651


13.      REGULATORY MATTERS

         The approval of regulatory authorities is required if the total of all dividends declared by the Bank in any calendar year exceeds net profits as defined for that year combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the amount available for payment of dividends by the Bank in 1998, without the approval of the regulatory authorities, is $173,250 plus 1998 profits retained up to the date of the dividend declaration.

         Included in cash and due from banks are required federal reserves of $30,000 at December 31, 1997 and 1996, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.

14.      REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by the regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Bank meets all capital adequacy requirements to which they are subject.

     As of December 31, 1997, notification from the appropriate regulatory authority has categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total Risk-Based, Tier 1 Risk-Based and Tier 1 Leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed this category. The following table sets forth the Bank's capital position and minimum requirements as of December 31:

                                                            1997                          1996
                                                    ------------------------       --------------------
                                                      Amount         Ratio         Amount         Ratio
                                                      ------         -----         ------         -----
     Total Capital (to Risk Weighted Assets)

         Actual                                     $1,466,119       21.44%     $1,412,325        20.92%
         For Capital Adequacy Purposes                 547,120        8.00%        540,080         8.00%
         To be well capitalized                        683,900       10.00%        675,100        10.00%

     Tier 1 Capital (to Risk Weighted Assets)

         Actual                                     $1,404,023       20.53%     $1,327,325        19.66%
         For Capital Adequacy Purposes                 273,560        4.00%        270,040         4.00%
         To be well capitalized                        410,340        6.00%        405,060         6.00%

     Tier 1 Capital (to Average Assets)

         Actual                                     $1,404,023        8.75%     $1,327,325         8.36%
         For Capital Adequacy Purposes                 641,560        4.00%        635,360         4.00%
         To be well capitalized                        801,950        5.00%        794,200         5.00%

15.  PLAN OF MERGER

     On April 13, 1998, The Commercial and Savings Bank Co. (Commercial) of Danville, Ohio and Killbuck Bancshares, Inc. (Killbuck), executed an agreement and plan of reorganization to merge subject to shareholder and regulatory approval. Under the terms of the agreement, all outstanding shares of Commercial will be exchanged for 2.1585 shares of Killbuck. This exchange ratio of 2.1585 is adjusted for Killbuck's five for one stock split on May 1, 1998.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                                        June 30,               December 31,
                                                                                          1998                    1997
                                                                                          ----                    ----
ASSETS
     Cash and cash equivalents:
         Cash and amounts due from depository institutions                              $     420,558        $    415,437
         Federal funds sold                                                                   970,000           1,700,000
                                                                                        -------------        ------------
             Total cash and cash equivalents                                                1,390,558           2,115,437
                                                                                        -------------        ------------

     Investment securities:
         Securities available for sale                                                        622,213             622,150
         Securities held to maturity (market value of $2,621,497
          and $2,619,518)                                                                   2,607,756           2,605,636
                                                                                        -------------        ------------
             Total investment securities                                                    3,229,969           3,227,786
                                                                                        -------------        ------------

     Loans                                                                                 10,687,441          10,320,246
     Less allowance for loan losses                                                            63,001              62,096
                                                                                        -------------        ------------
             Net loans                                                                     10,624,440          10,258,150
                                                                                        -------------        ------------

     Premises and equipment, net                                                              227,564             237,523
     Accrued interest                                                                         104,762              98,014
     Other assets                                                                              36,544              49,341
                                                                                        -------------        ------------
             Total assets                                                               $  15,613,837        $ 15,986,251
                                                                                        =============        ============

LIABILITIES
     Deposits:
         Noninterest bearing demand                                                     $   1,681,678        $  1,554,430
         Interest bearing demand                                                            1,742,790           1,888,106
         Savings                                                                            3,351,904           3,298,131
         Time                                                                               7,315,492           7,767,112
                                                                                        -------------        ------------
             Total deposits                                                                14,091,864          14,507,779
     Accrued expenses and other liabilities                                                    80,382              73,088
                                                                                        -------------        ------------
             Total liabilities                                                             14,172,246          14,580,867
                                                                                        -------------        ------------

SHAREHOLDERS' EQUITY
     Common stock - 20,200 shares authorized, issued
      and outstanding with $10 par value                                                      202,000             202,000
     Capital surplus                                                                          544,300             544,300
     Retained earnings                                                                        694,456             657,723
     Net unrealized gain on securities available for sale                                         835               1,361
                                                                                        -------------        ------------
             Total shareholders' equity                                                     1,441,591           1,405,384
                                                                                        -------------        ------------

             Total liabilities and shareholders' equity                                 $  15,613,837        $ 15,986,251
                                                                                        =============        ============



See accompanying notes to the unaudited financial statements.

                      THE COMMERCIAL AND SAVINGS BANK CO.
                               STATEMENT OF INCOME
                                  (UNAUDITED)

                                                             Six Months Ended
                                                                  June 30,
                                                           1998           1997
                                                         --------       --------
INTEREST INCOME
     Interest and fees on loans                          $415,819       $416,728
     Federal funds sold                                    38,189         28,687
     Investment securities:
         Taxable                                           92,252         92,063
         Tax exempt                                         2,823          2,519
                                                         --------       --------
              Total interest income                       549,083        539,997
                                                         --------       --------

INTEREST EXPENSE
     Deposits                                             272,409        290,704
                                                         --------       --------
              Total interest expense                      272,409        290,704
                                                         --------       --------

NET INTEREST INCOME                                       276,674        249,293

Provision for loan losses                                      --          4,500
                                                         --------       --------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                              276,674        244,793
                                                         --------       --------

OTHER INCOME
     Service fees on deposit accounts                      12,653         19,875
     Other                                                  6,212          7,072
                                                         --------       --------
              Total other income                           18,865         26,947
                                                         --------       --------

OTHER EXPENSE
     Salaries and employee benefits                       116,252        111,881
     Occupancy expense                                     15,756         14,930
     Equipment expense                                     29,534         29,048
     Other expenses                                        90,427         69,042
                                                         --------       --------
              Total other expense                         251,969        224,901
                                                         --------       --------

INCOME BEFORE INCOME TAXES                                 43,570         46,839
     Income taxes                                           6,837          7,269
                                                         --------       --------

NET INCOME                                               $ 36,733       $ 39,570
                                                         ========       ========

PER SHARE DATA
     Earnings per common share                           $   1.82       $   1.96
                                                         ========       ========

     Average shares outstanding                            20,200         20,200
                                                         ========       ========


See accompanying notes to the unaudited financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                               STATEMENT OF INCOME
                                   (UNAUDITED)

                                                                                                 Three Months Ended
                                                                                                       June 30,
                                                                                                 1998              1997
                                                                                            -----------         -----------
INTEREST INCOME
     Interest and fees on loans                                                             $ 211,724           $ 207,715
     Federal funds sold                                                                        21,006              13,786
     Investment securities:
         Taxable                                                                               46,692              50,146
         Tax exempt                                                                             1,424               1,373
                                                                                            ---------           ---------
              Total interest income                                                           280,846             273,020
                                                                                            ---------           ---------

INTEREST EXPENSE
     Deposits                                                                                 136,450             147,775
                                                                                            ---------           ---------
              Total interest expense                                                          136,450             147,775
                                                                                            ---------           ---------

NET INTEREST INCOME                                                                           144,396             125,245

Provision for loan losses                                                                           -               3,000
                                                                                            ---------           ---------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                                                                  144,396             122,245
                                                                                            ---------           ---------

OTHER INCOME
     Service fees on deposit accounts                                                           6,230              11,285
     Other                                                                                      2,052               1,991
                                                                                            ---------           ---------
              Total other income                                                                8,282              13,276
                                                                                            ---------           ---------

OTHER EXPENSE
     Salaries and employee benefits                                                            55,181              59,451
     Occupancy expense                                                                          8,235               7,497
     Equipment expense                                                                         14,944              13,838
     Other expenses                                                                            53,182              34,053
                                                                                            ---------           ---------
              Total other expense                                                             131,542             114,839
                                                                                            ---------           ---------

INCOME BEFORE INCOME TAXES                                                                     21,136              20,682
     Income taxes                                                                               3,153               2,775
                                                                                            ---------           ---------

NET INCOME                                                                                  $  17,983           $  17,907
                                                                                            =========           =========

PER SHARE DATA
     Earnings per common share                                                              $     .89           $     .89
                                                                                            =========           =========

     Average shares outstanding                                                                20,200              20,200
                                                                                              =======             =======


See accompanying notes to the unaudited financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)


                                                                                              Net
                                                                                          Unrealized
                                                                                         Gain (Loss) on
                                                                                           Securities     Total           Total
                                                   Common       Capital      Retained      Available   Shareholders'  Comprehensive
                                                   Stock        Surplus      Earnings      For Sale       Stock           Income
                                                ----------    ----------    ----------    -----------  ----------       ----------

BALANCE, DECEMBER 31, 1997                      $  202,000    $  544,300    $  657,723    $    1,361   $1,405,384
    Net income                                                                                36,733       36,733       $   36,733
    Other comprehensive income
        Net unrealized gain on securities                                                       (526)        (526)            (526)
                                                ----------    ----------    ----------    ----------   ----------       ----------

BALANCE, JUNE 30, 1998                          $  202,000    $  544,300    $  694,456    $      835   $1,441,591       $   36,207
                                                ==========    ==========    ==========    ==========   ==========       ==========










  See accompanying notes to the unaudited financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)


                                                                               Six Months Ended
                                                                                   June 30,
                                                                             1998           1997
                                                                         -----------    -----------
OPERATING ACTIVITIES
     Net income                                                          $    36,733    $    39,570
     Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                                                --          4,500
         Provision for depreciation and amortization                           7,385         14,067
         Decrease in accrued interest and other assets                         6,049          9,037
         Increase (decrease) in accrued expenses and other liabilities         7,565        (18,464)
                                                                         -----------    -----------
           Net cash provided by operating activities                          57,732         48,710
                                                                         -----------    -----------
INVESTING ACTIVITIES
     Investment securities available for sale:
       Proceeds from maturities and repayments                               200,000             --
       Purchases                                                            (200,406)      (196,656)
     Investment securities held to maturity:
       Proceeds from maturities and repayments                                    --        400,000
       Purchases                                                                  --       (596,843)
         Net (increase) decrease in loans                                   (366,290)       137,894
         Purchase of premises and equipment                                       --         (3,792)
                                                                         -----------    -----------
         Net cash used for investing activities                             (366,696)      (259,397)
                                                                         -----------    -----------
FINANCING ACTIVITIES
         Net increase in demand and savings
          deposit accounts                                                    35,705        252,762
         Net decrease in time deposits                                      (451,620)       (64,158)
                                                                         -----------    -----------
          Net cash (used for) provided by financing activities              (415,915)       188,604
                                                                         -----------    -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                   (724,879)       (22,083)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                           2,115,437      1,454,860
                                                                         -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                               $ 1,390,558    $ 1,432,777
                                                                         ===========    ===========

See accompanying notes to the unaudited financial statements.

                       THE COMMERCIAL AND SAVINGS BANK CO.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


1. GENERAL

         The accounting and financial reporting policies of The Commercial and Savings Bank Co. conform to generally accepted accounting principles and to general practice within the banking industry. In the opinion of management, the accompanying unaudited financial statements of The Commercial and Savings Bank Co. contain all adjustments, consisting of only normal and recurring adjustments, necessary for the fair presentation of the Bank's financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any other interim period.

2.  PLAN OF MERGER

         On April 13, 1998 Commercial and Savings Bank Co. (Commercial) of Danville, Ohio and Killbuck Bancshares, Inc. (Killbuck) executed an agreement and plan of reorganization to merge subject to shareholder and regulatory approval. Under the terms of the agreement, all outstanding shares of Commercial will be exchanged for 2.1585 shares of Killbuck. This exchange ratio of 2.1585 is adjusted for Killbuck's five for one stock split on May 1, 1998.

                           KILLBUCK BANCSHARES, INC.
                         INDEX TO FINANCIAL STATEMENTS


                                                                                 Page
                                                                                Number
                                                                                ------
KILLBUCK FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997, AND 1996
 AND FOR EACH OF THE THREE YEARS ENDED DECEMBER 31, 1997
        Report of Independent Auditors                                           F2-2
        Consolidated Balance Sheets                                              F2-3
        Consolidated Statements of Income                                        F2-4
        Consolidated Statements of Changes in Shareholders' Equity               F2-5
        Consolidated Statements of Cash Flows                                    F2-6
        Notes to Consolidated Financial Statements                               F2-7

KILLBUCK INTERIM FINANCIAL STATEMENTS AS OF AND FOR THE
 SIX MONTHS ENDED JUNE 30, 1998 AND 1997
        Unaudited Consolidated Balance Sheets                                   F2-25
        Unaudited Consolidated Statements of Income                             F2-26
        Unaudited Consolidated Statements of Changes in Shareholders' Equity    F2-28
        Unaudited Consolidated Statements of Cash Flows                         F2-29
        Notes to Unaudited Consolidated Financial Statements                    F2-30




                                      F2-1

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Killbuck Bancshares, Inc.


We have audited the accompanying consolidated balance sheet of Killbuck Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Killbuck's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Killbuck Bancshares, Inc. and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As explained in the notes to the consolidated financial statements, effective January 1, 1995, Killbuck adopted a new method of accounting for impairment of loans and related allowance for loan losses.

/s/  S. R. Snodgrass, A. C.

Steubenville, Ohio
January 23, 1998









                                      F2-2

                    KILLBUCK BANCSHARES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

                                                                                                           December 31,
                                                                                                   1997                    1996
                                                                                              -------------           -------------
ASSETS
     Cash and cash equivalents:
         Cash and amounts due from depository institutions                                    $   6,300,777           $   6,140,758
         Federal funds sold                                                                       8,300,000               6,100,000
                                                                                              -------------           -------------
            Total cash and cash equivalents                                                      14,600,777              12,240,758

     Investment securities:
         Securities available for sale                                                           35,078,516              32,842,938
         Securities held to maturity (market value of $23,966,533
          and $18,506,034)                                                                       23,398,480              18,364,587
                                                                                              -------------           -------------
            Total investment securities                                                          58,476,996              51,207,525

     Loans, net                                                                                 119,926,057             114,206,455

     Premises and equipment, net                                                                  2,808,078               2,973,786
     Accrued interest                                                                             1,633,451               1,506,926
     Other assets                                                                                   463,271                 556,708
                                                                                              -------------           -------------
            Total assets                                                                      $ 197,908,630           $ 182,692,158
                                                                                              =============           =============

LIABILITIES
     Deposits:
         Noninterest bearing demand                                                           $  21,592,573           $  20,904,824
         Interest bearing demand                                                                 37,574,203              32,048,553
         Savings                                                                                 19,376,757              19,848,413
         Time                                                                                    85,265,101              84,597,359
                                                                                              -------------           -------------
            Total deposits                                                                      163,808,634             157,399,149
     Securities sold under repurchase agreements                                                  2,710,000                      --
     Federal Home Loan Bank advances                                                              8,745,174               4,814,648
     Accrued expenses and other liabilities                                                         487,213                 544,621
                                                                                              -------------           -------------
            Total liabilities                                                                   175,751,021             162,758,418
                                                                                              -------------           -------------

SHAREHOLDERS' EQUITY
     Common stock - 200,000 shares authorized, 135,000
      issued with no par value                                                                    2,700,000               2,700,000
     Capital surplus                                                                              3,106,500               3,106,500
     Retained earnings                                                                           17,018,414              14,624,364
     Net unrealized loss on securities available for sale                                           (33,817)               (176,066)
     Treasury stock, at cost (2,620 and 1,500 shares)                                              (633,488)               (321,058)
                                                                                              -------------           -------------
            Total shareholders' equity                                                           22,157,609              19,933,740
                                                                                              -------------           -------------

            Total liabilities and shareholders' equity                                        $ 197,908,630           $ 182,692,158
                                                                                              =============           =============



See accompanying notes to the consolidated financial statements.






                                      F2-3

                    KILLBUCK BANCSHARES, INC. AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME



                                                                                            Year Ended December 31,
                                                                              1997                    1996                   1995
                                                                           -----------            -----------            -----------
INTEREST INCOME
     Interest and fees on loans                                            $11,491,831            $10,819,285            $10,282,897
     Federal funds sold                                                        372,153                324,411                430,348
     Investment securities:
         Taxable                                                             2,349,656              1,947,044              1,265,371
         Tax exempt                                                          1,012,341                890,981                832,428
                                                                           -----------            -----------            -----------
              Total interest income                                         15,225,981             13,981,721             12,811,044
                                                                           -----------            -----------            -----------

INTEREST EXPENSE
     Deposits                                                                6,850,752              6,331,213              5,690,017
     Federal Home Loan Bank advances                                           454,791                292,726                125,588
     Other                                                                      38,637                  1,521                    332
                                                                           -----------            -----------            -----------

              Total interest expense                                         7,344,180              6,625,460              5,815,937
                                                                           -----------            -----------            -----------

NET INTEREST INCOME                                                          7,881,801              7,356,261              6,995,107

Provision for loan losses                                                      180,000                180,000                180,000
                                                                           -----------            -----------            -----------

NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES                                                                 7,701,801              7,176,261              6,815,107
                                                                           -----------            -----------            -----------

OTHER INCOME
     Service fees on deposit accounts                                          375,676                383,377                348,715
     Other                                                                      71,849                 55,946                 62,066
                                                                           -----------            -----------            -----------

              Total other income                                               447,525                439,323                410,781
                                                                           -----------            -----------            -----------

OTHER EXPENSE
     Salaries and employee benefits                                          2,028,629              1,948,362              1,812,393
     Occupancy expense                                                         164,505                157,771                151,336
     Equipment expense                                                         451,940                390,502                319,269
     Other                                                                   1,390,581              1,302,928              1,327,144
                                                                           -----------            -----------            -----------

              Total other expense                                            4,035,655              3,799,563              3,610,142
                                                                           -----------            -----------            -----------

INCOME BEFORE INCOME TAXES                                                   4,113,671              3,816,021              3,615,746
     Income taxes                                                            1,108,209              1,069,040                989,018
                                                                                                  -----------            -----------

NET INCOME                                                                 $ 3,005,462            $ 2,746,981            $ 2,626,728
                                                                           ===========            ===========            ===========

PER SHARE DATA
     Earnings per common share                                             $     22.59            $     20.52            $     19.46
                                                                           ===========            ===========            ===========

     Average shares outstanding                                                133,043                133,893                135,000
                                                                           ===========            ===========            ===========



See accompanying notes to the consolidated financial statements.





                                      F2-4

                         KILLBICK BANCSHARES, INC. AND
                  SUBSIDARY CONSOLIDATED STATEMENT OF CHANGES
                            IN STOCKHOLDER'S EQUITY



                                                                                             Net
                                                                                          Unrealized
                                                                                        Gain (Loss) on
                                                                                          Securities                   Total
                                                  Common      Capital       Retained      Available    Treasury     Shareholders'
                                                  Stock       Surplus       Earnings      For Sale       Stock          Equity
                                                ----------   ----------   ------------   ------------- ---------    ------------
BALANCE, DECEMBER 31, 1994                      $2,700,000   $3,106,500   $ 10,197,197   $      --     $      --    $ 16,003,697
         Net income                                                          2,626,728                                 2,626,728
         Dividends paid (3.25 per share)                                      (438,750)                                 (438,750)
         Net unrealized gain on securities                                                   73,894                       73,894
                                                ----------   ----------   ------------    ---------    ---------    ------------

BALANCE, DECEMBER 31, 1995                       2,700,000    3,106,500     12,385,175       73,894           --      18,265,569

         Net income                                                          2,746,981                                 2,746,981
         Dividends paid ($3.80 per share)                                     (507,792)                                 (507,792)
         Purchase of treasury shares                                                                    (326,628)       (326,628)
         Sale of treasury shares                                                                           5,570           5,570
         Net unrealized loss on securities                                                 (249,960)                    (249,960)
                                                ----------   ----------   ------------    ---------    ---------    ------------

BALANCE, DECEMBER 31, 1996                       2,700,000    3,106,500     14,624,364     (176,066)    (321,058)     19,933,740

         Net income                                                          3,005,462                                 3,005,462
         Dividends paid ($4.60 per share)                                     (611,412)                                 (611,412)
         Purchase of treasury shares                                                                    (312,430)       (312,430)
         Net unrealized gain on securities                                                  142,249                      142,249
                                                ----------   ----------   ------------    ---------    ---------    ------------

BALANCE, DECEMBER 31, 1997                      $2,700,000   $3,106,500   $ 17,018,414    $ (33,817)   $(633,488)   $ 22,157,609
                                                ==========   ==========   ============    =========    =========    ============


See accompanying notes to the consolidated financial statements.






                                      F2-5

                    KILLBUCK BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                               Year Ended December 31,
                                                                                       1997              1996             1995
                                                                                   ------------      ------------      -------------
OPERATING ACTIVITIES
     Net income                                                                    $  3,005,462      $  2,746,981      $  2,626,728
     Adjustments to reconcile net income to net cash
      provided by operating activities:
         Provision for loan losses                                                      180,000           180,000           180,000
         Provision for depreciation and amortization                                    245,393           303,523           222,740
         Gain on sale of loans                                                           (2,033)               --                --
         Loss on sale of equipment                                                           --                --            35,443
         Origination of loans held for sale                                            (282,300)               --                --
         Proceeds from the sale of loans                                                284,333                --                --
         Increase in accrued interest and other assets                                 (130,414)         (454,936)         (420,738)
         (Increase) decrease in accrued expenses and other liabilities                  (57,407)           45,592           108,717
         Increase (decrease) in federal income tax payable                                6,466           (49,501)           21,331
         Increase in deferred federal income tax                                         17,580             7,212            17,312
                                                                                   ------------      ------------      ------------
                Net cash provided by operating activities                             3,267,080         2,778,871         2,791,533
                                                                                   ------------      ------------      ------------


INVESTING ACTIVITIES
     Investment securities available for sale:
         Proceeds from maturities and repayments                                     14,051,028         7,766,611                --
         Purchases                                                                  (16,051,726)      (17,237,326)               --
     Investment securities held to maturity:
         Proceeds from maturities and repayments                                      2,249,094         4,054,565        10,400,500
         Purchases                                                                   (7,262,638)       (3,869,746)      (16,973,156)
             Net increase in loans                                                   (5,899,602)       (9,128,417)       (4,036,936)
             Proceeds from sale of equipment                                                 --                --             6,164
             Purchase of premises and equipment                                        (119,386)         (582,894)         (760,665)
                                                                                   ------------      ------------      ------------
                Net cash used in investing activities                               (13,033,230)      (18,997,207)      (11,364,093)
                                                                                   ------------      ------------      ------------


FINANCING ACTIVITIES
         Net increase (decrease) in demand and savings
          deposit accounts                                                            5,741,743         2,191,323        (3,028,785)
         Net increase in time deposits                                                  667,742         4,794,740        21,329,795
         Net increase in Federal Home Loan Bank advances                              3,930,526         1,485,170         2,335,523
         Net increase in repurchase agreements                                        2,710,000                --                --
         Purchase of treasury shares                                                   (312,430)         (326,628)               --
         Proceeds from sale of treasury shares                                               --             5,570                --
         Dividends paid                                                                (611,412)         (507,792)         (438,750)
                                                                                   ------------      ------------      ------------
            Net cash provided by financing activities                                12,126,169         7,642,383        20,197,783
                                                                                   ------------      ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  2,360,019        (8,575,953)       11,625,223

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       12,240,758        20,816,711         9,191,488
                                                                                   ------------      ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $ 14,600,777      $ 12,240,758      $ 20,816,711
                                                                                   ============      ============      ============






See accompanying notes to the consolidated financial statements.





                                      F2-6

                    KILLBUCK BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Killbuck Bancshares, Inc., a bank holding Company, and its subsidiary, Killbuck Saving Bank Company, conform with generally accepted accounting principles and with general practice within the banking industry.

         A summary of the significant accounting and reporting policies applied in the presentation of the consolidated financial statements follows:

                              NATURE OF OPERATIONS

         Killbuck Bancshares, Inc. is an Ohio corporation organized as the holding company of The Killbuck Savings Bank Company. The Bank is a state-chartered bank located in Ohio. Killbuck and its subsidiary derive substantially all their income from banking and bank-related services which include interest earnings on residential real estate, commercial mortgage, commercial and consumer loan financing as well as interest earnings on investment securities and charges for deposit services to its customers. The Board of Governors of the Federal Reserve System supervises the holding company and bank, while the Bank is also subject to regulation and supervision by the Ohio Division of Banks.

                             BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of Killbuck Bancshares, Inc. and its wholly owned subsidiary, The Killbuck Savings Bank Company, after elimination of all material intercompany transactions and balances.

                                USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

         The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions in the agricultural and tourism industry.












                                      F2-7

         While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

                             INVESTMENTS SECURITIES

         Investment securities are classified, at the time of purchase, based upon managements' intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount which are computed using a method which approximates the effective interest method. Certain other debt and equity securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

         Common stock of the Federal Home Loan Bank, Federal Reserve Bank and Independent State Bank of Ohio represent ownership in institutions which are wholly-owned by other financial institutions. These securities are accounted for at cost and are classified with equity securities available for sale.

                               LOANS HELD FOR SALE

         Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At December 31, 1997 and 1996, there were no loans held for sale.

                                      LOANS

         Loans are stated at their outstanding principal, less the allowance for loan losses and any net deferred loan fees. Interest income on loans is recognized on the accrual method when a loan is placed on nonaccrual, any previously accrued interest is reversed against current income.

         Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.















                                      F2-8

                            ALLOWANCE FOR LOAN LOSSES

         Effective January 1, 1995, Killbuck adopted Statement of Financial Accounting Standards Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118. Under this Standard, Killbuck estimates credit losses on impaired loans based on the present value of expected cash flows or fair value of the underlying collateral if the loan repayment is expected to come from the sale or operation of such collateral. Statement 118 amends Statement 114 to permit a creditor to use existing methods for recognizing interest income on impaired loans eliminating the income recognition provisions of Statement 114. The adoption of these statements did not have a material effect on Killbuck's financial position or results of operations.

         Impaired loans are commercial and commercial real estate loans for which it is probable that Killbuck will not be able to collect all amounts due according to the contractual terms of the loan agreement. Killbuck individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. Killbuck may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

         Mortgage loans secured by one-to-four family properties and all consumer loans are generally of smaller balances, and a homogeneous nature, thus are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis, taking into consideration all of the circumstances concerning the loan, the credit worthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

         The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses which is charged to operations. The provision is based upon management's periodic evaluation of individual loans, the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant change in the near term.
















                                      F2-9

                             PREMISES AND EQUIPMENT

         Land is carried at cost. Other premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.


                                  INCOME TAXES

         Killbuck and its subsidiary file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.


                               EARNINGS PER SHARE

         Earnings per share are calculated based upon the weighted number of shares of stock outstanding during the year.

         In February, 1997 the Financial Accounting Standard Board issued Statement No. 128 "Earnings Per Share" ("EPS"). The statement established new standards for computing and presenting earnings per share and requires dual presentation of "basic" and "diluted" earnings per share on the face of the income statement. The provision of the statement are effective for the period ending December 31, 1997. Killbuck maintains a simple capital structure, therefore there are no dilutive effects on earnings per share.


                              CASH FLOW INFORMATION

         For purposes of reporting cash flows, cash and cash equivalents include cash and non-interest bearing deposits with financial institutions and federal funds sold. Generally, federal funds are sold for one-day periods. Killbuck reports net cash flows for customer loan transactions, deposit transactions, and interest-bearing deposits with other financial institutions. Cash payments for interest in 1997, 1996 and 1995 were $7,359,808, $6,633,764, and $5,708,289, respectively. Cash payments for income taxes for 1997, 1996, and 1995 were $1,081,332, $1,111,330, and $943,892 respectively.










                                     F2-10

                        PENDING ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 125 are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending, and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by Statement No. 127, "Deferral of the Effective Date of Certain Provisions of Statement No. 125, an amendment of Statement No. 125." The adoption of the provisions of Statement No. 127 is not expected to have a material impact on financial position or results of operations.

     In July 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." The Statement establishes standards for reporting and presentation of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The provisions of the statement are effective for all fiscal years beginning after December 15, 1997. The adoption of this statement is not expected to have a material impact on financial position or results of operations.


                     RECLASSIFICATION OF COMPARATIVE AMOUNTS

         Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on net income.


2.       FEDERAL FUNDS SOLD

     Federal funds sold at December 31 consists of the following:



                                                                          1997                             1996
                                                               -----------------------------    ------------------------------
               Institution                                     Maturity            Balance       Maturity            Balance
         ------------------------                              --------          -----------    ---------          -----------
         National Bank of Detroit                               1-02-98           $7,000,000     1-02-97            $5,000,000
         National City Bank                                     1-02-98            1,300,000     1-02-97             1,100,000
                                                                                  ----------                        ----------
                                                                                  $8,300,000                        $6,100,000
                                                                                  ==========                        ==========







                                     F2-11

3.       INVESTMENT SECURITIES

     The amortized cost of securities and their estimated market values are as follows:

     SECURITIES AVAILABLE FOR SALE


                                                                                                   1997
                                                                         ------------------------------------------------------
                                                                                           Gross         Gross       Estimated
                                                                          Amortized      Unrealized    Unrealized      Market
                                                                            Cost           Gains        Losses         Value
                                                                         -----------     ----------    ----------   -----------
     U.S. Treasury securities                                            $ 9,781,819      $20,337      $    --      $ 9,802,156
     Obligations of U.S. Government
      Agencies and Corporations                                           24,304,525       27,237       98,812       24,232,950
                                                                         -----------      -------      -------      -----------
          Total debt securities                                           34,086,344       47,574       98,812       34,035,106
     Equity securities                                                     1,043,410           --           --        1,043,410
                                                                         -----------      -------      -------      -----------
          Total                                                          $35,129,754      $47,574      $98,812      $35,078,516
                                                                         ===========      =======      =======      ===========



                                                                                                   1996
                                                                        --------------------------------------------------------
                                                                                           Gross         Gross         Estimated
                                                                         Amortized       Unrealized   Unrealized        Market
                                                                            Cost           Gains        Losses          Value
                                                                        -----------      ----------   ----------    ------------
     U.S. Treasury securities                                           $   994,508      $ 2,992      $     --      $   997,500
     Obligations of U.S. Government
      Agencies and Corporations                                          31,225,987       18,595       288,354       30,956,228
                                                                        -----------      -------      --------      -----------
          Total debt securities                                          32,220,495       21,587       288,354       31,953,728
     Equity securities                                                      889,210           --            --          889,210
                                                                        -----------      -------      --------      -----------
          Total                                                         $33,109,705      $21,587      $288,354      $32,842,938
                                                                        ===========      =======      ========      ===========


         SECURITIES HELD TO MATURITY

                                                                                                   1997
                                                                         ------------------------------------------------------
                                                                                           Gross        Gross         Estimated
                                                                         Amortized       Unrealized   Unrealized       Market
                                                                           Cost            Gains       Losses          Value
                                                                         ---------       ----------   ----------    -----------
     Obligations of States and Political
      Subdivisions                                                       $23,298,480      $575,642      $7,214      $23,866,908
     Corporate Securities                                                    100,000            --         375           99,625
                                                                         -----------      --------      ------      -----------
          Total                                                          $23,398,480      $575,642      $7,589      $23,966,533
                                                                         ===========      ========      ======      ===========









                                      F2-12

                                                                                                   1996
                                                                       -------------------------------------------------------
                                                                                          Gross        Gross         Estimated
                                                                         Amortized      Unrealized   Unrealized       Market
                                                                           Cost           Gains        Losses         Value
                                                                       -----------      ----------   ----------     ----------
     Obligations of States and Political
      Subdivisions                                                     $18,264,587      $257,491      $114,124      $18,407,954
     Corporate Securities                                                  100,000            --         1,920           98,080
                                                                       -----------      --------      --------      -----------
          Total                                                        $18,364,587      $257,491      $116,044      $18,506,034
                                                                       ===========      ========      ========      ===========


         The contractual maturities of securities available for sale and securities to be held to maturity at December 31, 1997 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.



                                                                     Securities Available                Securities to be
                                                                          For Sale                       Held to Maturity
                                                                    ---------------------------     ---------------------------
                                                                                     Estimated                       Estimated
                                                                     Amortized         Market       Amortized         Market
                                                                       Cost            Value           Cost           Value
                                                                    -----------     -----------     -----------     -----------
     Due in one year or less                                        $ 6,795,581     $ 6,793,437     $ 2,202,732     $ 2,222,549
     Due after one year through five years                           23,542,827      23,488,357       9,763,493      10,024,020
     Due after five through ten years                                 3,747,936       3,753,312      11,140,535      11,426,701
     Due after ten years                                                     --              --         291,720         293,263
                                                                    -----------     -----------     -----------     -----------
                                                                    $34,086,344     $34,035,106     $23,398,480     $23,966,533
                                                                    ===========     ===========     ===========     ===========

         Proceeds of securities as a result of calls prior to maturity during 1997, 1996 and 1995 were $8,322,527, $4,574,442 and $4,400,000, respectively, resulting in gross gains of $-0- in 1997, $-0- in 1996 and $-0- in 1995.

         Investment securities with an approximate carrying value of $30,960,000 and $19,435,000 at December 31, 1997 and 1996, respectively were pledged to secure public deposits and for other purposes as required or permitted by law. During 1997, 1996 and 1995, Killbuck did not sell any securities.


















                                     F2-13

4.       LOANS

     Major classification of loans are summarized as follows:

                                                                                       1997                         1996
                                                                                ------------------          -------------------
     Real estate - residential                                                     $  41,473,027                 $  39,820,133
     Real estate - farm                                                                3,846,541                     4,589,030
     Real estate - commercial                                                         21,204,753                    18,087,851
     Real estate - construction                                                          782,569                     1,947,042
     Commercial and other loans                                                       33,745,364                    34,035,720
     Consumer and credit loans                                                        20,981,516                    17,779,182
                                                                                   -------------                 -------------
                                                                                     122,033,770                   116,258,958
     Allowance for loan losses                                                        (1,744,586)                   (1,653,322)
     Net deferred loan fees                                                             (363,127)                     (399,181)
                                                                                   -------------                 -------------
          Loans, net                                                               $ 119,926,057                 $ 114,206,455
                                                                                   =============                 =============

         Killbuck's primary business activity is with customers located within its local trade area. Residential, commercial, personal, and agricultural loans are granted. Killbuck also selectively funds loans originated outside of its trade area provided such loans meet its credit policy guidelines. Although Killbuck has a diversified loan portfolio, at December 31, 1997 and 1996, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate trade area.

         At December 31, 1997, Killbuck had loans totaling $75,411 which were past due 90 days or more and still accruing interest. Presented below are total nonaccuring loans at December 31, 1997, 1996 and 1995. Also shown is the additional income that would have been earned if those loans had been current throughout the years ended.



                                                                                           1997          1996         1995
                                                                                        -----------    ---------    ----------
     Nonaccrual loans                                                                      $120,805      $30,510       $62,315
     Interest earned (if current)                                                          $  6,120      $   924       $ 2,186


5.       ALLOWANCE FOR LOAN LOSSES

     An analysis of the change in the allowance for loan losses follows:


                                                                                  1997              1996             1995
                                                                            ----------------  --------------   ---------------
         Balance, January 1                                                     $1,653,322        $1,545,682        $1,378,387
              Provision for loan losses                                            180,000           180,000           180,000
              Recoveries                                                           101,397            38,858           106,500
              Credits charged off                                                 (190,133)         (111,218)         (119,205)
                                                                                ----------        ----------        ----------
         Balance, December 31                                                   $1,744,586        $1,653,322        $1,545,682
                                                                                ==========        ==========        ==========









                                     F2-14

6.       PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows:


                                                                                             1997                       1996
                                                                                        --------------             ---------------
     Land                                                                                 $  588,526                 $  575,779
     Building and improvements                                                             2,089,582                  2,059,197
     Furniture, fixtures and equipment                                                     1,905,762                  1,829,508
                                                                                          ----------                 ----------
                                                                                           4,583,870                  4,464,484
     Less accumulated depreciation                                                         1,775,792                  1,490,698
                                                                                          ----------                 ----------
          Total                                                                           $2,808,078                 $2,973,786
                                                                                          ==========                 ==========


         Depreciation expense charged to operations was $285,094 for 1997, $271,259 for 1996, and $192,621 for 1995.


7.       DEPOSITS

         Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $21,775,164 and $22,430,895 at December 31, 1997 and 1996, respectively.

         Interest expense on certificates of deposit $100,000 and over amounted to $1,306,783 in 1997, $1,258,753 in 1996, and $1,099,591 in 1995.

         The following table sets forth the remaining maturity of time certificates of deposits of $100,000 or more at December 31, 1997.

                                                                                                               December 31,
                                                                                                                  1997
                                                                                                             --------------
     3 months or less                                                                                        $  6,012,514
     Over 3 through 6 months                                                                                    7,928,423
     Over 6 through 12 months                                                                                   6,996,967
     Over 12 months                                                                                               837,260
                                                                                                             ------------
              Total                                                                                          $ 21,775,164
                                                                                                             ============
















                                     F2-15

8.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Killbuck has retail repurchase agreements with customers in their respective local market areas. These borrowings are collateralized with securities owned by the bank and held in their safekeeping account at an independent correspondent bank. The following table summarizes certain information relative to these borrowings at December 31:

                                                                                                   1997                  1996
                                                                                              ---------------         -----------

         Outstanding at period end                                                            $     2,710,000          $      -
         Weighted average interest rate at period end                                                    3.27%                -
         Maximum amount outstanding as of any month-end                                       $     2,710,000                 -
         Average amount outstanding                                                           $     1,494,000                 -
         Approximate weighted average interest rate during the year                                      3.10%                -

9.       FEDERAL HOME LOAN BANK ADVANCES

         Killbuck's advances consist of the following:

                                                                                                          Balance
                                                                            Interest           -------------------------------
                                                                              Rate                 1997              1996
                                                                            ---------          -------------    --------------
         Fixed Rate Federal Home Loan Bank Advances with Monthly principal and interest payments:
              Advance due August 1, 2009                                       7.60%              $  361,179        $  422,596
              Advance due January 1, 2010                                      8.15%                 298,147           355,817
              Advance due June 1, 2010                                         8.90%                 305,874           363,295
              Advance due April 1, 2012                                        7.05%                 488,810                 -
              Advance due May 1, 2012                                          6.90%                 686,440                 -
              Advance due July 1, 2012                                         6.50%                 690,700                 -
              Advance due October 1, 2012                                      6.40%                 697,674                 -
              Advance due December 1, 2012                                     6.35%               1,000,000                 -
              Advance due October 1, 2015                                      8.20%                 348,340           442,344
              Advance due November 1, 2015                                     7.75%                 397,777           488,166
              Advance due November 1, 2015                                     6.55%                 426,823           462,066
              Advance due February 1, 2016                                     6.00%                 721,848           782,291
              Advance due October 1, 2016                                      7.20%                 444,608           499,063
              Advance due October 1, 2016                                      6.75%                 438,026           499,010
              Advance due February 1, 2017                                     6.55%                 490,677                 -
              Advance due February 1, 2017                                     7.20%                 448,251                 -
         Fixed Rate Federal Home Loan Bank Advances with
          Monthly interest payments:
              Advance due December 1, 1998                                     5.67%                 500,000           500,000
                                                                                                 -----------       -----------
                  Total Federal Home Loan Bank Advances                                           $8,745,174        $4,814,648
                                                                                                  ==========        ==========


         The Bank has pledged, as collateral for advances from the FHLB of Cincinnati all stock in the Federal Home Loan Bank and certain other qualifying collateral.






                                     F2-16

         The aggregate minimum future annual principal payments on the advances are $801,503 in 1998, $323,104 in 1999, $346,273 in 2000, $371,120 in 2001,
$397,775 in 2002 and $6,505,399 after 2002.

         Killbuck has an available line of credit with the Federal Home Loan Bank of Cincinnati (FHLB) with a borrowing limit of approximately $15,900,000. This credit line is subject to annual renewal, incurs no service charges, and is secured by a blanket security agreement on Killbuck's outstanding residential mortgage loans and FHLB stock.

10.      EMPLOYEE BENEFIT PLANS

         In 1997 the Bank adopted an integrated money purchase pension plan and a 401(k) plan.

         Under the integrated money purchase pension plan contribution formula, the Bank, for each plan year, will contribute an amount equal to 8% of an employee's compensation for the plan year and 5.7% of the amount of an employee's excess compensation for the plan year. Excess compensation is a participant's compensation in excess of the designated integration level. This designated integration level is 100% of the taxable wage base in effect at the beginning of the plan year. The federal government annually adjusts the taxable wage base. This plan does not permit nor require employees to make contributions to the plan.

         The 401(k) plan allows employees to make salary reduction contributions to the plan up to 10% of their compensation for the plan year. For each plan year, the Bank may contribute to the plan an amount of matching contributions for a particular plan year. The Bank may choose not to make matching contributions for a particular plan year. For 1997 the Bank matched 25% of the employees voluntary contributions up to 1% of the employee's compensation.

         Both plans cover substantially all employees with one year of service and attained age 21.

         The Bank terminated its defined benefit pension plan in 1997. This plan was funded by individually allocated retirement income and retirement annuity contracts. Assets of the plan equal cash values of the contracts. The allocated insurance contracts cash values fully guarantee the amount of benefit payments. This plan's assets were transferred to the respective individual's account in the integrated money purchase pension plan.

         The pension costs charged to operating expense for the years 1997, 1996 and 1995 amounted to $136,666, $133,074 and $128,105, respectively.

11.      OTHER OPERATING EXPENSE

         Other operating expense included the following:

                                                                                      1997             1996             1995
                                                                                   ----------      -----------      ----------
     Stationery, supplies and printing                                             $  137,760       $  158,071       $  119,582
     Insurance and bonding                                                             55,236           39,675          193,702
     Franchise tax                                                                    298,457          273,464          239,445
     Other                                                                            899,128          831,718          774,415
                                                                                   ----------       ----------       ----------
          Total                                                                    $1,390,581       $1,302,928       $1,327,144
                                                                                   ==========       ==========       ==========









                                     F2-17

12.      INCOME TAXES

         Federal income taxes applicable to income were comprised as follows:


                                                                                  1997              1996              1995
                                                                                -----------       ----------       --------
         Current payable                                                         $1,090,629       $1,061,828       $971,706
         Deferred                                                                    17,580            7,212         17,312
                                                                                 ----------       ----------       --------
              Total                                                              $1,108,209       $1,069,040       $989,018
                                                                                 ==========       ==========       ========


         The following is a reconcilement of federal income tax expense to the amount computed at the expected statutory rate.

                                                                          1997                  1996              1995
                                                                       -----------         -----------         -----------
         Computed tax at expected statutory rate                       $ 1,398,648         $ 1,297,447         $ 1,229,354
         Tax-exempt income                                                (340,323)           (303,943)           (277,599)
         Non-deductible interest expense                                    53,716              48,960              41,584
         Other                                                              (3,832)             26,576              (4,321)
                                                                       -----------         -----------         -----------
                                                                       $ 1,108,209         $ 1,069,040         $   989,018
                                                                       ===========         ===========         ===========


         Deferred tax assets and liabilities included in other assets at December 31 consist of the following:


                                                                                               1997                  1996
                                                                                             --------              --------
         Deferred Tax Assets:
              Allowance for loan losses                                                      $456,499              $425,469
              Deferred loan fees                                                               36,297                64,448
              Net unrealized loss on securities                                                17,421                90,701
                                                                                             --------              --------
                  Deferred tax asset                                                          510,217               580,618
                                                                                             --------              --------

         Deferred Tax Liabilities:
              Premise and equipment depreciation                                              243,173               223,996
              Other, net                                                                        6,969                 5,687
                                                                                             --------              --------
                  Deferred tax liabilities                                                    250,142               229,683
                                                                                             --------              --------

                  Net deferred tax assets                                                    $260,075              $350,935
                                                                                             ========              ========











                                     F2-18

13.      FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The carrying amounts and estimated fair values at December 31 are as follows:

                                                                       1997                              1996
                                                      ------------------------------------   ---------------------------------
                                                                               Estimated                          Estimated
                                                             Carrying            Fair            Carrying           Fair
                                                              Amount             Value           Amount            Value
                                                      ------------------     ------------     ------------     ------------
         Financial assets:
             Cash and due from banks                        $  6,300,777     $  6,300,777     $  6,140,758     $  6,140,758
             Federal funds sold                                8,300,000        8,300,000        6,100,000        6,100,000
             Securities available for sale                    35,078,516       35,078,516       32,842,938       32,842,938
             Securities held to maturity                      23,398,480       23,966,533       18,364,587       18,506,034
             Net loans                                       119,926,057      123,285,000      114,206,455      116,710,000
             Accrued interest receivable                       1,633,451        1,633,451        1,506,926        1,506,926
                                                            ------------     ------------     ------------     ------------
                  Total                                     $194,637,281     $198,564,277     $179,161,664     $181,806,656
                                                            ============     ============     ============     ============

         Financial liabilities:
             Deposits                                       $163,808,634     $164,205,000     $157,399,149     $157,717,000
             Federal Home Loan Bank advances                   8,745,174        9,007,000        4,814,648        4,892,000
             Repurchase agreements                             2,710,000        2,710,000               --               --
             Accrued interest payable                            283,995          283,995          299,723          299,723
                                                            ------------     ------------     ------------     ------------
                  Total                                     $175,547,803     $176,205,995     $162,513,520     $162,908,723
                                                            ============     ============     ============     ============





                                     F2-19

         Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

         Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

         If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

         As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of Killbuck.

         Killbuck employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:


    CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD, ACCRUED INTEREST RECEIVABLE,
               REPURCHASE AGREEMENTS, AND ACCRUED INTEREST PAYABLE

         The fair value is equal to the current carrying value.


                              INVESTMENT SECURITIES

         The fair value of securities held to maturity and available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

            LOANS, DEPOSITS, AND ADVANCES FROM FEDERAL HOME LOAN BANK

         The fair value of loans is estimated by discounting the future cash flows using a simulation model which estimates future cash flows and constructs discount rates that consider reinvestment opportunities, operating expenses, non-interest income, credit quality, and prepayment risk. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year end. Fair values for time deposits and Federal Home Loan Bank borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and borrowings of similar remaining maturities.

                          COMMITMENTS TO EXTEND CREDIT

         The financial instruments are generally not subject to sale and estimated fair values are not readily available. The contractual amounts of unfunded commitments and letters of credit are presented subsequently in this report.


14.      COMMITMENTS AND CONTINGENT LIABILITIES

                                   COMMITMENTS

         In the normal course of business, Killbuck has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. Killbuck's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. Killbuck uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.










                                     F2-20

Financial instruments whose contract amount represents credit risk were as follows:


                                                                                            1997               1996
                                                                                        -------------      -------------
         Commitments for real estate construction                                         $1,091,831             $  553,958
         Home equity lines of credit                                                      $2,966,769             $2,998,676
         Credit card arrangements                                                         $1,248,306             $1,238,346
         Commercial letters of credit                                                     $9,447,565             $8,461,789
         Standby letters of credit                                                        $  647,731             $  821,847

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Killbuck evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Killbuck upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by Killbuck to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Killbuck's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

         Killbuck has not been required to perform any financial guarantees during the past two years. Killbuck has not incurred any losses on its commitments in either 1997 and 1996.

                             CONTINGENT LIABILITIES

         Killbuck and its subsidiary are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bancorp.

15.      REGULATORY MATTERS

         The approval of regulatory authorities is required if the total of all dividends declared by the Bank in any calendar year exceeds net profits as defined for that year combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Under this formula, the amount available for payment of dividends by the Bank to Killbuck in 1998, without the approval of the regulatory authorities, is $4,005,709 plus 1998 profits retained up to the date of the dividend declaration.

         Included in cash and due from banks are required federal reserves of $1,081,000 and $1,045,000 at December 31, 1997 and 1996, respectively, for facilitating the implementation of monetary policy by the Federal Reserve System. The required reserves are computed by applying prescribed ratios to the classes of average deposit balances. These are held in the form of cash on hand and/or balances maintained directly with the Federal Reserve Bank.


16.      REGULATORY CAPITAL REQUIREMENTS

         Killbuck (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on Killbuck's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, both entities must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet


                                     F2-21
items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by the regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that Killbuck and Bank meets all capital adequacy requirements to which they are subject.

         As of December 31, 1997, the most recent notification from the appropriate regulatory authority has categorized Killbuck and Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an entity must maintain minimum Total Risk-Based, Tier 1 Risk-Based and Tier 1 Leverage ratios at least 100 to 200 basis points above those ratios set forth in the table below. There have been no conditions or events since that notification that management believes have changed this category. The capital position of Killbuck does not materially differ from the Banks, therefore, the following table sets forth the Bank's capital position and minimum requirements as of December 31:


                                                                                      1997                         1996
                                                                           ------------------------        ------------------
                                                                               Amount      Ratio             Amount     Ratio
                                                                           -----------     --------        --------    ------
     Total Capital (to Risk Weighted Assets)
         Actual                                                                $22,129     18.08%           $19,897    17.03%
         For Capital Adequacy Purposes                                           9,792      8.00%             9,345     8.00%
         To be well capitalized                                                 12,240     10.00%            11,681    10.00%

     Tier 1 Capital (to Risk Weighted Assets)

         Actual                                                                $22,163     18.11%           $20,073    17.18%
         For Capital Adequacy Purposes                                           4,896      4.00%             4,673     4.00%
         To be well capitalized                                                  7,344      6.00%             7,009     6.00%

     Tier 1 Capital (to Average Assets)

         Actual                                                                $22,163     11.11%           $20,073    11.11%
         For Capital Adequacy Purposes                                           7,977      4.00%             7,229     4.00%
         To be well capitalized                                                  9,971      5.00%             9,036     5.00%

17.      PLAN OF MERGER



         On December 22, 1997 Killbuck Bancshares, Inc. ("Killbuck") and Commercial and Savings Bank Co. of Danville, Ohio ("Commercial") executed a letter of intent which provides for Killbuck to acquire Commercial subject to the negotiation of a definitive agreement comprising the specific terms and conditions for the transaction. A definitive agreement has not been executed as of the date of this report.










                                     F2-22

18.      PARENT COMPANY

The following are parent only condensed financial statements:


                            CONDENSED BALANCE SHEETS



                                                                                                      December 31,
                                                                                                1997               1996
                                                                                            -----------         -----------
              ASSETS
              Cash                                                                          $    28,704         $    28,518
              Investment in bank subsidiary                                                  22,128,904          19,897,112
              Other assets                                                                           --               8,109
                                                                                            -----------         -----------
                       Total assets                                                         $22,157,608         $19,933,739
                                                                                            ===========         ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY
              Shareholders' equity                                                          $22,157,608         $19,933,739
                                                                                            -----------         -----------
                       Total liabilities and shareholders' equity                           $22,157,608         $19,933,739
                                                                                            ===========         ===========



                         CONDENSED STATEMENTS OF INCOME

                                                                                            Year Ended December 31,
                                                                                     1997           1996           1995
                                                                                 -----------    -----------    -----------
         INCOME
              Dividends from bank subsidiary                                     $   921,412    $   836,791    $   438,750

              Operating expenses                                                       8,323          9,054          9,050
                                                                                 -----------    -----------    -----------

                       Income before income taxes                                    913,089        827,737        429,700

         Income tax benefit                                                           (2,830)        (3,078)        (3,077)
                                                                                 -----------    -----------    -----------

                       Income before equity in undistributed net income
                        of subsidiary                                                915,919        830,815        432,777

         Equity in undistributed net income of subsidiary                          2,089,543      1,916,166      2,193,951
                                                                                 -----------    -----------    -----------

         NET INCOME                                                              $ 3,005,462    $ 2,746,981    $ 2,626,728
                                                                                 ===========    ===========    ===========





                                     F2-23

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                                           Year Ended December 31,
                                                                                 1997             1996            1995
                                                                             -----------      -----------      -----------
         OPERATING ACTIVITIES
              Net income                                                     $ 3,005,462      $ 2,746,981      $ 2,626,728
              Adjustments to reconcile net income to net cash
               provided by operating activities:
                  Equity in undistributed net income of subsidiary            (2,089,543)      (1,916,166)      (2,193,951)
                  Amortization                                                     8,109            8,848            8,846
                  Other                                                               --               --            6,483
                                                                             -----------      -----------      -----------
                       Net cash provided by operating activities                 924,028          839,663          448,106
                                                                             -----------      -----------      -----------

         FINANCING ACTIVITIES
              Purchase of treasury shares                                       (312,430)        (326,628)              --
              Proceeds from sale of treasury shares                                   --            5,570               --
              Dividends paid                                                    (611,412)        (507,792)        (438,750)
                                                                             -----------      -----------      -----------
                       Net cash used in financing activities                    (923,842)        (828,850)        (438,750)
                                                                             -----------      -----------      -----------

         NET INCREASE IN CASH                                                        186           10,813            9,356

         CASH AT BEGINNING OF YEAR                                                28,518           17,705            8,349
                                                                             -----------      -----------      -----------

         CASH AT END OF YEAR                                                 $    28,704      $    28,518      $    17,705
                                                                             ===========      ===========      ===========





                                     F2-24

                            KILLBUCK BANCSHARES, INC.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                                            June 30,             December 31,
                                                                                              1998                  1997
                                                                                        -------------        ----------------
                                     ASSETS
         Cash and cash equivalents:
             Cash and amounts due from depository institutions                          $   6,116,643        $   6,300,777
             Federal funds sold                                                             9,400,000            8,300,000
                                                                                        -------------        -------------
                  Total cash and cash equivalents                                          15,516,643           14,600,777
                                                                                        -------------        -------------

         Investment securities:
             Securities available for sale                                                 34,023,300           35,078,516
             Securities held to maturity (market value of $25,140,601
              and $23,966,533)                                                             24,613,948           23,398,480
                                                                                        -------------        -------------
                  Total investment securities                                              58,637,248           58,476,996
                                                                                        -------------        -------------

         Loans (net of unearned income of $346,128 and $363,127)                          126,218,377          121,670,643
             Less: allowance for loan losses                                                1,792,261            1,744,586
                                                                                        -------------        -------------
                  Net loans                                                               124,426,116          119,926,057
                                                                                        -------------        -------------

         Premises and equipment, net                                                        2,800,268            2,808,078
         Accrued interest                                                                   1,640,487            1,633,451
         Other assets                                                                         560,858              463,271
                                                                                        -------------        -------------
                  Total assets                                                          $ 203,581,620        $ 197,908,630
                                                                                        =============        =============

                                       LIABILITIES
         Deposits:
             Noninterest bearing demand                                                 $  21,164,464        $  21,592,573
             Interest bearing demand                                                       33,912,249           37,574,203
             Savings                                                                       20,007,510           19,376,757
             Time                                                                          92,431,225           85,265,101
                                                                                        -------------        -------------
                  Total deposits                                                          167,515,448          163,808,634
         Securities sold under repurchase agreements                                        2,585,000            2,710,000
         Federal Home Loan Bank advances                                                    9,733,404            8,745,174
         Accrued interest and other liabilities                                               375,279              487,213
                                                                                        -------------        -------------
                  Total liabilities                                                       180,209,131          175,751,021
                                                                                        -------------        -------------

                                  SHAREHOLDERS' EQUITY
         Common stock - 1,000,000 shares authorized, 675,000 issued
          with no par value at June 30, 1998 and December 31, 1997                          2,700,000            2,700,000
         Capital surplus                                                                    3,106,500            3,106,500
         Retained earnings                                                                 18,197,294           17,018,414
         Net unrealized gain (loss) on securities available for sale                            2,183              (33,817)
         Treasury stock, at cost (13,100 shares)                                             (633,488)            (633,488)
                                                                                        -------------        -------------
                  Total shareholders' equity                                               23,372,489           22,157,609
                                                                                        -------------        -------------
                  Total liabilities and shareholders' equity                            $ 203,581,620        $ 197,908,630
                                                                                        =============        =============


See accompanying notes to the unaudited consolidated financial statements.

                                     F2-25

                            KILLBUCK BANCSHARES, INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)


                                                                                                    Six Months Ended
                                                                                                         June 30,
                                                                                                1998                1997
                                                                                           ---------------     ----------------

         INTEREST INCOME
              Interest and fees on loans                                                    $5,997,458           $5,610,324
              Federal funds sold                                                               210,948              153,616
              Investment securities:
                  Taxable                                                                    1,019,793            1,176,762
                  Tax exempt                                                                   583,711              478,325
                                                                                            ----------           ----------
                       Total interest income                                                 7,811,910            7,419,027
                                                                                            ----------           ----------

         INTEREST EXPENSE
              Deposits                                                                       3,440,965            3,345,559
              Federal Home Loan Bank advances                                                  298,920              193,403
              Securities sold under repurchase agreements                                       40,569                7,518
                                                                                            ----------           ----------
                       Total interest expense                                                3,780,454            3,546,480
                                                                                            ----------           ----------

         NET INTEREST INCOME                                                                 4,031,456            3,872,547

         Provision for loan losses                                                              90,000               90,000
                                                                                            ----------           ----------

         NET INTEREST INCOME AFTER PROVISION FOR LOAN
          LOSSES                                                                             3,941,456            3,782,547
                                                                                            ----------           ----------

         OTHER INCOME
              Service fees on deposit accounts                                                 200,081              187,221
              Other income                                                                      54,524               28,370
                                                                                            ----------           ----------
                       Total other income                                                      254,605              215,591
                                                                                            ----------           ----------

         OTHER EXPENSE
              Salaries and employee benefits                                                 1,128,746            1,002,881
              Occupancy expense                                                                 85,245               81,860
              Equipment expense                                                                232,427              222,393
              Professional fees                                                                131,934               89,174
              Franchise tax                                                                    165,968              149,229
              Other expenses                                                                   458,752              437,301
                                                                                            ----------           ----------
                       Total other expense                                                   2,203,072            1,982,838
                                                                                            ----------           ----------

         INCOME BEFORE INCOME TAXES                                                          1,992,989            2,015,300
              Income taxes                                                                     483,159              549,691
                                                                                            ----------           ----------

         NET INCOME                                                                         $1,509,830           $1,465,609
                                                                                            ==========           ==========

         PER SHARE DATA
              Earning per common share                                                      $     2.28           $     2.20
                                                                                            ==========           ==========

              Average shares outstanding                                                       661,900              667,500
                                                                                            ==========           ==========



See accompanying notes to the unaudited consolidated financial statements.






                                      F2-26

                            KILLBUCK BANCSHARES, INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)


                                                                                                   Three Months Ended
                                                                                                        June 30,
                                                                                               1998                  1997
                                                                                           ------------          ----------
         INTEREST INCOME
              Interest and fees on loans                                                    $3,025,232           $2,867,239
              Federal funds sold                                                               103,604               65,286
              Investment securities:
                  Taxable                                                                      513,930              634,455
                  Tax exempt                                                                   296,476              248,947
                                                                                            ----------           ----------
                       Total interest income                                                 3,939,242            3,815,927
                                                                                            ----------           ----------

         INTEREST EXPENSE
              Deposits                                                                       1,756,153            1,735,820
              Federal Home Loan Bank advances                                                  151,237              106,587
              Securities sold under repurchase agreements                                       18,276                7,452
                                                                                            ----------           ----------
                       Total interest expense                                                1,925,666            1,849,859
                                                                                            ----------           ----------

         NET INTEREST INCOME                                                                 2,013,576            1,966,068

         Provision for loan losses                                                              45,000               45,000
                                                                                            ----------           ----------

         NET INTEREST INCOME AFTER PROVISION FOR LOAN
          LOSSES                                                                             1,968,576            1,921,068
                                                                                            ----------           ----------

         OTHER INCOME
              Service fees on deposit accounts                                                 104,354               96,670
              Other income                                                                      20,235               14,702
                                                                                            ----------           ----------
                       Total other income                                                      124,589              111,372
                                                                                            ----------           ----------

         OTHER EXPENSE
              Salaries and employee benefits                                                   511,061              456,498
              Occupancy expense                                                                 34,744               33,380
              Equipment expense                                                                121,131              111,274
              Professional fees                                                                 63,524               25,138
              Franchise tax                                                                     82,984               74,615
              Other expenses                                                                   240,433              242,076
                                                                                            ----------           ----------
                       Total other expense                                                   1,053,877              942,981
                                                                                            ----------           ----------

         INCOME BEFORE INCOME TAXES                                                          1,039,288            1,089,459
              Income taxes                                                                     245,755              300,808
                                                                                            ----------           ----------

         NET INCOME                                                                         $  793,533           $  788,651
                                                                                            ==========           ==========

         PER SHARE DATA
              Earning per common share                                                      $     1.20           $     1.18
                                                                                            ==========           ==========

              Average shares outstanding                                                       661,900              667,500
                                                                                            ==========           ==========



See accompanying notes to the unaudited consolidated financial statements.



                                     F2-27

                           KILLBUCK BANCSHARES, INC.

     CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)


                                                                               Net
                                                                            Unrealized
                                                                          Gain (Loss) on
                                                                            Securities                    Total        Other
                                       Common      Capital     Retained    Available for    Treasury   Shareholders' Comprehensive
                                       Stock       Surplus     Earnings        Sale          Stock        Equity        Income
                                     ----------   ----------  ----------- --------------- ----------  -------------- -------------
BALANCE, DECEMBER 31, 1997           $2,700,000   $3,106,500  $17,018,414    $ (33,817)   $(633,488)  $22,157,609
  Net income                                                    1,509,830                               1,509,830    $1,509,830
  Other comprehensive income
   Net unrealized gain on securities                                            36,000                     36,000        36,000
  Dividends paid                                                 (330,950)                               (330,950)
                                     ----------   ----------  -----------    ---------    ---------   -----------    ----------


BALANCE, JUNE 30, 1998               $2,700,000   $3,106,500  $18,197,294    $   2,183    $(633,488)  $23,372,489    $1,545,830
                                     ==========   ==========  ===========    =========    =========   ===========    ==========













See accompanying notes to the unaudited consolidated financial statements.


                                     F2-28

                            KILLBUCK BANCSHARES, INC.
                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                                                    Six Months Ended
                                                                                                        June 30,
                                                                                             1998                       1997
                                                                                         ------------             ------------
OPERATING ACTIVITIES
     Net income                                                                          $  1,509,830             $  1,465,609
     Adjustments to reconcile net income to net cash provided by
      Operating activities:
         Provision for loan losses                                                             90,000                   90,000
         Provision for depreciation and amortization                                          142,995                  151,510
         Origination of loans held for sale                                                (2,005,249)                       -
         Proceeds from the sale of loans                                                    2,005,249                        -
         Increase in accrued interest and other assets                                       (123,169)                (362,342)
         Decrease in accrued expenses and other liabilities                                  (111,934)                 (60,943)
                                                                                         ------------             ------------
              Net cash provided by operating activities                                     1,507,722                1,283,834
                                                                                         ------------             ------------

INVESTING ACTIVITIES
     Investment securities available for sale:
         Proceeds from maturities and repayments                                           10,625,657                5,084,476
         Purchases                                                                         (9,507,560)             (12,042,248)
     Investment securities held to maturity:
         Proceeds from maturities and repayments                                              799,585                  485,335
         Purchases                                                                         (2,027,548)              (2,452,294)
     Net increase in loans                                                                 (4,590,059)              (5,653,857)
     Purchase of premises and equipment                                                      (131,025)                 (40,687)
                                                                                         ------------             ------------
              Net cash used for investing activities                                       (4,830,950)             (14,619,275)
                                                                                         ------------             ------------

FINANCING ACTIVITIES
     Net increase in deposits                                                               3,706,814                6,912,932
     Proceeds from advances from Federal Home Loan Bank                                     1,500,000                2,200,000
     Payments on advances from Federal Home Loan Bank                                        (511,770)                (196,870)
     Net (decrease) increase in repurchase agreements                                        (125,000)               1,700,000
     Dividends paid                                                                          (330,950)                (293,700)
                                                                                         ------------             ------------
              Net cash provided by financing activities                                     4,239,094               10,322,362
                                                                                         ------------             ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                          915,866               (3,013,079)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           14,600,777               12,240,758
                                                                                         ------------             ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                               $ 15,516,643             $  9,227,679
                                                                                         ============             ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
     Cash paid during the period for:
         Interest on deposits and borrowings                                             $  3,775,016             $  3,567,914
                                                                                         ============             ============
         Income taxes                                                                    $    500,000             $    506,332
                                                                                         ============             ============


See accompanying notes to the unaudited consolidated financial statements.


                                     F2-29

                           KILLBUCK BANCSHARES, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                         NOTE 1 - BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Killbuck Bancshares, Inc. (the "Company") and its wholly-owned subsidiary Killbuck Savings Bank Company (the "Bank"). All significant intercompany balances and transactions have been eliminated in the consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not necessarily include all information that would be included in audited financial statements. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any other interim period.

                          NOTE 2 - EARNINGS PER SHARE

Earnings per share are calculated based upon the weighted number of shares of stock outstanding during the period. In February, 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Statement No. 128 replaced the previous reporting requirement of primary and fully diluted earnings per share with basic and diluted earnings per share. The Company maintains a simple capital structure, therefore, there is no dilutive effect on earnings per share.

                              NOTE 3 - STOCK SPLIT

On April 13, 1998 the board of directors authorized an increase in the authorized common shares from 200,000 to 1,000,000 shares and also authorized a 5 for 1 stock split of common stock to shareholders of record on May 1,1998. Per share amounts in the accompanying financial statements have been adjusted for the split.

                         NOTE 4 - COMPREHENSIVE INCOME

On January 1, 1998, the Company adopted the Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." In adopting Statement No. 130, the Company is required to present comprehensive income and its components in a full set of general purpose financial statements. The Company has elected to report the effects of Statement No. 130 as part of the Statement of Changes in Shareholders' Equity.

                            NOTE 5 - PLAN OF MERGER

On April 13, 1998, Killbuck Bancshares, Inc. (Killbuck) and The Commercial and Savings Bank Co. (Commercial) of Danville, Ohio, executed an agreement and plan of reorganization to merge subject to shareholder and regulatory approval. Under the terms of the agreement, all outstanding shares of Commercial will be exchanged for 2.1585 shares of Killbuck. This exchange ratio of 2.1585 is adjusted for Killbuck's five for one stock split on May 1, 1998.








                                     F2-30

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


         This is an AGREEMENT dated ____________________, 1998, between Killbuck Bancshares, Inc. (hereinafter called "Killbuck") and Commercial and Savings Bank Co. (hereinafter called "Commercial").

                                   WITNESSETH:

         Killbuck is a corporation duly organized under the laws of the State of Ohio. Its principal office is located at 165 N. Main St., Killbuck, Ohio. As of the date hereof, Killbuck had authorized capital stock consisting of 200,000 shares of common stock, without par value ("Killbuck Common Shares") of which a total of 132,380 shares are issued and outstanding and 2,620 shares of treasury stock. Killbuck owns all of the outstanding capital stock of The Killbuck Savings Bank Company. (hereinafter referred to as the "Subsidiary").

         Commercial is an Ohio state banking corporation duly organized under the laws of the State of Ohio. Its principal office is located at 701 S. Market St., Danville, Knox County, Ohio. As of the date hereof, Commercial has authorized capital stock consisting of 20,200 authorized shares of common stock, $10.00 par value per share ("Commercial Common Stock"), all of which shares are issued and outstanding and none were shares of treasury stock owned by Commercial.

         At least a majority of the entire Board of Directors of Killbuck and at least a majority of the entire Board of Directors of Commercial, respectively, have approved the entering into of this Agreement and have authorized the execution and delivery of this Agreement. The Boards of Directors of Killbuck and Commercial have determined that it is in the best interests of their respective corporations and Shareholders that Commercial become a wholly owned subsidiary corporation of Killbuck. After the execution of this Agreement, Killbuck and Commercial will cause, subject to the terms and conditions set forth in this Agreement, the merger of Commercial with and into Killbuck Bank, in accordance with the terms set forth in the Merger Agreement attached hereto and designated Appendix A (the "Merger Agreement"). From and after the time the merger of Commercial and Killbuck Bank shall become effective, (the "Merger") and as and when required by this Agreement and the Merger Agreement, Killbuck will issue its Common Shares in exchange for all of the issued and outstanding shares of Commercial Common Stock.

         In consideration of mutual covenants and agreements herein contained, Killbuck and Commercial hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying the Merger into effect as follows:

1. Execution of Merger Agreement. As soon as practicable after the date hereof, Killbuck Bank and Commercial will enter into the Merger Agreement. Upon consummation of the Merger, each share of Commercial Common Stock, (other than Dissenter Shares, as defined in Section 5) shall be converted into the right to receive .4317 duly authorized, validly issued, fully paid and non-assessable Killbuck Common Shares, in accordance with the provisions regarding the exchange of shares set forth in the Merger Agreement, subject to adjustment in the event of any stock dividend, stock split or other general distribution of Killbuck Common Stock prior to the Merger.

2. Articles of Incorporation and Code of Regulations. The Articles of Incorporation and Code of Regulations of Killbuck Bank shall be the Articles of Incorporation and Code of Regulations of the surviving banking corporation upon the consummation of the Merger of Commercial with and into Killbuck Bank.

3. Discussions with Others; Other Offers. On and after the date hereof, except with the written consent of Killbuck, Commercial shall not directly or indirectly solicit or encourage (nor shall Commercial permit any of its officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving Commercial or for the acquisition of the stock or all or substantially all of the assets or business of Commercial, or discuss with or enter into conversations with any person, other than Commercial shareholders or employees, concerning any such merger, consolidation, share exchange, acquisition or other transaction, other than the share exchange with Killbuck; provided, however, that Commercial may communicate information about any such proposals or inquiries to its shareholders if and to the extent that it is required to do so in order to reasonably comply with its legal obligations. Commercial will promptly notify Killbuck orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details relating to any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

                  In order to induce Killbuck to enter into this Agreement and incur the substantial expenses involved in effectuating the transactions contemplated herein, Commercial agrees and does hereby promise to pay to Killbuck the sum of $100,000, upon Killbuck's demand therefor, in the event that the

         Commercial shareholders fail to approve this Agreement or the Merger Agreement as a result of Commercial's decision to entertain offers from and negotiate with a bona fide offeree other than Killbuck.

4. Undertakings of the Parties. Killbuck and Commercial further covenant and agree as follows:

         (a) As soon as the Registration Statement referenced in (c) below shall become effective or an exemption to registration relied upon, this Agreement and the Merger Agreement shall be submitted to the Shareholders of Commercial for approval and adoption at a special meeting of Shareholders to be called and held in accordance with law and the Articles of Incorporation and Code of Regulations of Commercial.

         (b) As promptly as possible after the date hereof, each of Killbuck and Commercial shall use its best efforts, separately and jointly with the other party, in good faith to take or cause to be taken all such steps as shall be necessary or advisable to obtain all consents and approvals of governmental authorities as are required by law or otherwise to effect the share exchange, including without limitation the approval of the Federal Reserve Board (the "Board"), the approval of the Ohio Department of Commerce (Division of Financial Institutions Office of Banks and Savings & Loans) and the approval of the Federal Deposit Insurance Corporation, and shall do any and all acts and things reasonably necessary or advisable in order to cause the share exchange to be consummated on the terms provided in this Agreement and to complete the Merger as promptly as practicable. Killbuck and Commercial will cooperate in complying with and in the preparation of proxy and registration statements under federal and state securities laws so as to facilitate the exchange of shares as contemplated by this Agreement and the Merger Agreement.

         (c) Each party will assume and pay all of its fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, obtain the requisite regulatory and shareholder consents and approvals and take all other acts incidental to, contemplated by or in pursuance of this Agreement. Killbuck shall be responsible for preparing and filing at no expense to Commercial: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Agreement; and (ii) an S-4 Registration Statement to be filed with the Securities and Exchange Commission to register the Killbuck Common Shares to be issued in connection with the transactions contemplated by this Agreement or shall secure a suitable exemption from registration; provided, however, that such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the Securities Act of 1933, as amended (the "1933 Act") and (iii) any documents to be filed or action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the Merger.

         (d) Between the date of this Agreement and the effective time of the Merger, each party (reviewee) will afford to the representatives of the other party (reviewer), including its counsel and auditors, during normal business hours, full access to any and all assets of, or information with respect to, reviewee to the end that reviewer may have full opportunity to make an investigation, in advance of the effective time as it shall reasonably desire in order to effectuate the purposes of this Agreement. To the extent reasonable under the circumstances, the officers of receivee will confer with the representatives of reviewer and will furnish to reviewer either orally or by means of such records, documents, and memoranda as are reasonably available or capable of preparation (all of which reviewer will be permitted to make copies of) and such other information as reviewer may reasonably request. All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, or any other governmental agency or authority. In the event that this Agreement is terminated, each party will return to the other party or destroy any documents received by it from the other party that contain any such confidential information.

         (e) After (i) receipt of the Board's prior approval of Killbuck's acquisition of Commercial; (ii) the approval of the Shareholders of Commercial; and (iii) the regulatory waiting period(s) have expired, Killbuck shall designate the date as of which Killbuck desires the Merger to become effective and the time the Merger shall become effective shall occur at the time and on the date so designated, provided, that the date so designated shall not be later than 30 days following the last of the events described above (i-iii) shall occur.

         (f) Subject to the terms and conditions of this Agreement, Killbuck and Commercial each agree that, subject to applicable laws and to the fiduciary duties of its respective directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Agreement.

         (g) Killbuck shall offer the existing employees of Commercial the opportunity to become employees of Killbuck Bank (i.e. the surviving banking corporation under the Merger Agreement) following consummation of the Merger; provided, however, that nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision. Commercial's employees who become employees of Killbuck Bank after the Merger will have their years of service credited toward eligibility and vesting in Killbuck's qualified retirement plans, but shall be treated as new employees for purposes of accrual of benefits under any such qualified plans. With respect to all non-qualified benefits plans (such as vacation, sick days, and policies of like import) Commercial's employees who become employees of Killbuck after the Merger will have their years of service credited toward the determination of whether and to the extent that they participate in such non-qualified plans, but shall be treated as new employees for purposes of the determination of the accrual of any benefit based on past service.

         (h) Commercial shall, prior to the time the Merger shall become effective, take such actions, in consultation with Killbuck, as shall be necessary or desirable to cause termination of any qualified retirement plans of Commercial at or after the effective date of Merger.

         (i) Killbuck and Commercial acknowledge that the transactions contemplated hereby are subject to the provisions of the Securities Act of 1933, as amended (the "Act") and Rule 145 thereunder.

                  Killbuck agrees to prepare and file, as soon as practicable after the execution of this Agreement, the Registration Statement under and pursuant to the provisions of the Act for the purposes of registering the Killbuck Common Shares to be issued in connection with the transactions contemplated hereby or in lieu thereof to secure a suitable exemption therefrom. Commercial agrees to provide promptly to Killbuck information concerning the business and financial condition and affairs of Commercial as may be required or appropriate for inclusion in any such Registration Statement and to cause its counsel and auditors to cooperate with Killbuck counsel and auditors in the preparation of any such Registration Statement. Killbuck agrees to use its best efforts to have such Registration Statement declared effective under the Act as soon as may be practicable, and Commercial agrees to distribute the prospectus/proxy statement (to be prepared by and furnished at Killbuck's expense) contained in such Registration Statement (the Commercial "Prospectus/Proxy Statement") to Commercial shareholders prior to the scheduled meeting of Commercial shareholders that will be held to consider approval of this Agreement and the Merger Agreement. Except to the extent permitted by Rule 145(b), Killbuck and Commercial agree not to publish any communication other than the Prospectus/Proxy Statement, in respect of this Agreement, the Merger Agreement, or the transactions contemplated therein. Any communication by either party under Rule 145(b) will be made only upon the written approval of the other. Killbuck and Commercial agree that, between the date the Registration Statement becomes effective and the effective time of the Merger, they will keep each other advised on a current basis of material developments concerning their respective businesses, including any event which would cause the Prospectus/proxy Statement to contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. Killbuck shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale of Killbuck Common Shares by Commercial shareholders who may be deemed to be affiliates of Commercial, as such term is defined in Rule 144 promulgated under the Act (the "Affiliates") .

         (j) Each Affiliate of Commercial shall furnish to Killbuck a certificate representing that such Affiliate will not sell, assign, or transfer any of the Killbuck Common Shares received by such Affiliate as a result of the transactions contemplated by this Agreement, except pursuant to (a) registration under the act or (b) a transaction permitted by Rule 145 under the Act, or (c) a transaction in which, in the opinion of counsel satisfactory to Killbuck, or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission, the Killbuck Common Shares are not required to be registered under the Act; and in the event of sale or other disposition pursuant to Rule 145 such Affiliate will supply satisfactory evidence of compliance with such Rule to Killbuck. With respect to such representations, each Affiliate shall agree to hold harmless and indemnify Killbuck and Killbuck's officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities to which Killbuck or any officer or director of Killbuck may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations. Each Affiliate shall further agree that the certificate or certificates representing the Killbuck Common Shares issued to such Affiliate upon the consummation of the Share Exchange may bear the following restrictive legend:


                        "The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) current registration under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of counsel satisfactory to the issuer or in accordance with a "no action" letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act."

                  Killbuck covenants and agrees to remove the foregoing restrictive legend from the certificate or certificates representing the Killbuck Common Shares issued to an Affiliate and to cancel any stop order instructions with respect thereto upon (i) receipt of advice from its counsel that such actions are appropriate under the then existing circumstances, or (ii) upon request of the holder thereof at anytime after that period ending one year following the Merger, provided that the holder thereof is not, and has not for at least the thirty day period ending prior to the request been an affiliate of Killbuck.

         (k) Killbuck shall, to the extent required by applicable state securities or "blue sky" laws, as promptly as practicable after the furnishing by Commercial of all information regarding Commercial required or desirable to be reflected therein file with applicable state securities or blue sky administrators, use its best efforts to cause to become effective or be approved, all registration statements or applications required to be so filed with respect to the issuance of the Killbuck Common Shares in connection with the Agreement of Merger.

         (l) On the date the Registration Statement becomes effective and at the effective time of the Merger, Commercial shall deliver to Killbuck a certificate signed by the principal executive officer and by the principal financial officer of Commercial to the effect that the information contained in the Registration Statement relating to the business and financial condition and affairs of Commercial does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. On the date the Registration Statement becomes effective and at the effective time of the Merger, Killbuck shall deliver to Commercial a certificate signed by the chief executive officer and by the chief financial officer of Killbuck to the effect that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Commercial) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (m) Killbuck undertakes to consider and interview, after the effective time of the Merger, such directors of Commercial as shall desire to be considered for a position as a director of the resulting banking corporation after the merger of Commercial with and into Subsidiary, and Killbuck may in its sole discretion add one or two such persons to the Board of Directors of the Subsidiary.

5. Dissenting Shareholders. Holders of Commercial Common Stock, who do not vote their shares in favor of the Merger and otherwise comply in all respects to perfect dissenters' rights, will be entitled to dissenters' or appraisal rights, if any, pursuant to and solely upon strict compliance with, the applicable provisions of Ohio law (collectively, the "Dissenting Shares").

6. Tax Opinion. Killbuck, for the benefit of Killbuck, Commercial and Commercial's Shareholders, shall obtain a written opinion of it's counsel, to the effect that:

         (a) The statutory merger of Killbuck Bank with and into Commercial will constitute a reorganization within the meaning of
                  Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue
                  Code;

         (b) No gain or loss will be recognized by Commercial as a consequence of the transactions herein contemplated;

         (c) No gain or loss will be recognized by the Shareholders of Commercial on the exchange of their shares of Commercial Common Stock for Killbuck Common Shares (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);

         (d) The federal income tax basis of the Killbuck Common Shares received by the Shareholders of Commercial for their shares of Commercial Common Stock will be the same as the federal income tax basis of the Commercial Common Stock surrendered in exchange therefor; and

         (e) The holding period of the Killbuck Common Shares received by a shareholder of Commercial in exchange for shares of Commercial Common Stock will include the period for which the Commercial Common Stock exchanged therefor was held, provided the exchanged Commercial Common Stock was held as a capital asset by such shareholder on the date of the exchange.

7. Representations and Warranties of Killbuck. Killbuck represents and warrants to Commercial as follows:

         (a) Killbuck is a corporation duly organized and validly existing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have material and adverse consequences to Killbuck. Killbuck has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it, including the businesses of Subsidiary. As of December 31, 1997, the authorized capital stock of Killbuck consisted of 200,000 shares of common stock, without par value, of which a total of 132,380 shares were issued and outstanding and 2,620 shares were held by Killbuck as treasury stock. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder.

         (b) Killbuck has furnished to Commercial copies of its audited Consolidated Balance Sheets as of December 31, 1997, and 1996, and the Consolidated Statements of Income, Shareholders' Equity and Statements of Cash Flows for the two years ended December 31, 1997, 1996 and 1995, together with the notes thereto. Each of the aforementioned financial statements was prepared in accordance with Generally Accepted Accounting Principles, consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of Killbuck as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1997, there has not been any material adverse change in the financial condition, results of operations, business or prospects of Killbuck and the Subsidiary on a consolidated basis.

         (c) The Board of Directors of Killbuck has authorized execution of this Agreement and the Merger Agreement and approved the merger of Subsidiary and Commercial as contemplated herein and therein. Killbuck and Subsidiary have all requisite power and authority to enter into this Agreement and the Merger Agreement and Killbuck and Subsidiary have the authority to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Killbuck and this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved on behalf of Killbuck by all requisite corporate action. Provided the required approvals are obtained from the Board, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Killbuck or Subsidiary may be subject, any contract, agreement or instrument to which Killbuck or Subsidiary is a party or by which Killbuck or Subsidiary is bound or committed, or the Articles of Incorporation or Code of Regulations of Killbuck or Subsidiary, or constitute an event which with the lapse of time or action by a third party, could, to the best of Killbuck's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Killbuck or Subsidiary or upon any of the stock of Killbuck or Subsidiary; except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of Killbuck on a consolidated basis.

         (d) There is no litigation, action, suit, investigation or proceeding pending or, to the best of the knowledge after due inquiry of Killbuck and its executive officers, threatened, against or affecting Killbuck and/or the Subsidiary or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of Killbuck and the Subsidiary, would materially affect the financial conditions or operations of Killbuck and the Subsidiary and/or its ability to perform under this Merger Agreement, and to the best of the knowledge and belief after due inquiry of Killbuck and its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against Killbuck and the Subsidiary based upon the wrongful action or inaction of Killbuck and the Subsidiary or any of their respective officers, directors or employees.

         (e) At the time the Merger shall become effective and on such subsequent date when the former Shareholders of Commercial surrender their Commercial share certificates for cancellation, the Killbuck Common Shares to be received by Shareholders of Commercial will have been duly authorized and validly issued by Killbuck and will be fully paid and nonassessable.

         (f) Killbuck has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Agreement or the transactions contemplated thereby.

         (g) The Pension Plan for the Employees of Killbuck Bancshares, Inc. and its affiliates and any other plan which purport to be qualified plans under Section 401(a) of the Internal Revenue Code is so qualified and is in compliance in all material respects with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file will result in a penalty or result in disqualification of the plan. Killbuck has no knowledge either of any circumstances which would adversely affect the qualifications of the plans or their compliance with the applicable requirements of ERISA, or of any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said section became applicable to the plans. With respect to those plans which are defined benefit plans within the meaning of ERISA, such plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.

         (h) Since December 31, 1997, each of Killbuck and the Subsidiary has conducted business only in the ordinary course, and has preserved its corporate existence, business and goodwill intact.

         (i) Killbuck and the Subsidiary each have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of the Subsidiary and all other assets and properties reflected in Killbuck's Balance Sheet of December 31, 1997 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet;
                  (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of Killbuck. Killbuck or its Subsidiary as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by Killbuck or its Subsidiary.

         (j) To the best of the knowledge after due inquiry of Killbuck and its executive officers, Killbuck and the Subsidiary have complied with all laws, regulations and orders applicable to them and to the conduct of their respective businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to either Killbuck or the Subsidiary. Neither Killbuck nor the Subsidiary is the subject of, nor a party to, any regulatory action or agreement such as letter agreements, memorandum of understanding, cease and desist orders or like agreements. Neither Killbuck nor the Subsidiary are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of Killbuck's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of Killbuck and the Subsidiary on a consolidated basis.

         (k) Killbuck and Subsidiary have duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by Killbuck up to the date hereof. To the best of the knowledge and belief of Killbuck all such returns are true and correct in all material respects, and Killbuck has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to Commercial) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect Killbuck or the Subsidiary, and for which an adequate reserve has not been established. To the best of its knowledge and belief, Killbuck has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief Killbuck has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of Killbuck as of the time the Merger shall become effective.

         (l) To the best of its knowledge and belief, but without having undertaken an environmental audit, Killbuck has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as previously disclosed to Commercial in a letter of even date herewith), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) Killbuck's or Subsidiary's premises or any other real property owned or leased by Killbuck or Subsidiary other than other real estate owned, for which no investigation was conducted by Killbuck, but for which Killbuck has no knowledge of such, or into any water systems on or below the surface of the Killbuck or Subsidiary premises or any other real property owned or leased by Killbuck or Subsidiary other than other real estate owned, for which no investigation was conducted by Killbuck, but for which Killbuck has no knowledge of such from any source whatsoever. As used in this Agreement, the terms "hazardous substance," "hazardous waste," pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

8. Representations and Warranties of Commercial. Commercial represents and warrants to Killbuck that, except as set forth in the disclosure letter dated of even date herewith (the "Disclosure Letter") and attached hereto and made a part hereof, as follows

        (a) Commercial is a banking corporation duly organized and validly existing in good standing under the laws of the State of Ohio. Commercial has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. As of the date of this Agreement, the authorized capital stock of Commercial consists of 20,200 shares of common stock with $10 par value, all of which shares are issued and outstanding and none are shares of treasury stock owned by Commercial. All of said shares of capital stock are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to Commercial's capital stock.

         (b) Commercial has furnished to Killbuck copies of all financial statements relating to Commercial, as filed with the appropriate regulatory agencies, as of and for the years ended December 31, 1997 and 1996. Each of the aforementioned financial statements is and shall be prepared in accordance with Generally Accepted Accounting Principles or applicable regulatory accounting principles applicable to Commercial consistently applied and is and shall be true and correct in all material respects and together present fairly the consolidated financial position and results of operations of Commercial as of the dates and for the periods therein set forth. Commercial financial statements do not and will not, as of the dates thereof, include any asset in excess of $5,000 or omit any liability in excess of $5,000, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1997, there has not been any change in the financial condition, results of operations, business or prospects of Commercial (including, without limitation, any adverse trend in the loan loss experience of Commercial) which in the aggregate, has had a material adverse effect on Commercial's condition.

         (c) The Board of Directors of Commercial has authorized execution of this Agreement. Subject to the approval by the Shareholders of Commercial, Commercial has all requisite power and authority to enter in this Agreement and the Merger Agreement. Commercial has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Agreement, the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Commercial may be subject, any contract, agreement or instrument to which Commercial is a party or by which Commercial is bound or committed, or the Articles of Incorporation or Code of Regulations of Commercial, or constitute an event which with the lapse of time or action by a third party, could, to the best of Commercial's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets, property or capital stock of Commercial, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of Commercial.

         (d) Except as disclosed in Subsection (d) of the Disclosure Letter, there is no litigation, action, suit, investigation or proceeding pending or, to the best of their knowledge after due inquiry of Commercial and its executive officers, overtly threatened, against or affecting Commercial or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving in excess of $5,000, and to the best of the knowledge and belief after due inquiry of Commercial and its executive officers, no one has asserted and no one has reasonable or valid ground on which it reasonably can be expected that anyone will assert any such claims against Commercial based upon the wrongful action or inaction of Commercial or its respective officers, directors or employees.

         (e) Commercial has good and marketable title to all assets and properties, whether real or personal, tangible or intangible reflected in Commercial's Balance Sheet of December 31, 1997 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1997) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of Commercial. Commercial as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by Commercial.

         (f) To the best of the knowledge after due inquiry of Commercial and its executive officers, Commercial has complied with all laws, regulations and orders applicable to it and to the conduct of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of its banking activities except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to Commercial. Except as disclosed in Subsection (f) of the Disclosure Letter, Commercial is not the subject of, nor is a party to, any regulatory actions or agreement such as letter agreements, memorandum of understanding, cease and desist order or like agreements. Commercial is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of Commercial's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

         (g) Except as disclosed in Subsection (g) of the Disclosure Letter, Commercial has not, since December 31, 1997 to the date hereof: (i) issued or sold any of its capital stock or any corporate debt securities; (ii) granted any option for the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock except as permitted pursuant to Section 9(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Agreement or the Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which become due after December 31, 1997, current liabilities included in its financial statements as of December 31, 1997, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement or the Merger Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets worth in excess of $5,000 outside the ordinary course of business;
                  (vii) made any officers' salary increase or wage increase other than in the ordinary course of business, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement;
                  (viii) suffered any damage, destruction or loss, whether or not covered by insurance, involving in excess of $5,000, affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering its business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

         (h) Except as disclosed in Subsection (h) of the Disclosure Letter, Commercial is not a party to or bound by any written or oral: (i) employment or consulting contract which is not terminable by it on 60 days or less notice, (ii) employee bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan,
                  (iii) other employee benefit or welfare plan, or (iv) other executory material agreements which in any case obligate Commercial to make any payment(s) which in the aggregate exceed $5,000 per year except for contracts terminable on

                  60 days notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth under the caption "Qualified Plans" in the Commercial Document List (hereinafter referred to collectively as the "plans") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the plans have been timely filed or delivered where failure to file would result in a penalty and/or result in disqualification of the plan. Commercial has no knowledge either of any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, or of any unreported "reportable event" (as such term is defined in ERISA) or, any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the plans. The plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA.

         (i) Commercial has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by Commercial up to the date hereof. Except as set forth in Subsection (i) of the Disclosure Letter, to the best of the knowledge and belief of Commercial all such returns are true, are correct in all material respects, and Commercial has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed together than those claims being contested in good faith and which have been disclosed to Killbuck to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment in excess of $5,000 and for which an adequate reserve has not been established. To the best of its knowledge and belief, Commercial has paid, made or will make adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief, Commercial has, or at the time the

                  Merger shall become effective will have, no liability for any taxes, interest or penalties of any nature whatsoever, in excess of $5,000 except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of Commercial as of the time the Merger shall become effective.

         (j) To the best of its knowledge and belief, but without having undertaken an environmental audit, Commercial has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos (except as disclosed in Subsection (j) of the Disclosure Letter), PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) Commercial's premises or any other real property owned or leased by Commercial other than other real estate owned, for which no investigation was conducted by Commercial, but for which Commercial has no knowledge of such, or into any water systems on or below the surface of the Commercial premises or any other real property owned or leased by Commercial other than other real estate owned, for which no investigation was conducted by Commercial, but for which Commercial has no knowledge of such from any source whatsoever. As used in this Agreement, the terms "hazardous substance," "hazardous waste," pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

         (k) Commercial has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.

         (l) Subject to their fiduciary duties, the directors of Commercial executing this Agreement shall vote the shares of Commercial held directly by them in favor of adoption of the Agreement.

         (m) All contracts and commitments (whether written or oral) that may have a material effect on the business of Commercial are disclosed in subsection (m) of the Disclosure Letter and copies of any such written contracts or commitments have been provided to Killbuck. All contracts and commitments for the lease or purchase of equipment or services have been entered into on an arm's length basis.

         (n) The deposits of Commercial are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act ("FDIA"). Commercial has paid all assessments and filed all reports required under the FDIA and is in compliance, in all material respects, with all regulatory requirements imposed in connection with the insurance of its deposits.

         (o) To the best of Commercial's knowledge and belief, the reserves for possible loan losses on the outstanding loans of Commercial (if any, as reflected in the balance sheet of Commercial as of December 31, 1997 (the "1997 Balance Sheet") are adequate to absorb all known and anticipated loan losses in the loan portfolio of Commercial, net of recoveries relating to loans previously charged off. Except as set forth in subsection (o) of the Disclosure Letter, there are no loans of Commercial the present principal balance of which is in excess of $5,000 that have been classified orally or in writing by bank examiners (regulatory or internal) as "Other Loans Specifically Mentioned," "Substandard," "Doubtful," or "Loss," as of the last examination date (which shall include the date on which any examination prior to the effective time is concluded). To the best of Commercial's knowledge and belief, each loan in the principal amount of $5,000 or greater reflected as an asset of Commercial in the 1997 Balance Sheet or acquired by Commercial since December 31, 1997, is the legal, valid and binding obligation of the obligor and any guarantor named therein, and no such loan is subject to any defense, offset or counterclaim. Except for pledges to secure public and trust deposits, to the best of Commercial's knowledge and belief, none of the investments reflected in the 1997 Balance Sheet under the heading "Investment Securities," and none of the investments made by Commercial since December 31, 1997, is subject to any restriction, whether contractual or statutory, which impairs the ability of Commercial freely to dispose of such investment at any time. Commercial is not a party to any repurchase agreements. Except as set forth in subsection (o) of the Disclosure Letter, and except for transactions aggregating less than $ 5,000, Commercial has not sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or any other person has the right, either conditionally or absolutely, to require Commercial to repurchase or otherwise re acquire any such assets.

         (p) Subsection (q) of the Disclosure Letter contains a list and a brief description of all insurance policies currently in force with respect to Commercial. All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time. Subsection (q) of the disclosure letter also contains a description of all claims in excess of $1,000 currently pending under such insurance policies, together with a list of all other claims in excess of $1,000 which have been filed during the last three (3) years and a description of the disposition thereof.

         (q) Except to the extent reflected or reserved against in the 1997 Balance Sheet or in the notes thereto, as of the date of such Balance Sheet, Commercial has no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent or otherwise, which would materially and adversely affect the financial condition, results of operations, assets, or business of Commercial.

         (r) Except for loans made in the ordinary course of business, Commercial has no business relationships, business transactions or indebtedness with or to any of its officers and directors.

9. Action by Commercial Pending Effective Time. Commercial agrees that from the date of this Agreement until the time the Merger shall become effective, except with prior written permission of Killbuck:

         (a) Beginning with the date hereof and until such time as the Merger shall become effective, Commercial will not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year. If, prior to the consummation of the Merger, Commercial shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, appropriate adjustment or adjustments will be made in the foregoing per share dividend rate.

         (b) Commercial will not issue, sell, grant any option for, or acquire for value any shares of its capital stock or otherwise effect any change in connection with its capitalization.

         (c) Except as otherwise set forth in or contemplated by this Agreement or the Merger Agreement,

                  Commercial will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

         (d) Commercial will not: (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business;
                  (ii) change its lending, investment, liability management and other policies in any respect; (iii) except as committed for adjustment as of the date hereof and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) incur or commit to any capital expenditures other than in the ordinary course of business, or
                  (v) merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person.

         (e) Commercial will not change its method of accounting in effect at December 31, 1997 except as required by changes in generally accepted accounting principles and concurred in by Commercial's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of Commercial's Federal income tax returns for the taxable year ending December 31, 1997, except for changes required by law.

         (f) Commercial will promptly advise Killbuck in writing of all material actions taken by the directors and Shareholders of Commercial, furnish Killbuck with copies of all minutes of such action and monthly interim financial statements of Commercial as they become available, and keep Killbuck fully informed concerning all developments which in the opinion of Commercial may have a material effect upon the business, properties or condition (either financial or otherwise) of Commercial.

10. Action by Killbuck Pending Effective Time. Killbuck agrees that from the date of this Agreement until the time the Merger shall become effective:

         (a) Killbuck will carry on its business in substantially the same manner as heretofore except as otherwise set forth in or contemplated by this Agreement, and Killbuck will keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

         (b) Killbuck will not change its methods of accounting in effect at December 31, 1997, except as required by changes in generally accepted accounting principles as concurred in by Killbuck's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of Killbuck's Subsidiary for the taxable year ended December 31, 1997, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger.

         (c) Killbuck will furnish Commercial with copies of monthly interim financial statements of Killbuck and keep Commercial fully informed concerning all developments which in the opinion of Killbuck may have a material effect upon the business, properties or condition (either financial or otherwise) of Killbuck.

11. Conditions to Obligations of Killbuck. The obligations of Killbuck under this Agreement and the Merger Agreement are subject, unless waived by Killbuck, to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Shareholders' equity, business or operating results of Commercial from December 31, 1997 to the time the Merger shall become effective.

         (b) Commercial shall not have paid cash dividends from the date hereof to the time the Merger shall become effective except as permitted under this Agreement.

         (c) All representations by Commercial contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Agreement or the Merger Agreement and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time. In addition, all amendments to the Disclosure Letter shall have been approved by Killbuck in accordance with Section 19.

         (d) Killbuck shall have received the opinion of legal counsel for Commercial, dated the time the Merger shall become effective, substantially to the effect set forth in Exhibit AAppendix A hereto.

         (e) Commercial shall have performed or satisfied in all material respects all undertakings, agreements and conditions required by this Agreement or the Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (f) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against Commercial which Killbuck shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for Killbuck.

         (g) Prior to the time the Merger shall become effective, Killbuck shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of Commercial as Killbuck shall have deemed prudent. In the event Commercial receives a written examination report or written agreement with a state or federal banking regulatory agency, Killbuck shall have an opportunity to review such examination report or written agreement for a period of thirty days and may, at its option, elect to terminate its obligations under this Agreement during such review period.

         (h) Holders of Commercial Common Stock who are entitled to exercise in the aggregate not more than 10% of the voting power of the issued and outstanding Commercial Common Stock as of the time the Merger shall become effective shall have taken steps to perfect their rights as dissenting Shareholders pursuant to the provisions the Sections 1115.19 and 1701.85 of the Ohio Revised

                  Code so that if, at the time the Merger shall become effective, holders of more than 10% of such shares shall have taken such steps, Killbuck may, at its option, refuse to consummate the Merger.

         (i) Commercial shall have furnished Killbuck certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of Commercial and dated the time the Merger shall become effective, to the effect that to the best of their knowledge, after due inquiry, the conditions described in Paragraphs (a), (b), (c), and (f) of this Section 11 have been fully satisfied.

         (j) Killbuck shall have received from each Affiliate a certificate in the form specified by Killbuck.

         (k) Killbuck shall have received from Commercial the officers' certificates required pursuant to Section 4 (m) hereof.

         (l) Each of (i) the Board of Directors of Commercial, (ii) Commercial' shareholders and (iii) Killbuck's shareholders shall have approved this Agreement and the Agreement of Merger.

         (m) Prior to the Closing, Commercial will have provided Killbuck with a list of all certificates of deposit or checking, savings or other deposits and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of Commercial and their affiliates as of the last day of the calendar month immediately prior to the Closing. In addition, Commercial shall provide Killbuck with a list of (i) all certificates of deposit, checking, savings or other deposits in excess of $100,000 and (ii) all customers with aggregate deposits in excess of $100,000.

         (n) Killbuck shall have received evidence, satisfactory to it, that Commercial shall have taken such actions as are necessary to secure supplemental Medicare medical insurance (to be implemented at or prior to the effective time of the Merger) for any former director of Commercial presently insured on Commercial's group medical insurance policy, and caused the corresponding removal from the group term medical insurance policy of Commercial such director and such director's family.

12. Conditions to Obligations of Commercial. The obligations of Commercial under this Agreement or the Merger Agreement are subject, unless waived by Commercial, to the satisfaction on or prior to the time the Merger shall become effective of the following conditions:

         (a) There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Shareholders' equity, business, or operating results of Killbuck from December 31, 1997, to the time the Merger shall become effective.

         (b) All representations by Killbuck contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the time the Merger shall become effective as though such representations were made at and as of said date, except for changes contemplated by this Agreement and the Merger Agreement, and except also for representations as of a specified time other than the time the Merger shall become effective, which shall be true in all material respects at such specified time.

         (c) Commercial shall have received the opinion of counsel for Killbuck dated the time the Merger shall become effective substantially to the effect set forth in Exhibit B hereto.

         (d) Killbuck shall have performed or satisfied in all material respects all undertakings, agreements and conditions required by this Agreement and the Merger Agreement to be performed or satisfied by it at or prior to the time the Merger shall become effective.

         (e) At the time the Merger shall become effective, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against Killbuck which Commercial shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for Commercial and its Shareholders.

         (f) Killbuck shall have furnished Commercial a certificate, signed by the Chairman or President and by the Secretary or Assistant Secretary of Killbuck and dated the time the Merger shall become effective to the effect that to the best of their knowledge after due inquiry the conditions described in Paragraphs (a), (b), and (e) of this Section 12 have been fully satisfied.

         (g) Killbuck and Commercial shall have received the tax opinion called for pursuant to Section 6 of this Agreement and there shall exist as of, at or immediately prior to the time the Merger shall become effective no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

         (h) Prior to the time the Merger shall become effective, Commercial shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of Killbuck as Commercial shall have deemed prudent. In the event Killbuck receives a written examination report or written agreement with a state or federal banking regulatory agency, Commercial shall have an opportunity to review such examination report or written agreement for a period of thirty days and may, at its option, elect to terminate its obligations under this Agreement during such review period.

13. Conditions to Obligations of All Parties. In addition to the provisions of Sections 11 and 12 hereof, the obligations of Killbuck and Commercial to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the time the Merger shall become effective:

         (a) The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors or the party asserting a failure of a condition under this Section 13(a) shall in good faith determine, with the advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party. It is understood that, if any contest as aforesaid is brought by formal proceedings, Killbuck may, but shall not be obligated to, answer and defend such contest. Killbuck shall notify Commercial promptly upon receipt of all necessary governmental approvals.

         (b) The registration statement required to be filed by Killbuck pursuant to Section 4(c) of this Agreement shall have become effective by an order of the Securities and Exchange Commission or a suitable exemption shall be available therefrom, the shares of Killbuck Common Shares to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws, and if filed there shall have been no stop order issued or threatened by the Securities and Exchange Commission that suspends or would suspend the effectiveness of the registration statement, and no proceeding shall have been commenced, pending or overtly threatened for such purpose.

         (c) This Agreement and the Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the Shareholders of Commercial.

14. Non-survival of Representations and Warranties. The respective representations and warranties of Killbuck and Commercial set forth shall expire at the effective time of the Merger.

15. Governing Law. This Agreement shall be construed and interpreted according to the applicable laws of the State of Ohio.

16. Assignment. This Agreement and the Merger Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor the Merger Agreement nor any of the rights, interest, or obligations hereunder or thereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

17.      Satisfaction of Conditions; Termination.

         (a) Killbuck agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to Killbuck, and Commercial agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to Commercial. If any material condition to the obligations of Killbuck set forth in Section 11 or 13 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Killbuck, or if any material condition to the obligations of Commercial set forth in
                  Section 12 or 13 is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Commercial, or if at any time prior to the time the Merger shall become effective, it shall become reasonably certain that such condition will not be substantially satisfied and such condition is not waived by Killbuck or Commercial, as the case may be, either Killbuck or Commercial may terminate this Agreement by written notice to the other party after the expiration of fifteen (15) days written notice to the other party during which time such other party shall have an opportunity to cure such defect in said condition. This Agreement may be terminated and abandoned (either before or after the meetings of Shareholders contemplated hereby) by mutual written consent of Killbuck and Commercial authorized by their respective Boards of Directors. In the event of such termination caused otherwise than by breach of this Agreement by any of the parties hereto, this Agreement shall cease and terminate, the acquisition of Commercial as provided herein shall not be consummated, and neither Killbuck nor Commercial shall have any further liability under this Agreement of any nature whatever, including any liability for damages. In the event this Agreement is terminated, the duties of both parties with respect to confidential information set forth in Sections 4(d) shall survive any such termination. In addition to the other grounds for termination of this Agreement set forth herein, this Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by February 1, 1999, or the date of such notice, whichever is later.

         (b) If termination of this Agreement shall be judicially determined to have been caused by breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of its counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related actions and its Shareholders' meetings and actions.

18. Waivers, Amendments. Any of the provisions of this Agreement may be waived at any time by the party which is, or the Shareholders of which are, entitled to the benefit thereof, by resolution of the Board of Directors of such party. This Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Agreement and which makes reference to this Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of Killbuck and Commercial at anytime prior to a favorable vote of such party's Shareholders, (if such shareholder approval is otherwise required) but may be made after a favorable vote by the Shareholders (if such shareholders approval is otherwise required) of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Agreement for the Shareholders of such party and will not require resolicitation of any proxies from such Shareholders.

19. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Killbuck and Commercial or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of Commercial by Killbuck. This Agreement, including the exhibits and schedules hereto (which shall include the Disclosure Letter and the Merger Agreement) together constitute the entire agreement of the parties, and there are no agreements or commitments except as set forth herein and therein. This Agreement and the Merger Agreement may only be amended in a writing signed by the parties hereto and thereto. The Disclosure Letter may be amended by Commercial from time to time after the date hereof upon the prior written consent of Killbuck.

20. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

21. Notices. All notices and other communications hereunder shall be deemed to have been duly given if forwarded by regular First Class United States Mail, postage prepaid, or a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail in the same manner as herein provided.

                  a)  If to Killbuck, to:

                  Luther E. Proper
                  President
                  Killbuck Bancshares, Inc.
                  165 N. Main
                  Killbuck, OH  44637

                  With copies to:

                  Martin D. Werner, Esq.
                  Werner & Blank Co., LPA
                  7205 W. Central Ave.
                  Toledo, OH  43617
                  (419) 841-8051/PH
                  (419) 841-8380/FX

                  (b)  If to Commercial, to:

                  Mr. Robert K. Wagner
                  President
                  Commercial and Savings Bank Co.
                  701 South Market Street
                  Danville, OH  43014

                  With copies to:

                  Clifford A. Roe, Jr., Esq.
                  Dinsmore & Shohl, L.L.P.
                  1900 Chemed Center
                  255 East Fifth Street
                  Cincinnati, Ohio  45202-3172
                   (513) 977-8200/PH
                   (513) 977-8141/FX

22. Publicity. Killbuck and Commercial agree to consult with and obtain the consent of the other, prior to any media release or other public disclosures as to the matters covered by this Agreement, except as may be required by law.

24. Knowledge. Whenever a representation or warranty is made herein as being "to the knowledge of" a party hereto or the officers or directors thereof, it is understood that an officer has made or caused to be made by personnel or representatives competent to determine the accuracy thereof (and the results thereof reported to him) an investigation which is appropriate to determine the accuracy of such representation or warranty.

         IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.


ATTEST:                                       Killbuck Bancshares, Inc.,



   Killbuck Bancshares, Inc.                  By:    /s/ Luther E. Proper
-----------------------------------              -------------------------------
By:      /s/ Craig Lawhead                           Luther E. Proper, President
   --------------------------------
Its:     V.P./Treasurer
    -------------------------------


ATTEST:                                       Commercial and Savings Bank Co.



    /s/ Judy C. Klavins                       By:   /s/ Robert K. Wagner
-----------------------------------              ------------------------------
By:      Judy C. Klavins                            Robert K. Wagner, President
   --------------------------------

Its:     Vice President/Cashier
    -------------------------------


As individuals and with respect solely to the understanding made in Section 8(l) of this Agreement.

   /s/ Robert K. Wagner                       /s/ Lanny A. Parrish
-----------------------------------           ---------------------------------

   /s/ Richard E. Burwell
-----------------------------------           ---------------------------------

   /s/ Theodore A. Bratton
-----------------------------------           ---------------------------------

   /s/ Donald D. Rogers
-----------------------------------           ---------------------------------

   /s/ Donald C. Weiser
-----------------------------------           ---------------------------------

   /s/ Wendell Spearman
-----------------------------------           ---------------------------------

                                                                     APPENDIX A

                                MERGER AGREEMENT

         THIS MERGER AGREEMENT (this "Agreement") dated as of __________, 1998, is by and between The Killbuck Savings Bank Company, Ohio ("Killbuck Bank"), an Ohio state banking corporation and wholly owned subsidiary of Killbuck Bancshares, Inc., ("Killbuck") and Commercial and Savings Bank Co., Danville, Ohio ("Commercial"), an Ohio state banking corporation and is joined in by Killbuck, the sole shareholder of Killbuck Bank.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Killbuck Bank and the Board of Directors of Commercial have determined that it is in the best interests of the Killbuck Bank and Commercial to merge Commercial with and into Killbuck Bank in accordance with the provisions of the laws of the State of Ohio (the "Merger"); and

         WHEREAS, the Board of Directors of Commercial and the Board of Directors of Killbuck Bank have each adopted a resolution approving this Agreement and have directed that the Merger Agreement be submitted to the shareholders of Commercial and Killbuck Bank entitled to vote in respect thereof for adoption and approval;

         NOW, THEREFORE, the parties hereto, subject to the terms and conditions contained herein, agrees as follows:

                                    ARTICLE I

                            Constituent Corporations

         Commercial and Killbuck Bank shall be the constituent banking corporations with respect to the Merger.

                                   ARTICLE II

                                     Merger

         Effective as of the date set forth in the Certificate of Merger filed in accordance with Section 1115.11 (F) of the Ohio Revised Code with the Superintendent of Banks for the State of Ohio (the "Effective Time"), Commercial shall be merged into Killbuck Bank and Killbuck Bank shall be the surviving banking corporation (the "Surviving Corporation"), which after the effective time of the Merger shall be known as "The Killbuck Savings Bank Company."

                                   ARTICLE III

                         Articles of Incorporation, Etc.

1. At the Effective Time, the Articles of Incorporation and Code of Regulations of Killbuck shall constitute the Articles of Incorporation Code of Regulations of the Surviving Corporation.

2.       The  Surviving  Corporation's  main office shall be located
         165 N. Main St., Killbuck, Ohio, until otherwise changed in accordance with law.

3. The officers of Killbuck Bank immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until his respective successor is duly elected or appointed and qualified in accordance with the provisions of the Articles of Incorporation and Code of Regulations of the Surviving Corporation and of applicable law, or until his earlier death, resignation or removal. The officers of Commercial immediately prior to the Effective Time shall be appointed as officers of the

         Surviving Corporation by the Board of Directors immediately after the Effective Time, to hold such officer and titles as shall be determined by the Board of Directors of the Surviving Corporation.

                  4. The directors of the Surviving Corporation shall be all of the directors of Killbuck immediately prior to the Effective Time.


                                   ARTICLE IV

         Manner of Converting and Exchanging Stock and Capital Structure

1. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporation's stock at the Effective Time shall be as follows.

         Conversion and Exchange of Shares.

         (a)      At the time the Merger shall become effective;

                  (i) All of the outstanding certificates for shares of Commercial Common Stock shall, subject to statutory dissenters rights as provided Ohio Revised Code
                           Section 1115.19 and 1701.85, be converted into the right to receive .4317 duly authorized, validly issued, fully paid and non-assessable Killbuck Common Shares, subject to pro rata adjustment in the event of any stock dividend, stock split or other general distribution of Killbuck Common Stock prior to the Merger.

                  (ii) The shares of Killbuck Common Stock issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation and shall be held by Killbuck.


         (b) No fractional shares or scrip representing fractional Killbuck Common Shares will be issued by Killbuck in connection with the Merger, but in lieu thereof, any holder of Commercial Common Stock entitled to such a fractional share shall, upon surrender of the certificate or certificates formerly representing such Commercial Common Stock, be paid cash, without interest, by Killbuck for such fractional share(s). The cash paid for fractional shares shall be based upon $350 per share of Killbuck Common Shares.

         (c) As soon as practicable after the time the Merger shall become effective, and subject to the provisions set forth above relating to the fractional shares, Killbuck will distribute to the former holders of Commercial Common Stock in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing shares of Commercial Common Stock the certificate(s) for Killbuck Common Shares in accordance with the provisions regarding the exchange of shares of Commercial Common Stock set forth in paragraph 1(a)(i) of this Merger Agreement. Each certificate formerly representing Commercial Common Stock (other than certificates representing shares of Commercial Common Stock subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole Killbuck Common Shares and cash for fractional share interests in Killbuck Common Shares into which such shares have been converted. Certificates representing shares of Commercial Common Stock held by a stockholder of Commercial, shall be aggregated together in determining the number of fractional shares for which such shareholder shall receive cash as provided for herein. Until surrender of the certificate or certificates formerly representing shares of Commercial Common Stock, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of Killbuck Common Shares. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to Killbuck as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the time the Merger shall become effective on the whole Killbuck Common Shares represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the time the Merger shall become effective, the holders of certificates formerly representing shares of Commercial Common Stock shall cease to have rights with respect to such shares except such rights, if any, as a holder of certificates formerly representing shares of Commercial Common Stock may have as dissenting shareholders pursuant to Ohio law and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for Killbuck Common Shares in accordance with this Merger Agreement.

                  Certificates formerly representing shares of Commercial Common Stock surrendered for cancellation by each shareholder entitled to exchange shares of Commercial Common Stock for Killbuck Common Shares by reason of the Merger shall be accompanied by such appropriate instruments of transfer as Killbuck may reasonably require, provided, however, that if there be delivered to Killbuck by any person who is unable to produce any such certificate formerly representing shares of Commercial Common Stock for transfer (i) evidence to the reasonable satisfaction of Killbuck that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement as reasonably may be requested by Killbuck to save it harmless, and (iii) evidence to the reasonable satisfaction of Killbuck that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive Killbuck Common Shares pursuant to this Merger Agreement, then Killbuck (or an Exchange Agent, as the case may be), in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing Killbuck Common Shares which such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed certificate representing shares of Commercial Common Stock.

2. After the Effective Time, there shall be no transfers of the stock transfer books of Killbuck Bank of any certificates representing shares of Killbuck Bank Common Stock. After the Effective Time, upon presentation to the Surviving Corporation of certificates formerly representing capital stock of Killbuck Bank, such certificates shall be canceled.

3. The Resulting Corporation shall have a capital structure equal to the following:

         (a) Common stock of $2,700,000, consisting of 5,400 shares o $500 par value all of which will be issued and outstanding immediately following the Effective Time of the Merger; and

         (b)      Surplus of $3,853,300; and

         (c) Net Undivided undivided profits, including capital reserves, of $18,237,291, adjusted for all earnings and losses between January 1June 30, 1998, and the Effective Time of the Merger.

                                    ARTICLE V

                                Effect of Merger

         From and after the Effective Time, the Surviving Corporation shall have all of the rights, interests, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal and mixed), all debts due on whatever account, and all other chooses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

                                   ARTICLE VI

                              Surviving Corporation

         From and after the Effective Time, the Surviving Corporation shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

                                   ARTICLE VII

                                Further Documents

         If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Corporation, including, but not limited to, filing with each court or other public tribunal, agency or officer by which Commercial or Killbuck Bank have been appointed in the capacity of fiduciary or agent, and in the court file of each estate, suit or proceeding in which any of them has been acting, a statement setting forth the information required by law or otherwise to carry out the provisions hereof.

                                  ARTICLE VIII

                                   Termination

         Notwithstanding the adoption and approval of this Agreement and the Merger by the shareholders of Commercial and Killbuck Bank, this Agreement and the Merger may be terminated:

         (a) At any time prior to the Effective Time, by the mutual consent of the Boards of Directors of Commercial and Killbuck Bank; or

         (b) This Merger Agreement shall automatically terminate in the event of the termination of the Agreement and Plan of Reorganization dated April 13, 1998 by and between Commercial and Killbuck to which it relates.

         (c) At any time prior to the Effective Time, by Commercial or Killbuck Bank if there shall have been a final judicial determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement or of the Merger is illegal, invalid or unenforceable;

         In the event that this Agreement is terminated pursuant to this Article

VIII, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

                                   ARTICLE IX

                    Conditions to Consummation of the Merger

         The consummation of the Merger pursuant to this Merger Agreement and the obligations of the parties hereto is subject to the satisfaction of the provisions and conditions of the Agreement and Plan of Reorganization by and between Commercial and Killbuck dated April 13, 1998.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by the following directors and officers thereunto duly authorized as of the day and year first written above.


Commercial and Savings Bank Co.:               The Killbuck Savings Bank Company

By:                                            By:
   ----------------------------                   ------------------------------
Robert K. Wagner, President                    Luther  E. Proper, President

Attest:                                        Attest:



-------------------------------                ---------------------------------
by:                                            by: Jon D. Boley
   ----------------------------
its:                                           its: Cashier
    ---------------------------



Killbuck Bancshares, Inc.:

By:
   ----------------------------
Luther E. Proper, President

Attest:



-------------------------------
by: Jon D. Boley
its: Secretary

                                   APPENDIX B
                    OPINION OF COMMERCIAL'S FINANCIAL ADVISOR

September 18, 1998


Board of Directors
Commercial & Savings Bank Company
701 South Market Street
P. O. Box 50
Danville, Ohio 43014-0050

Attention:         Robert K. Wagner., President

Members of the Board:

You have requested our opinion as to the fairness to Commercial and Savings Bank Co., Inc ("Commercial") and its shareholders, from a financial point of view, of the terms of the Merger Agreement ("Merger") dated April 13, 1998 between Killbuck Bancshares, Inc. ("Killbuck") and Commercial and Savings Bank Co., Inc. The Merger will be completed through a merger of Commercial with and into Killbuck. Commercial will become, as a result, a wholly-owned subsidiary of Killbuck.

Subject to dissenters' rights, all of the outstanding shares of Commercial will be converted into the right to receive shares of Killbuck as set forth in the Exchange Ratio provision of the Merger. Based on the Exchange Ratio, shareholders of Commercial will receive .4317 shares of Killbuck for each share of Commercial held at the time of the Merger, subject to adjustment in the event of any stock dividend, stock split or other general distribution of Killbuck Common Stock prior to the Merger.

We analyzed various public and non-public sources of information in developing our opinion, included but not limited to, (i) financial data of Commercial from December 31, 1993 through March 31, 1998 from published annual reports, internal bank reports, and interviews with bank management; (ii) financial data regarding Killbuck from publicly available regulatory reports; (iii) comparative financial data of peers for each institution from public sources (iv) published reports from various sources regarding transactions similar in nature to that proposed in the Merger; and (v) the Merger Agreement itself.

Our analysis forecasted the potential future flow of income likely to be generated by Commercial, over a ten-year horizon. This step required both a study of historical trends of Commercial from national peer group data to develop a consensus on assumptions used to forecast potential future results. The assumptions were considered to be reasonable and attainable should Commercial have continued to operate without the merger. We then calculated the present value of that ten-year flow of income to arrive at both a multiple of book value and a price-to-earnings ratio to suggest a probable trading range for the shares of Commercial.

We also analyzed the financial performance of Killbuck compared with banks with similar characteristics using available peer group data, other sources similar to those provided by Commercial, and a stock valuation conducted for the bank as of October 31, 1997. We continued our analysis of Killbuck by forecasting its earnings performance over the same ten-year time horizon as we used in the analysis of Commercial.

Using the forecasts developed for the two institutions, we then constructed a pro forma balance sheet and income statement representing a merger of the institutions. We considered various methods of determining possible percentages of ownership to each institution's shareholders. In all instances the proposed exchange ratio compared favorably to the results derived from those calculations from the perspective of the shareholders of Commercial.

We also considered the merger in light of similar recent transactions and the share prices, based on recent trades, of the two institutions and again found the results to be fair and equitable to the shareholders of Commercial.

In conducting our analysis, we assumed the information provided to us or publicly available was both accurate and complete. We assumed further that the transaction was a tax-free reorganization without adverse tax implications to the shareholders of either Commercial or Killbuck shareholders, and that the transaction will be completed as planned without other conditions which would work to the detriment of the shareholders of Commercial.

Based on our analysis as described and qualified above, we believe that the terms of the Merger, from a financial viewpoint, are fair and equitable to the shareholders of Commercial and Savings Bank Co.

Commercial will pay Young & Associates, Inc. a fee for the issuance of the fairness opinion plus reasonable out-of pocket expenses, and will indemnify Young & Associates against certain liabilities, including liabilities under the securities laws.




                            Young & Associates, Inc.

                                   APPENDIX C

                        Ohio Revised Code Section 1701.85
          Qualifications of and Procedures for Dissenting Shareholders

            Section 1701.85 - Qualifications of and Procedures for
                           Dissenting Shareholders.

(A)      (1)      A shareholder of a domestic corporation is entitled to
                  relief as a dissenting shareholder in respect of the proposals in Sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than 10 days after the date on which the vote on such proposal was taken at the meeting of the shareholders, the shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, stating his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

         (3)      The dissenting shareholder entitled to relief under division
                  (C) of Section 1701.84 of the Revised Code in the case of a merger pursuant to Section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of Section 1701.801 of the Revised Code in the case of a merger pursuant to Section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after he has been sent the notice provided in
                  Section 1701.80 or 1701.801 of the Revised Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new corporation, whether served before, on, or after the effective date of the merger or consolidation.

         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, he, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested, in order that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the shareholder. Failure on the part of the shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to him within 20 days after the lapse of the 15 day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificate securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. Such request by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder shall have come to an agreement on the fair cash value per share of the shares as to which he seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new corporation, within three months after the service of the demand by the shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation which issued such shares is located, or was located at the time when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within the period of three months, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such complaint is required. Upon the filing of the complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which the summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in Division (D) of this section is applicable, the fair cash value of the shares as agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to that on which the vote by the shareholders was taken and, in the case of a merger pursuant to Section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value of it exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

(D) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if:

         (1) Such shareholder has not complied with this section, unless the corporation by its directors waives such failure;

         (2) The corporation abandons, or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption, of the action involved;

         (3) The shareholder withdraws his demand, with the consent of the corporation by its directors;

         (4) The corporation and the dissenting shareholder shall not have come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation shall have filed or joined in a complaint under Division (B) of this section within the period provided.

(E) From the time of giving the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated otherwise than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION oF DIRECTORS AND OFFICERS.

         Ohio General Corporation Law ("OGCL") provides that Ohio corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person: (i) acted in good faith and (ii) the individual believes his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

         The OGCL further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director, officer, employee or agent was a party because the individual was or is a director, officer, employee or agent of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. The OGCL also provides that a corporation may purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employer or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprises, against liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee, or agent.

         Registrant maintains a directors' and officers' liability insurance policy for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

         The exhibits filed pursuant to this Item 21 immediately follow the
Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 provided by Item 601 of Regulation S-K.

Exhibit Number                        Description

       (1)                 Not Applicable.

       (2) The Merger Agreement by and between Killbuck Bancshares, Inc. and Commercial and Savings Bank Co., dated April 13, 1998, is attached as Exhibit A to the Proxy Statement-Prospectus.

Exhibit Number                          Description

       (3)                 Articles of Incorporation and Code of Regulations.

                           A. Registrant's Articles of Incorporation are incorporated herein by reference from its Form 10 Registration Statement, as amended, File #0-24147, effective June 30, 1998.

                           A.1    Amendment to Articles of Incorporation.

                           B.     Registrant's Code of Regulations are
                                  incorporated herein by reference from its Form 10 Registration Statement, as amended, File #0-24147, effective June 30, 1998.

       (4) Instruments defining the rights of Killbuck Bancshares, Inc. shareholders, including indentures.

                           A. Instruments defining the rights of Killbuck Bancshares, Inc. shareholders are included in the Articles of Incorporation and Code of Regulations.

       (5) Opinion of Werner & Blank Co., L.P.A., regarding Killbuck Bancshares, Inc. Common Stock, and Consent

       (8) Opinion of Werner & Blank Co., L.P.A., regarding certain tax matters, and Consent.

       (9)                 Not Applicable.

       (10) The Agreement and Plan or Reorganization with Commercial Savings Bank Company is enclosed as an exhibit to the Proxy/Prospectus filed as a part of this registration statement.

       (11) Not Applicable - Registrant has a simple capital structure comprised of solely common stock and no debt securities outstanding.

       (12) Not Applicable - Registrant has a simple capital structure comprised of solely common stock.

       (15)                Not Applicable

       (16)                Not Applicable.

Exhibit Number                                Description

       (21) The Registrant has a single subsidiary, namely Killbuck Savings Bank Company, 165 N.
                           Main Street, Killbuck, Ohio  44637.

       (22)                None.

       (23)                Consents of Experts and Counsel.

                           A.       Consent of S. R. Snodgrass, AC

                           B.       Consent of Young & Associates, Inc.

                           C. Consent of Werner & Blank Co., L.P.A. (the consent is contained in that firm's opinions filed as Exhibits (5) and (8)).

       (24)                Power of Attorney.

       (25)                Not Applicable.

       (26)                Not Applicable.

       (27)                Financial Data Schedule

       (99)                Additional Exhibits.

                           Form of Proxy to be delivered to Shareholders of Commercial and Savings Bank Co.

ITEM 22.  UNDERTAKINGS.

A.       The undersigned Registrant hereby undertakes as follows:
    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information set forth in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
         Section  15(d)  of  the  Securities   Exchange  Act  of  1934  that  is
         incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  Insofar as indemnification for liabilities arising under the
         Securities   Act of 1933 may be permitted to officers,  directors,
         and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the Effective Date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Killbuck, State of Ohio, this 24th day of September, 1998.

                            Killbuck Bancshares, Inc.

                            By:/s/ Luther E. Proper
                               ---------------------------------
                               Luther E. Proper
                               President & CEO

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Further, each signature shall designate authorization of and pursuant to the power of attorney herein described.


/s/ Luther E. Proper                                                 9-24-98
---------------------------------------------                       ---------
Luther E. Proper, President, CEO & Director


/s/ Craig A. Lawhead                                                 9-24-98
---------------------------------------------                       ---------
Craig A. Lawhead, Executive Vice President,
(Principal Accounting Officer)

Richard L. Fowler, Director
Robert D. Bell, Director
Thomas D. Gindlesberger, Director
Dean J. Mullet, Director
*Kenneth E. Taylor, Director
*John W. Baker, Director
*Michael S. Yoder, Director
*Allan R. Mast, Director


*By: /s/ Luther E. Proper                                      9-24-98
     -----------------------------------                      ---------
     Luther E. Proper, Attorney-in-Fact

                                  Exhibit Index

Exhibit 3A.1              Amendment to Articles of Incorporation

Exhibit 5                 Legal Opinion - Werner & Blank Co., LPA

Exhibit 8                 Tax Opinion - Werner & Blank Co., LPA

Exhibit 23                Consents of Experts and Counsel

                          A.  Consents of S.R. Snodgrass, AC

                          B.  Consent of Young & Associates, Inc.

                          C. Consent of Werner & Blank Co., L.P.A. (the consent is contained in that firm's opinions filed as Exhibits (5) and (8)).


Exhibit 24                Power of Attorney

Exhibit 27                Financial Data Schedule

Exhibit 99                Form of Proxy Card


B-Form of Proxy Card for Special Meeting of Commercial and Savings Bank Co.